As filed with the Securities and Exchange Commission on April 28, 2023

Registration No. 333-239300

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERIT LIFE INSURANCE CO.

(Exact name of registrant as specified in its charter)

Texas	6311	35-1005090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Merit Life Insurance Co.

1900 South Blvd., Suite 300 Charlotte, NC 28203

(833) 637-4854

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David M. Anderson

President & Chief Executive Officer

Merit Life Insurance Co.

1900 South Blvd., Suite 300 Charlotte, NC 28203

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gayle Levy

Brickell Insurance Holdings LLC

600 Brickell Ave Suite 1900 Miami, FL 33133

Stephen E. Roth, Esq.

Ronald Coenen Jr., Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, NW

Washington, DC 20001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

BANYAN

FIXED CONTINGENT DEFERRED ANNUITY CONTRACT ISSUED BY

MERIT LIFE INSURANCE CO.

This prospectus provides information about the Fixed Contingent Deferred Annuity Contract issued by Merit Life Insurance Co. that you should know before purchasing the Contract, including a description of all of the material rights and obligations under the Contract and including any material state variations identified in the state filing and approval process.

It is important that you read the Contract. Your Contract is the formal contractual agreement between you and Merit Life Insurance Co. This prospectus describes the material rights and obligations under the Contract and is meant to help you decide if the Contract will meet your needs. Please carefully read this prospectus and any related documents and keep everything together for future reference.

The Contract is designed to effectively provide a lifetime income floor for an annuitant. The Contracts are made available only to clients of certain Financial Firms with which we have entered into agreements. The Contract provides for a fixed stream of payments to an annuitant for life if the value of the related account at the client’s Financial Firm is reduced to zero during the lifetime of the annuitant due to making certain withdrawals. The amount of the periodic payments will be dependent upon the value of the covered account at the time the first withdrawal from the account is made following the Contract’s vesting period. The assets in the covered account will continue to be owned by the accountholder and be managed by the client’s investment adviser, and will not be managed by Merit Life Insurance Co.

The Contract is a complex insurance vehicle. Prospective purchasers should not construe the contents of this prospectus as legal, tax, or financial advice. You should speak with a financial professional about the Contract’s features, benefits, risks and fees, and whether it is appropriate for you based upon your financial situation and objectives. The registrant’s obligations under the Contract are subject to the financial strength and claims paying ability of the registrant.

INTE Securities LLC acts as our principal underwriter and uses its best efforts to assist us in the distribution of the Contracts in this offering, but INTE Securities, LLC is not obligated to purchase any Contracts that are being offered in this offering.

An investment in this Contract is subject to risks, including the possible loss of principal. See “Risk Factors” beginning on page 6. The Contracts are not deposits or obligations of, or guaranteed or endorsed by, any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, Federal Reserve Board, or any other government agency. If Merit’s agreement with your Financial Firm terminates, your Contract will automatically terminate unless it is moved to another Financial Firm with whom we have an agreement in place. Either we or your Financial Firm may, in our or their sole discretion, terminate the contract regardless of what you do.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 1, 2023

CERTAIN IMPORTANT INFORMATION

This Prospectus

You should rely only on the information contained in this prospectus, and you may refer to your Contract. A form of the Contract is filed as an exhibit to our registration statement with the Securities and Exchange Commission (“SEC”), as well. We have not, and the principal underwriter has not, authorized any other person to provide information that is different from that contained in this prospectus or in the Contract. If anyone provides you with different or inconsistent information, you should not rely on it. We and the principal underwriter are offering to sell and seeking offers to purchase Contracts only in jurisdictions where such offers and sales are permitted. Information contained on our website, or any other website operated by us, is not part of this prospectus and shall not be deemed incorporated by reference herein.

Frequently used Terms

We have used simple, clear language as much as possible in this prospectus. However, by the very nature of the Contracts certain technical words or terms are necessary. Unless the context otherwise requires, as used in this prospectus:

•	“The Company,” “Merit,” “we,” “us,” “our,” and similar terms mean Merit Life Insurance Co.

•	“You” and “your” refer to owners of the Contracts.

•	“Account” means your account at your Financial Firm in relation to which we will provide coverage under the Contract.

•	“Annuitant” means the person upon whose continued life we will make payments should a Covered Event occur and to whom payments are made.

•	“Benefit Amount” means the amount we will pay each Income Year to the Annuitant after the Covered Event has occurred.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•

“Contract” or “Banyan” means the agreement governing the Fixed Contingent Deferred Annuity product embodied in the individual annuity contract or certificate pursuant to a group annuity contract issued by Merit Life Insurance Co. and containing the terms and conditions of such product.

•	“Covered Event” means the date the value of your Account becomes zero for reasons other than an Excess Withdrawal.

•

“Cure Period” means the 30-day period allowed to cure a breach from the target portfolio investment guidelines applicable to the Contract. This period begins to run from the date that we send notice to you and/or your Financial Firm of such breach.

•	“Eligible Contribution” means a contribution made into your Account after the Issue Date for which the Vesting Period for that contribution has passed.

•

“Excess Withdrawal” means either (i) any withdrawal during the Vesting Period; or (ii) any amount withdrawn on or after the Exercise Date that exceeds the Income Amount for the then current Income Year. Excess Withdrawals reduce your subsequent Income Amount proportionately in the manner we specify in the Contract as described herein.

•	“Exercise Date” means the date of your first withdrawal after the Vesting Period. This first withdrawal must occur by the Annuitant’s age 95.

•	“Fee” means the amount that you owe us for coverage under your Contract.

•	“Financial Firm” means a registered investment advisory firm, also sometimes referred to as a wealth management firm, we approve to hold an Account in relation to a Contract.

•

“Income Amount” means a value we calculate as of the Exercise Date. We determine the Income Amount initially by applying the guarantee income percentage of 5% to the Income Base. Subsequently, we increase the Income Amount due to Eligible Contributions to your Account or decrease the Income Amount due to Excess Withdrawals. If the Covered Event occurs, the Benefit Amount equals the then current Income Amount.

•	“Income Base” means the value we use to determine your Income Amount, and is initially calculated on the Exercise Date. The Income Base is the greater of:

(a)	the value of your Account on your Contract’s Issue Date plus any Eligible Contributions and less the proportional impact of Excess Withdrawals from the Issue Date until the Exercise Date; or

(b)

the value of your Account on the Exercise Date reduced by the value of (i) any contributions to your Account that have not vested and (ii) the proportional impact of any Excess Withdrawals from the Issue Date until the Exercise Date.

After the Exercise Date the Income Base may be adjusted by Eligible Contributions and the proportional impact of any Excess Withdrawals.

•	“Income Year” means a one year period measured from the Exercise Date or any anniversary of the Exercise Date.

•	“Issue Date” means the date we issue the Contract and initiate its protection.

•

“Vesting Period” means one period for the Contract and a separate period for each separate contribution to your Account after the Issue Date of your Contract, if any. For the Contract, the Vesting Period is from the Issue Date to the later of the Annuitant’s age 65 or two years from the Issue Date. As to each separate contribution to your Account after the Issue Date, if any, the Vesting Period is two years from the date of that contribution to your Account. Making contributions to your Account after the Issue Date does not lengthen the Vesting Period for the Contract.

PROSPECTUS SUMMARY

This summary is intended as a basic overview of information contained elsewhere in this prospectus. To fully understand the Contract and a decision of whether or not to purchase, you should read this entire prospectus, noting in particular those circumstances that can lead to termination of your Contract and the discussion of risks identified in the “Risk Factors” section starting on page 6. Note that the Contract may not be currently available in all states, may vary in your state, or may not be available in relation to accounts at all financial firms.

Product Overview

Contingent Deferred Annuities

A fixed contingent deferred annuity (“CDA”) is an insurance product that establishes a life insurance company’s obligation to make periodic payments for the annuitant’s lifetime at the time designated investments, which are not owned or held by the insurer, are depleted to a contractually defined amount due to contractually permitted withdrawals, market performance, fees and/or other charges. A CDA effectively establishes a lifetime income floor, which protects the annuitant from depletion of an account due to adverse market movements or increased longevity. This is because the underlying investment account remains the property of the account owner, and if the value of the investment increases in an amount that is greater than that required to cover the approved withdrawals over the course of the annuitant’s life, the account owner or the owner’s heirs will realize that benefit of any appreciation in their account. A CDA will provide regular periodic payments to the annuitant upon the occurrence of certain specified conditions (such as the annuitant’s account being reduced to zero through permitted withdrawals) which are described in the related CDA contract. The investment account remains owned and controlled by the purchaser of the CDA.

Merit’s Fixed Contingent Deferred Annuity Contract

The Fixed Contingent Deferred Annuity Contract offered by Merit is a CDA that provides for a fixed stream of payments to the Annuitant for life if the value of the purchaser’s Account is reduced to zero during the lifetime of the Annuitant due to making certain withdrawals. The amount of the cash payments made if a Covered Event occurs depends upon the value of the Account at the time of the first withdrawal from the Account following the Vesting Period. The Contract provides that the purchaser will be able to withdraw up to 5% of the value of the Account (valued at the greater of the value of the Account on the Issue Date or the Exercise Date, as adjusted by contributions and withdrawals). To the extent the Account is reduced to zero due to the withdrawals during the life of the Annuitant, we will pay Benefit Amounts to the Annuitant equal to the Income Amount when the Covered Event occurs. If the purchaser takes withdrawals from the Account during the Vesting Period or in excess of the Income Amount, the Income Amount and future Benefit Amounts which may be paid will be proportionately reduced. Correspondingly, any Eligible Contributions made to the Account will increase the Income Base dollar-for-dollar. The minimum issue age of the Annuitant for a Contract is 45 and the maximum issue age of the Annuitant is 85.

Contracts will be made available only to clients of Financial Firms with which the Company has an agreement.

The client’s assets will continue to be managed by her or his advisor at the Financial Firm. The only amount to be paid for the Contract is a quarterly fee assessed as a percentage of the value of any Account in relation to which our guarantee is provided. Our guarantee is our contractual promise to pay Benefit Amounts should the Covered Event occur, which is supported by our reserves, surplus and claims paying ability. The Financial Firm will deduct the Fee from the Account on our behalf and pay the Fee to the Company, unless you elect to pay the Fee using bank drafting. This Fee is separate and apart from any fee the Financial Firm charges for its services to its clients. We will not compensate the Financial Firms or their advisors in connection with their client’s election to purchase the Contract.

FIXED CONTINGENT DEFERRED ANNUITY CONTRACT	Merit’s Fixed Contingent Deferred Annuity Contract—Banyan—provides income backed by Merit, for the Annuitant’s life, to clients with wealth management accounts at designated Financial Firms.

INCOME FOR LIFE	• Provides annual income in the amount of 5% of the Income Base

• Can begin any time after the Vesting Period and before age 95

•  The yearly withdrawal amount is based on the greater of the Account’s value on the Exercise Date or the Account’s value on the Issue Date adjusted by any Eligible Contributions and any Excess Withdrawals

• Prior to a Covered Event occurring, withdrawals may occur at any time, or on a monthly, quarterly, semi-annual, or annual basis depending on your arrangements with your Financial Firm

• Following the Covered Event, Benefit Amounts will be paid on a monthly basis

• Continues if/when the Account’s value reaches zero

VESTING PERIOD	For the Contract, the Vesting Period is from the Issue Date to the later of the Annuitant’s age 65 or two years from the Issue Date. As to each separate contribution to your Account after the Issue Date, if any, the Vesting Period is two years from the date of that contribution to your Account.

AVAILABILITY	Single Annuitant; non-qualified plans that are not eligible for tax-deferral benefits; can be held by IRA and Roth IRA accounts. A non-qualified Account is one that is not being held as part of a tax preferred retirement plan such as an Individual Retirement Account (“IRA”), a Roth IRA, a 403(b) plan, a 457 plan, or a 401(k) plan.

FLEXIBILITY	Contributions may be added to the Account or the Contract may be cancelled at any time

EXCESS WITHDRAWALS	Excess Withdrawals during the Vesting Period, or above the Income Amount, proportionally reduce the Income Amount. We determine the reduction to the Income Amount by calculating the proportion of the Excess Withdrawal to the value of the Account immediately before such withdrawal, and then reducing the Income Amount by that proportion.

INVESTMENT OPTIONS	Approved portfolios of the wealth management Account at a Financial Firm with which we have an agreement.

RISK MANAGEMENT	Risk is mitigated through product design with the Vesting Period ending at the later of age 65 or two years from the Issue Date; establishing and monitoring overall target portfolio investment guidelines with which all portfolios must comply; monitoring the overall mix of portfolios managed by each approved Financial Firm for adherence to a target allocation of 60% equity and 40% fixed income at each Financial Firm; reserving and investing in our general account in accordance with state law insurance requirements; and maintaining capital in excess of insurance requirements. See the “Overview”, “Investment Guidelines and Risk Profiles” and “Financial Strength” sections of this prospectus.

IMPORTANT AGES	Minimum Issue Age of the Annuitant: 45

Earliest point at which the Vesting Period may end; the later of (i) age 65 or (ii) two years from the Issue Date

Maximum Issue Age of the Annuitant: 85

ANNUAL FEE	0.55% per year of the wealth management Account’s value. This annual fee is in addition to the fee for advisory services associated with the wealth management Account charged by the Financial Firm.

RISK FACTORS

The Contract involves a number of risks. Before making a decision to purchase the Contract, you should carefully consider the following information about these risks, together with the other information contained in this prospectus. Many factors, including the risks described below, could result in a significant or material adverse effect on your Contract.

Your receipt of any benefits under the Contract is subject to our financial strength and claims paying ability.

Our ability to pay Benefit Amounts is subject to our ongoing financial strength and claims paying ability. The Contract is not a separate account contract. This means that the assets supporting the Contract are not held in a segregated account for the exclusive benefit of individual contract holders. Rather, we will pay Benefit Amounts under the Contract from our general account, which is not insulated from the claims of other contract holders and our third-party creditors. Therefore, the Annuitant’s receipt of payments from us is subject to our claims paying ability. You cannot seek enforcement of the guarantee against any other party.

Brickell Insurance Holdings LLC has only controlled Merit since December 31, 2019.

While Merit was founded in 1957 to write credit life, credit disability, term life and disability income insurance, Brickell Insurance Holdings LLC, a Delaware limited liability company (“Brickell”) purchased Merit on December 31, 2019 for the purpose of offering the Contracts. As such, the past performance of Merit may not be indicative of Merit’s future performance.

We may cancel the Contract and pay no Benefit Amounts if assets in your Account fail to meet the target portfolio investment guidelines for your Account.

The assets in an Account must be managed in accordance with target portfolio investment guidelines applicable to your Contract. Whether as a result of your or your Financial Firm’s actions (including by changes made to the Investment Portfolio), if the target portfolio investment guidelines for your Account are breached or the specific investment guidelines associated with your Account change so that they are beyond the parameters of the target portfolio investment guidelines, we may terminate your Contract following a Cure Period. If the breach is not remedied within the Cure Period, the Contract will be cancelled and no Benefit Amounts will be paid. If the breach is remedied within the Cure Period you may incur costs in connection with reallocating the investments in your Account to bring your Account within the target portfolio investment guidelines. Rebalancing, whether as a result of your Financial Firm’s management of your Account or reallocating to bring your Account within the target portfolio guidelines, always involves the risks of buying and selling securities, such as transaction costs or potential tax implications.

Our agreement with your Financial Firm may end and your Contract may be terminated.

Our agreement with your Financial Firm may terminate in the event that either we or your Financial Firm fail to perform our obligations under such agreement upon 30 days’ notice of such failure, or upon the mutual consent of your Financial Firm and us. Either we or your Financial Firm may, in our or their sole discretion, terminate the contract regardless of what you do. In such event, your Contract will be automatically terminated unless it is moved to another Financial Firm with which we have an agreement in place. We will notify you should that occur and provide information regarding how you may continue your Contract. If payment of Benefit Amounts has not begun, it may be possible to transfer your Account to another financial firm within a 30-day period. Such a transfer is subject to our rules. We cannot guarantee we will have an agreement in effect regarding this type of Contract with any other financial firm at such time, that you will find any Financial Firm acceptable to you with which we have an agreement, or that any Financial Firm with which we have an agreement will be willing to have you as its client. Should continuation of your Account at your existing Financial Firm no longer be possible and a transfer of your Account to a different financial firm not be acceptable to you or be possible, we will terminate your Contract. Should the agreement with your Financial Firm terminate after we have begun to pay the Benefit Amounts, such Benefit Amount payments will not be affected.

Your Contract may be terminated if the ownership designation of your Contract does not match that of your Account.

Ownership designations must meet our underwriting criteria. We may cancel the Contract if the ownership designation of your Account is changed to one we do not accept for the Contract. For example, we would not accept a requested ownership change to a designation we would not accept for the initial issuance of a Contract, such as ownership by a business.

We may terminate the Contract if your Financial Firm does not provide us our Fees and the information necessary to administer your Contract on a timely basis.

The application for a Contract includes an authorization for your Financial Firm to provide us with the information we need to establish and administer the Contract, as well as an authorization for your Financial Firm to assess the Fees for this protection on a periodic basis. We will not issue a Contract if you do not provide such authorization, and we reserve the right to cancel the Contract and not make Benefit Amount payments if such information and Fees are not provided within 30 days after we request the needed information or Fees. Should the agreement with your Financial Firm terminate after we have begun to pay the Benefit Amounts, such Benefit Amount payments will not be affected.

Your investments may perform differently than other investments not available for use with the Contract.

The target portfolio investment guidelines may require your Account to be managed in a different fashion than other investments available to you. If you do not purchase the Contract, it is possible that you may purchase other investments that experience higher growth or lower losses, depending on the market, than the assets held in your Account. You should consult with your financial representative to assist you in determining whether the assets eligible for coverage are suited for your financial needs and risk tolerance. If you reallocate or transfer the investments in your Account so that you are no longer invested in the assets eligible for coverage in accordance with the target portfolio investment guidelines, we will terminate your Contract and no Benefit Amount will be paid.

You may cancel the Contract prior to a severe market downturn.

Once you have cancelled the Contract, our obligation to pay Benefit Amounts will cease. Even if a severe market downturn occurs shortly after you cancel your Contract, Benefit Amounts will not be paid.

You may make Excess Withdrawals, which will reduce and may even eliminate future Benefit Amounts available under the Contract.

Due to the long-term nature of the Contract guarantee, there is a risk that you may encounter a personal financial situation in which you need to make withdrawals before the end of the Vesting Period or after the Exercise Date in excess of the Income Amount. Any such withdrawal is an Excess Withdrawal. Please note that an Excess Withdrawal will reduce the Income Base and/or the Income Amount available each year before the Covered Event. Such Excess Withdrawals will proportionately reduce your Income Base and/or Income Amount (by an amount that could be substantially more than the actual dollar amount of the withdrawal), which in turn will reduce the amount of, or even eliminate, any future Benefit Amounts that the Annuitant would otherwise receive. If you make an Excess Withdrawal, we will not provide you with advance notification regarding the repercussions of the Excess Withdrawal. Before you take any withdrawals, you should discuss the impact of any Excess Withdrawals with your Financial Firm.

The point in time when you begin taking withdrawals from your Account may impact whether the Annuitant receives payments of the Benefit Amount under your Contract.

The longer you wait to set the Exercise Date and start making withdrawals from your Account, the less likely Benefit Amounts will be paid. This is because waiting to start making withdrawals makes it more likely that the Annuitant will die before the Account is depleted.

The Annuitant may die before your Account is reduced to zero.

If the Annuitant dies before your Account is reduced to zero, no Benefit Amounts will be paid. The Contract does not have any cash value, surrender value, or provide a death benefit. Even if the Annuitant begins to receive Benefit Amounts, the Annuitant may die before receiving an amount equal to or greater than the amount you have paid in Fees.

The owner will pay fees regardless of whether they receive any Benefit Amounts.

Fees accrue from the Issue Date, even if you do not begin taking withdrawals from your Account for many years, or ever, and whether or not we pay any Benefit Amounts. If you choose never to take withdrawals, and/or if the Annuitant never receives any Benefit Amounts, you will not receive a refund of the Fees you have paid.

Your payment of your Contract’s Fee, fees to your Financial Firm, and other fees deducted from your Account before the Exercise Date may affect the Account’s value, potentially affecting the Income Amount and, as a result, Benefit Amounts provided under your Contract.

In addition to your Contract’s Fee and the fee for the investment advisory services provided by your Financial Firm, you may have other fees deducted from your Account for items like IRA custodial fees, if applicable, or fees for other administrative services (including custody and record keeping) (the “Other Account Fees”). Your Contract Fee, the fee for the investment advisory services provided by your Financial Firm, and Other Account Fees reduce the value of your Account, however they are not treated as a withdrawal for purposes of payments available under the Contract, nor as an Excess Withdrawal from your Account. Please consult with your Financial Firm regarding any Other Account Fees, and you should discuss with your Financial Firm how such Other Account Fees should be paid. Also see, “Fixed Contingent Deferred Annuity Contract—Banyan—Overview” and “Fees.”

The cancellation benefit is only applicable to Contracts subject to California law. Under the cancellation benefit, previously paid Contract Fees will only become payable to you upon an involuntary termination of the Contract at no fault of your own.

Contracts subject to California law include a cancellation benefit for no additional charge. The cancellation benefit becomes payable only if we terminate your Contract prior to the Covered Event for either of the following reasons:

(a)

Our agreement with your Financial Firm is terminated by us or your Financial Firm for any reason (and you do not or cannot exercise the portability option as discussed under “Portability” later in this prospectus); or

(b)

Upon the Company providing notice of a breach in the target portfolio investment guidelines associated with your Account, your Financial Firm refuses to bring your Account within the guidelines before the end of the Cure Period.

The cancellation benefit will not become payable for any other reason. For example, the cancellation benefit will not be payable if the breach in target portfolio investment guidelines (or failure to comply with the guidelines before the end of the Cure Period) is the result of any action or inaction on your part.

If the cancellation benefit becomes payable, the benefit will equal the Contract Fees paid under your Contract from the Issue Date through the date that we terminate your Contract. We will pay the cancellation benefit within 30 days of termination. No fees previously paid to your Financial Firm and no previously paid Other Account Fees will become payable under the cancellation benefit.

Divorce may prompt the need to make changes to a Contract.

Divorce often may lead to the need to change the ownership designation of the Account, which will trigger the need to change the ownership designation of the Contract to match that of the Account. We expect to comply with qualified domestic relations orders issued as a result of a divorce. Divorce after a Covered Event will not affect our making Benefit Payments to the Annuitant. A change in the ownership designation of the Account could result in the original Contract owner losing the Contract as a part of a divorce decree.

A downgrade in our financial strength rating would likely reduce the amount of business we are able to write and could materially adversely impact our competitive position.

Financial strength ratings are an important factor in establishing the competitive position of insurance companies and are important to our ability to market and sell our products. Rating organizations continually review the financial positions of insurers, including us. Our financial strength rating is subject to periodic review by, and may be revised downward or revoked. There can be no assurance that we will maintain our current ratings. Future changes to our rating may adversely affect our competitive position.

On September 16, 2022, the credit rating agency, AM Best, announced that it affirmed the Company’s financial strength rating of A- (Excellent) but revised the Company’s financial outlook from “stable” to “negative.” The AM Best financial strength rating for the Company remains A- (Excellent). The revision in the outlook to negative from stable reflects the weakening business profile metrics and negative operating performance trends. Merit faces a number of headwinds such as the slow acceptance of the CDA product as well as equity market volatility. Merit has been actively working to address these issues. If we are unable to address these issues effectively, they could reduce the amount of business we are able to write and may materially adversely impact our competitive position.

We are subject to various regulatory requirements.

The issuance and sale of your Contract is registered with the SEC in accordance with the Securities Act of 1933 (the “Securities Act”) and must be conducted in accordance with the requirements of the Securities Act. We are also subject to the rules and regulations of the Texas Department of Insurance and those of the other jurisdictions in which we are licensed. In the event we do not comply with these requirements, rules and regulations we may be subject to investigation or examination by the SEC, the Texas Department of Insurance or the departments of insurance of other states and other regulatory agencies, the result of which may be legal actions, fines or injunctive relief, which may have a material adverse effect on our business operations or financial position.

You should be aware of the various regulatory protections that do not apply to the Contract.

The Contracts will not be listed on any exchange. Pursuant to SEC rules, as an issuer of non-equity securities subject to certain insurance regulations, we have elected to be exempt from reporting requirements and other requirements imposed by the Securities Exchange Act of 1934 (the “Exchange Act”). In addition to our exemptions under the Exchange Act, we are not an investment adviser and do not provide investment advice to you in connection with the Contract or your Account. We also are not an investment company and therefore we are not registered under the Investment Company Act of 1940 (the “Investment Company Act”), and the protections provided by the Investment Company Act are not applicable with respect to your Contract. Because we will not be subject to these regulations, while certain regulatory and financial information are available in this prospectus (which is part of our registration statement filed with the SEC under the Securities Act), the periodic financial and business information publicly available will be limited to the information made available by the Texas Department of Insurance and other insurance departments. Therefore, it could be more difficult for you to obtain all the information necessary to assess our financial strength and ability to continue paying Benefit Amounts.

There are certain cybersecurity risks associated with our and your Financial Firm’s dependence upon the effective operations of computer systems.

Because our business and your Financial Firm’s business are highly dependent upon the effective operation of computer systems, we are vulnerable to disruptions from utility outages and susceptible to operational and information security risks resulting from information system failures (e.g., hardware and software malfunctions) and cyber-risks. These risks include, among other things, the theft, misuse, corruption, and destruction of data maintained online or digitally, denial of service on our website and other operational disruption, and unauthorized release of your confidential information. Such system failures and cyber-attacks affecting us, your Financial Firm and third-parties may adversely affect your Account and/or your Contract. While we have policies and procedures designed to prevent and detect cyber-attacks and information security breaches, there can be no assurances that we will always be able to avoid cyber-attacks or information security breaches in the future.

The occurrence of natural or man-made disasters or catastrophes could adversely affect our business operations.

Natural or man-made disasters or catastrophes (e.g., pandemics or other public health crises, acts of terrorism, geo-political disputes, blackout, cyber-attack, military actions) could adversely affect our business operations, particularly if those events affect our computer-based data processing, transmission, storage, and retrieval systems or destroy data. Such disasters or catastrophes may damage our facilities, prevent our employees from performing their roles, or otherwise disturb our ordinary business operations, thereby by impacting claims and Contract administration. Disasters or catastrophes may also impact us indirectly by changing the condition and behaviors of our customers, business counterparties, vendors and vendors’ service providers, and regulators, and may cause declines or volatility in the financial markets. Any risk management or contingency plans or preventative measures we take may not adequately predict or address the impact of a disaster or catastrophe on our business.

Account performance may prevent the receipt of any benefit.

If your Account does not go to zero you will see no benefit. The investment performance of your Account directly impacts whether your Account will be reduced to zero and thus whether any Benefit Amounts will be paid. If you comply with the terms of your Contract and your Account is not reduced to zero no Benefit Amounts will be paid, and you will not receive a refund of the Fees you have paid.

There may be tax consequences associated with the Contract.

You should consult a tax advisor before purchasing a Contract. You should inquire of your tax adviser whether there would be any adverse impact on your ability to take withdrawals from your Account or to the tax classification of your Account should you purchase the Contract. See “Federal Income Tax,” below for further discussion of tax issues relating to the Contract.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements that are intended to enhance the reader’s ability to assess our future financial and business performance. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “should,” “believes,” “anticipates,” “estimates,” “intends” or similar expressions. In addition, statements that refer to our future financial performance, anticipated growth and trends in our business and in our industry and other characterizations of future events or circumstances are forward-looking statements. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.

Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs with respect to, among other things, future events and financial performance. Except as required under the federal securities laws, we do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

The forward-looking statements include, among other things, the factors discussed under “Risk Factors” and those listed below:

•

effects of fluctuations in interest rates, including a prolonged low interest rate environment, a rapidly rising interest rate environment, or a flat or inverted yield curve, as well as management’s ability to anticipate and timely respond to any such fluctuations;

•	effects of prolonged and elevated inflationary periods, as well as management’s ability to anticipate and timely respond to high inflation;

•	general economic, market or business conditions, including economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•

changes in laws or regulations, or their interpretation, including those that could increase our business costs, reserve levels and required capital levels, or that could restrict the manner in which we do business and produce sales;

•

effects of catastrophic events, both natural and man-made (e.g., public health crises (such as the coronavirus), acts of terrorism, geo-political disputes, blackout, and cyber-attack), that could adversely affect our operations and results, including impacts to claims and mortality experience, investment portfolio performance, and business operations;

•

effects of increased costs, or financial losses on investments, arising from various events related to climate change, such as changes in public policy (either contributing to the adverse effects of climate change or promoting adaption to climate change), short-term or long-term market disruptions, changes in mortality assumptions, changes in consumer behavior, extreme weather events, litigation, advancements in technology, and longer-term shifts in climate patterns;

•	effects of significant corporate refinance activity;

•	our ability to successfully execute on our strategies;

•	accuracy and adequacy of recorded reserves, including the actuarial and other assumptions upon which those reserves are established, adjusted and maintained;

•	deviations from assumptions used in setting prices for annuity products or establishing cash flow testing reserves;

•	significant changes in projected future cash flows underlying the value of our intangible assets, including projections of future sales and profitability;

•	continued viability of our products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to annuity products and services, especially if well-capitalized new entrants enter the insurance industry or offer products similar to the Contract;

•	retention of key personnel and business partners;

•	financial strength or credit ratings changes, particularly ours but also of other companies in our industry sector;

•	our ability to maintain adequate telecommunications, information technology, or other operational systems;

•	our ability to prevent or timely detect and remediate any unauthorized access to or disclosure of customer information and other sensitive business data;

•	availability and cost of capital and financing;

•	the availability and cost of reinsurance coverage;

•	our ability to implement effective risk management policies and procedures; and

•	initiation of regulatory investigations or litigation against us and the results of any regulatory proceedings.

You should review carefully the section captioned “Risk Factors” in this prospectus for a complete discussion of the material risks of purchasing a Contract.

FIXED CONTINGENT DEFERRED ANNUITY CONTRACT – BANYAN

Overview

The Contract provides coverage against the loss of income taken as withdrawals from your Account. That occurs if the value of the Account is reduced to zero as defined by the conditions specified in the Contract and described in this prospectus. Should that occur, we then pay the Benefit Amount for the Annuitant’s lifetime. Should there be value in the Account at the time of the Annuitant’s death (if no Covered Event has occurred), no payments shall be made.

Overview of Whom the Contract is Appropriate For

The Contracts may be appropriate for persons concerned that the person to be named as Annuitant may outlive the income intended to support such individual. The Annuitant usually is the Contract owner or the person for whose benefit a custodial account or trust is maintained. The Contracts are only offered to provide coverage to Annuitant’s who are at least age 45 and not over 85 on the Issue Date of the Contract.

The Contracts may not be appropriate for persons with an impaired life expectancy or who otherwise do not expect to outlive the assets held in their Accounts. Additionally, this Contract may not be appropriate for people who plan or may need to take Excess Withdrawals.

Overview of the Contract

The Benefit Amount we pay each Income Year will equal the Income Amount in effect when the Covered Event occurs. On the Exercise Date, we determine the initial Income Amount. The Exercise Date is the date of your first withdrawal from the Account after the Vesting Period. We require you take your first withdrawal from the Account no later than the Annuitant’s 95th birthday. You may elect to not begin to take withdrawals (and establish your initial Income Base and Income Amount) before that date.

The Vesting Period ends upon the later of the Annuitant’s 65th birthday or two years measured from the Issue Date of the Contract. The earliest you can take a withdrawal from your Account and not have the entire amount treated as an Excess Withdrawal would be after the Vesting Period ends. If you make contributions into your Account after the Issue Date, there is a two year Vesting Period in relation to each such contribution, measured from the date of each contribution. A Contribution that has been maintained in your Account for at least its Vesting Period is an Eligible Contribution.

The initial Income Amount is determined by applying a guaranteed income percentage of 5% to the Income Base as of the Exercise Date. On the Exercise Date, the Income Base is the higher of the value of the Account on the Exercise Date or the Account’s value on the Contract’s Issue Date, adjusted by any Eligible Contributions or Excess Withdrawals. This means that if you do not make any Eligible Contributions or Excess Withdrawals, either before or after the Exercise Date, your Income Amount cannot be less than 5% of the value of your Account on the Issue Date of your Contract, irrespective of the performance of the investments in your Account. Your Account’s value on the Exercise Date will be affected by the fees assessed by your Financial Firm, our Fee from the Issue Date up to and including the Exercise Date, and the Other Account Fees.

Eligible Contributions and Excess Withdrawals result in adjustments to the Income Base and, as a result, to the Income Amount. We describe the impact of such adjustments in this prospectus; see Impact of Excess Withdrawals on the Income Base and Eligible Contributions. Adding this protection does not affect your right to withdraw funds from your Account at any time, or dictate the size of any withdrawal. However, the amount and timing of your withdrawals may have an impact on your Income Amount and therefore on the Benefit Amount if a Covered Event occurs.

Overview of Our Relationship with Your Financial Firm

This Contract is provided in relation to an Account you have established at a Financial Firm that you have engaged as an investment adviser. For a list of approved Financial Firms, please contact us at our toll-fee number 833.637.4854.

We seek an aggregate target allocation for all Accounts at a Financial Firm for which we issue Contracts of approximately 60% equities and 40% fixed income. This aggregate target allocation at the Financial Firm level is part of our overall risk mitigation strategies and it is one factor, among many, that impact which Financial Firms we approve for issuance of new Contracts. This will not, however, impact your ability to maintain your Contract unless our agreement with your Financial Firm ends as described under Termination below. Moreover, this Merit Life risk mitigation strategy at the Financial Firm level does not impact or influence the target portfolio investment guidelines described below. It only impacts whether we offer our Contracts with a particular Financial Firm. Your Financial Firm may have a conflict of interest between managing an individual Account and remaining within the aggregate target allocation.

Your Financial Firm will have one or more model portfolios, custom portfolios or combinations of both which it makes available to clients and that are acceptable to us. These portfolios are available to clients of such Financial Firms whether or not they purchase our Contract. Often the model portfolios will have been established before we agree to make the Contract available to clients of your Financial Firm. Pursuant to your advisor’s fiduciary duty to act in your best interest, you and your advisor may have already decided before any consideration of whether you should apply for our Contract that you should be invested in one of the model portfolios that we come to determine is acceptable for use with our Contract.

Where a Financial Firm uses model portfolios, we evaluate each model portfolio prior to determining that such model portfolio would be eligible to underlie a Contract. This analysis is done using internally developed and/or third party models, currently Markov Process International (MPI), and the results are subject to stress testing. This approach has many advantages, including variable volatility for both United States Treasuries and equities and is subject to a quarterly parameter review. We believe this approach is robust, thorough and sophisticated. Our primary criteria are liquidity, diversification, volatility and expenses.

Overview of Investments

The mix of investments that you may hold in your Account is not necessarily the same as any other client of your Financial Firm. Some Financial Firms use model portfolios, others use custom portfolios and others use combinations of both. Even if two Accounts use the same model portfolio from the same Financial Firm, it is likely that the actual portfolios of those two Accounts will not be the same. Portfolios will vary from Account to Account and also from Financial Firm to Financial Firm.

Our underwriting process for determining whether a Financial Firm and its portfolios are acceptable focuses on whether the investments are in a well- diversified mix of Exchange Traded Funds (ETFs), mutual funds or other securities. Our process seeks to align our risk appetite in relation to our risks in offering the Contracts with your risk appetite in providing income for life through the investments held in your Account. Our choices of acceptable risk profiles and model portfolios are one of the tools we use to mitigate our risk of having to pay Benefit Amounts to the Annuitant. As such, our interest is maximizing the probability that your Account will provide you with cash flow for the duration of your life so that we will not be required to pay any Benefit Amounts as your Account would maintain value throughout your life.

Target Portfolio Investment Guidelines

You may apply to purchase a Contract with respect to a portfolio managed by a Financial Firm so long as the target investment allocations of such portfolio fall within the asset class and investment category ranges outlined below.

Target Portfolio Investment Guidelines

Asset Class	Investment Category	Investment Category Definitions	Allocation Range
Equity	US Large Cap	Contains stocks and other equity securities from companies across various industries with market values of more than $10 billion. These companies are typically more mature and are diversified with many products and services. The investment style represented by this category can include a mix of both growth and value characteristics.	5-50%
Equity	US Mid Cap	Contains stocks and other equity securities from companies with market values typically between $2 billion and $10 billion. These companies are often established and growing. The investment style represented by this category can include a mix of both growth and value characteristics.	0-15%
Equity	US Small Cap	Contains stocks and other equity securities from companies with less than $2 billion in capitalization. These companies include start-up companies. These smaller companies can grow much faster than larger companies, but smaller company stocks tend to be more volatile. The investment style represented by this category can include a mix of both growth and value characteristics.	0-15%
Equity	International Large Cap	Contains stocks and other equity securities from companies across various industries with market values of more than $10 billion. Typically at least 75% of these equity assets are in companies located outside of the United States.	0-30%

Asset Class	Investment Category	Investment Category Definitions	Allocation Range
Equity	International Small / Mid Cap	Contains stocks and other equity securities from companies with market values typically less than $10 billion. Typically at least 75% of these equity assets are in companies located outside of the United States.	0-15%
Equity	Global Equity	Contains stocks and other equity securities without limitation regarding market capitalization. Typically at least 25% of these equity assets are in companies located outside of the United States.	0-25%
Equity	Emerging Markets Equity	Contains stocks and other equity securities from companies not headquartered in the United States, with an emphasis on companies located in less-developed countries. These countries may include Brazil, Russia, India and China, among others, and will change as countries become more developed. The investment markets in these countries have the potential for very high growth rates but can also be extremely volatile and unpredictable.	0-15%
Equity	Sector Funds	Contains stocks and other equity securities of companies that operate in a particular industry or sector of the market, such as technology or financial services, for example.	0-50% (0-10% for any single sector fund)

Total Equity			45-75%
Fixed Income	Investment Grade Government Bond	Contains high quality government issued bonds which have a lower level of relative risk and receive higher ratings by credit rating agencies.	5-40%
Fixed Income	Investment Grade Corporate Bond	Contains high quality corporate issued bonds which have a lower level of relative risk and receive higher ratings by credit rating agencies.	0-15%
Fixed Income	Short Duration Bond	Contains short-term bonds issued by the U.S. Treasury and federal agencies and having maturities ranging between one to three years.	0-10%
Fixed Income	Inflation Protected Bonds (TIPs)	Contains U.S. Treasury securities that are indexed to inflation to protect from a decline in the purchasing power of money.	0-10%
Fixed Income	High Yield Bonds	Contains lower quality bonds that pay higher interest rates. High yield bonds have lower credit ratings and are at a higher risk of default.	0-10%
Fixed Income	International Fixed Income	Contains bonds issued by foreign governments or foreign companies in a variety of markets, industries, and currencies.	0-10%

Total Fixed Income			25-55%
Alternatives	US Real Estate Investment Trusts (REITs)	Contains securities of real estate investment trusts, which focus on owning, operating or financing income-producing properties. REITs vary in their specific focus, including apartment, factory-outlet, health-care, hotel, industrial, mortgage, office, and shopping center REITs.	0-10%
Alternatives	Commodities / Real Assets	Contains securities and real assets of commodity-based industries such as energy, chemicals, minerals, and forest products in the United States or outside of the United States.	0-10%

Total Alternatives			0-20%
Cash	Money Market / Cash	Contains principally financial instruments issued or guaranteed by the U.S. government., its agencies, or instrumentalities with dollar-weighted average maturities of less than 90 days.	0-10%
Total Cash			0-10%

Equity, fixed income and alternative investments may include securities registered under the securities laws or those exempt from such registration. There are no allocation restrictions or limitations with respect to the allocation between registered and unregistered securities. Equity securities typically represent an ownership interest in a company and include securities such as common stock and preferred stock. Fixed income securities typically represent an obligation on the part of a company to repay an amount loaned to the company and include securities such as corporate bonds and U.S. treasuries.

Alternative securities typically include securities that do not otherwise fit within the asset classes of equity, fixed income or cash. The chart above provides descriptions of the investment categories within each asset class which comprise our target portfolio investment guidelines. Merit uses a third party data and analytics provider in accordance with industry standards in order to determine which investments in a portfolio are allocated to each investment category.

The allocation range may be made up of many securities, or even a single security, that fits within the investment category. Each security will be allocated into only one investment category described above.

Portfolios may include multiple individual securities such as bonds, notes, common stock, preferred stock, or, in general, any interest or instrument commonly known as a “security”, which fits within an investment category described in the chart above. Additionally, and most often, these securities make up pooled investment vehicles which are daily priced, liquid and diversified. Pooled investment vehicles combine money from multiple investors into a pool that invests in multiple individual securities, and include such vehicles as Exchange Traded Funds (ETFs), mutual funds and bank collective trusts. When a portfolio invests in pooled investment vehicles, we determine compliance with the target portfolio investment guidelines by looking through the pooled investment vehicles to the asset class and investment category of the underlying individual securities held by those vehicles. Our process for determining whether a portfolio is acceptable focuses on whether the underlying investments are in a well-diversified mix of securities, as indicated in the chart above.

The available portfolios vary from Financial Firm to Financial Firm. These portfolios are available through the Financial Firms irrespective of whether you purchase our Contract. Some Financial Firms offer custom designed portfolios and some offer model portfolios which we have already reviewed and approved as meeting the target portfolio investment guidelines above. For more information regarding the details of your portfolio, please refer to disclosure received from your Financial Firm, including your Financial Firm’s Form ADV brochure and portfolio fact sheet. The mix of investments that you may hold in your Account is not necessarily the same as any other client of your Financial Firm. The specific securities and pooled investment vehicles in which a portfolio invests are determined by you and your Financial Firm.

We do not endorse any portfolio created or maintained by any Financial Firm, nor do we endorse any particular approach to investing or the particular investments held in your Account. We have no role in determining whether any particular portfolio offered by your Financial Firm is or continues to be in your best interest. We only determine whether any such portfolio may be used in relation to the Contract.

At all times, we reserve the right to approve or reject any application to purchase a Contract. Once we have issued you a Contract, the investments held in your Account will not cause your Contract to be terminated so long as those holdings remain within the target portfolio investment guidelines discussed above. We may terminate your Contract if you or your Financial Firm invest the assets in your Account outside of the aforementioned target portfolio investment guidelines and your Account is not revised to fall within these guidelines within the Cure Period.

Overview of Termination of the Contract

We may terminate your Contract if you or your Financial Firm invest the assets in your Account outside of the target portfolio investment guidelines and you don’t remedy this situation within the Cure Period provided in the Contract.

We rely on your Financial Firm to provide us with certain information about your Account. Should you elect bank drafting for paying our Fee, we rely on your Financial Firm to provide us the information we need to determine the amount to be drafted from your bank account. That is the information we need to administer the Contract and determine our liability, for which we must maintain required reserves and surplus. We also rely on your Financial Firm to properly assess and forward our Fee for this protection. We may terminate the Contract as of the date your Financial Firm fails to provide timely and accurate information about your Account or properly assess and forward our Fee.

Given the role of your Financial Firm in investing your assets, providing us necessary information and assessing our Fees, you need to understand that the continuation of the Contract depends on your Financial Firm’s ongoing participation in its agreement with us. If our agreement with your Financial Firm ends, you must move your Account to another approved Financial Firm within the Cure Period in order to maintain your Contract.

Overview of the Fee

Your Contract’s Fee and the fee for the investment advisory services provided by your Financial Firm are not treated as withdrawals from your Account for purposes of the Contract, however they will be treated as withdrawals against your Account Value. However, you may have Other Account Fees deducted from your Account by your Financial Firm. The amount deducted from your Account to pay such fees will be treated as withdrawals against your Account value; however, will not be treated as a withdrawal for purposes of payments available under the Contract, nor as an Excess Withdrawal.

Overview of Withdrawals

After the Exercise Date, you are not required to take any further withdrawals or to take withdrawals of any particular amount. However, the Income Amount in any Income Year is not increased if you take withdrawals of less than the Income Amount in prior Income Years.

The better the investment performance of your Account before the Exercise Date, the higher the Income Base and therefore the higher the initial Income Amount. Conversely, to the extent that the investment performance of your Account before the Exercise Date is poorer than expected, the Income Base and therefore the initial Income Amount may be lower than you hoped or expected. However, if you do not make any Excess Withdrawals before the Exercise Date, the Contract provides that your initial Income Base will not be less than your Account’s value on the Issue Date plus the value of any then Eligible Contributions, irrespective of the investment performance of your Account.

You may elect to wait a number of years to take your first withdrawal from your Account, in the hope that market performance will increase your Account’s value at the Exercise Date. That provides the possibility of obtaining a higher Income Base and, as a result, a higher Income Amount.

Free Look Right

Purchasers have the right to cancel and return a Contract purchased within 30 days after receipt, or longer if required by law. A purchaser may return a Contract for any reason, after which we will return any amounts paid. Contracts may be returned by delivering or mailing the Contract to our administrative office at 1900 South Blvd., Suite 300 Charlotte, NC 28203.

Eligible Purchasers

We are offering this Contract only in United States’ jurisdictions in which we are a licensed insurance company and in which we have obtained any required regulatory approvals. We are offering this Contract only in relation to Accounts held at Financial Firms with which we have an agreement. Contracts may be established in connection with both existing and new Accounts.

We are offering this Contract in relation to Accounts that, for income tax purposes, are considered to be “non-qualified”, as well as Accounts that are designed to qualify as individual retirement accounts (“IRAs”) or Roth IRAs (these are types of “qualified” retirement plans). Non-qualified accounts are not maintained or established pursuant to any individual or employment-related retirement plan.

Owners of Contracts to be used in relation to non-qualified Accounts may be a single natural person, a married couple or an entity such as a trust acting as agent for a natural person. Owners of IRA or Roth IRA Accounts usually will be custodial accounts maintained for such purposes at the Financial Firm and held for the benefit of the named IRA or Roth IRA participant. We make no representations or guarantees as to whether such Accounts are established and maintained in accordance with all relevant laws and regulations applicable to IRAs and/or Roth IRAs. When a Contract is owned in conjunction with an IRA or Roth IRA, the custodial account (or sometimes a trust) must own the Contract. In all cases, we require the ownership designation of the Contract to match the ownership designation of your Account.

Annuitant Designations

Unless the Account is owned by an entity, the Annuitant must be the Owner of the Contract or one of the joint owners of the Contract when owned by a married couple. For Contracts purchased by an IRA or Roth IRA, the Annuitant will be the IRA participant. In each case, the Annuitant must be the person for whose benefit the Account is maintained when the Account is a custodial account or trust. Note that we pay any Benefit Amounts due after a Covered Event to an account for the benefit of the Annuitant, who is the person upon whose continued life we will make payments should a Covered Event occur.

Underwriting Requirements

We have certain restrictions and limitations as to the issuance of a Contract. These include, but are not limited to:

•	The Annuitant must be at least 45 years old and not more than 85 as of the Issue Date.

•	The Account’s value must not be more than $10,000,000.00 as of the Issue Date. We have no minimum Account value requirement.

•	The Account must be at a Financial Firm which has an effective operating agreement with us.

•	The Account must be invested in accordance with the target portfolio investment guidelines agreed to by your Financial Firm and us.

•	The ownership designation requested for the Contract must match that of the Account.

•	Any joint owners must be spouses or entity owners (i.e. trusts and custodial accounts) which are for the benefit of the Annuitant.

Purchasing a Contract

You must complete and sign our application in order to request a Contract. As part of the application, you will need to identify your Financial Firm, your financial advisor and your Account number for the Account in relation to which you are seeking protection. Note that while you may have multiple Accounts at your Financial Firm, we will only issue a Contract in relation to all the assets in one Account. We do not issue Contracts in relation to a portion of your Account’s value. If you wish to obtain protection on more than one Account, you must apply for a Contract separately for each such Account.

Given that Excess Withdrawals have a negative impact on future benefits, you should discuss with your financial advisor whether you should maintain a portion of your assets outside the Account in order to meet: (a) expenses until your expected Exercise Date; and (b) unexpected expenses on and after the Exercise Date. The application for a Contract includes an authorization you provide for your Financial Firm to provide us with the information we need to establish and administer your Contract, as well as an authorization for your Financial Firm to assess your Account the Fees for this protection on a periodic basis. We will not issue a Contract if you do not provide such authorizations. You may elect at any time to have our Fee withdrawn periodically from a bank account you designate.

Issuing a Contract

If an applicant meets our underwriting requirements, we will issue a Contract. Wherever permitted, we will issue Contracts electronically. In any case, you may request a printed copy of your Contract at any time.

Fees

The annual Fee associated with the Contract is 0.55% of the value of your Account, paid in arrears. The Fee is withdrawn from an Account quarterly. We pro-rate the Fee due for the period between the Issue Date and the date the first Fee is assessed. We also pro-rate the Fee for the period between the end of the prior calendar quarter and the date your Contract ends if your Contract terminates.

You may elect bank drafting for paying the Fees. You may make such an election at any time. You also may change the bank and/or the account from which funds will be withdrawn to pay the Fee. You also may terminate bank drafting and have the Fee assessed against your Account at any time. You may obtain the forms we require for such elections from our website or by providing notice to us in the manner described in your Contract.

Your Contract Fee and the fee for the investment advisory services provided by your Financial Firm reduce the value of your Account, however they are not treated as a withdrawal for purposes of payments available under the Contract, nor as an Excess Withdrawal from your Account. However, Other Account Fees may be deducted from your Account. The amount deducted from your Account will reduce the value of your Account, but will not be treated as a withdrawal for purposes of payments available under the Contract, nor as an Excess Withdrawal.

After the Covered Event we will deliver payments electronically to an account for the benefit of the Annuitant at the financial institution that you designate. We reserve the right to reduce each payment by a $20.00 payment processing fee if an alternate form of delivery is elected.

Benefit

The Contract shall provide ongoing payments for the Annuitant’s life if a Covered Event occurs. That happens if and when the value of your Account goes to zero for reasons other than an Excess Withdrawal. We will provide such payments if your Contract is then in effect, if there is no legal impediment at such time for our providing the payments, and you have provided us with the information we need to make such payments.

We may require proof that the Annuitant is alive from time-to-time. We make these payments to an account for the benefit of the Annuitant.

Benefit if the Covered Event Occurs

As of the date of the Covered Event, we begin payments of the Benefit Amount each Income Year for the Annuitant’s lifetime. In the Income Year the Covered Event occurs the Benefit Amount is the Income Amount at the time of the Covered Event minus any withdrawals in that Income Year. In subsequent Income Years, the Benefit Amount we pay each Income Year for the Annuitant’s lifetime equals the Income Amount in effect when the Covered Event happens. We pay one-twelfth of the annual Benefit Amount monthly.

Income Base

On the Exercise Date, we determine your initial Income Amount—the maximum amount you can withdraw from your Account each Income Year without any part of such withdrawals being considered an Excess Withdrawal (which reduces your Income Amount going forward). We calculate your initial Income Amount using the Income Base, as indicated below.

As of the Exercise Date, the Income Base is the higher of:

(a)	the value of your Account on your Contract’s Issue Date plus any Eligible Contributions and less the proportional impact of Excess Withdrawals from the Issue Date until the Exercise Date; or

(b)

the value of your Account on the Exercise Date reduced by the value of (i) any contributions to your Account that have not vested and (ii) the proportional impact of any Excess Withdrawals from the Issue Date until the Exercise Date.

Following the Exercise Date, the Income Base can increase or decrease as a result of Contributions and Excess Withdrawals, respectively.

Income Amount

The Income Amount is determined by applying the guaranteed income percentage of 5% to the then current Income Base. You are not required to take the Income Amount in any Income Year. Any portion of the Income Amount you do not take in an Income Year remains in your Account and does not increase the Income Amount in subsequent Income Years.

The Income Amount is the guaranteed amount you may withdraw in each Income Year without reducing future benefits. The initial Income Amount is determined on the Exercise Date.

Excess Withdrawals

Any withdrawal during the Vesting Period is an Excess Withdrawal. Any amount withdrawn on or after the end of the Vesting Period that exceeds the Income Amount for the Income Year in which that withdrawal occurs is an Excess Withdrawal. An Excess Withdrawal that reduces your Account’s value to zero results in termination of your Contract.

Excess Withdrawals can happen at any time. Any Excess Withdrawal will proportionally reduce your guaranteed income amount. During the Vesting Period, any withdrawal is considered an Excess Withdrawal. The proportional reduction to your guaranteed income amount is calculated by dividing the amount of the Excess Withdrawal by the Account value immediately before such withdrawal. After the Vesting Period, an Excess Withdrawal is any withdrawal greater than the Income Amount for the Income Year in which that withdrawal occurs. The proportional reduction to your guaranteed income amount is calculated by dividing the total withdrawal less the Income Amount by the Account value immediately before the Excess Withdrawal (i.e. (total withdrawal—Income Amount) / Account value immediately before the Excess Withdrawal). Please note, after the Vesting Period, if you take a withdrawal and only a portion of the total withdrawal exceeds the Income Amount for the Income Year in which the withdrawal occurs, the

Account Value immediately before the Excess Withdrawal (as used to calculate the proportional reduction described in the previous sentence) will reflect the subtraction of the amount withdrawn that was not in excess of the Income Amount. Examples of Excess Withdrawals are reflected in the hypotheticals under “Fixed Contingent Deferred Annuity Contract—Examples.”

Impact of Excess Withdrawals on the Income Base

An Excess Withdrawal reduces the Income Base by the ratio of the Excess Withdrawal to the value of your Account immediately before the Excess Withdrawal (after the Vesting Period, if only a portion of the total withdrawal exceeds the Income Amount for the Income Year in which the withdrawal occurs, the Account Value immediately before the Excess Withdrawal will reflect the subtraction of the amount withdrawn that was not in excess of the Income Amount). The smaller the Account’s value is relative to the Income Base with respect to an Excess Withdrawal, the greater impact on the Income Base such Excess Withdrawal will have. This is because the Excess Withdrawal will be a higher proportion of your Account’s value. See Hypothetical #5 below for an example showing the impact of an Excess Withdrawal.

Required Minimum Distributions

During an Income Year, with respect to a Contract issued to an entity established as an IRA, you may withdraw from your Account an amount necessary to avoid a penalty under the Code’s provisions regarding required minimum distributions (generally distributions required to be taken from certain IRAs starting at age 73 (or 72 if you reached age 72 between January 1, 2020 and before January 1, 2023; 70-1/2 if you reached age 70-1/2 before January 1, 2020). The amount you withdraw may exceed your Income Amount for that Income Year. We will not treat the amount which exceeds the Income Amount for the then current Income Year as an Excess Withdrawal to the extent that amount was needed to meet the required minimum distribution amount based solely on the value of your Account.

Eligible Contributions

Contributions into your Account after the Issue Date may increase your Income Base, but only if they are Eligible Contributions. We treat contributions as Eligible Contributions when they have satisfied the Vesting Period.

Contributions that become Eligible Contributions before the Exercise Date increase your initial Income Base as calculated on the Exercise Date, and, as a result, your initial Income Amount (see the Income Base section, above). Eligible Contributions increase your Income Base dollar-for-dollar and thereby increase the Income Amount by 5% of the value of such Eligible Contributions. See Hypothetical #6 below.

Contribution Limit

We may limit the total value of your Eligible Contributions. The limit is determined to be your Account’s value on the Issue Date plus the value of all Eligible Contributions. The limit is $10,000,000.00.

Termination

Your Contract may terminate for the following reasons:

1.	You or your Financial Firm breach the target portfolio investment guidelines with your Account, and this breach is not cured in the Cure Period.

2.

Our agreement with your Financial Firm ends, for any reason including at the discretion of the Company or your Financial Firm, and you do not or cannot transfer your Account to another financial firm with which we have an operating agreement.

3.	Your Financial Firm fails to provide us with the information we need in order to administer your Contract or fails to assess and forward our Fees.

4.	Should you elect to pay the Fee using bank drafting, and you do not provide us the information we need to successfully complete such withdrawals from the account at your bank.

5.	The ownership designation of your Account is changed to a designation we cannot accept as an ownership designation for the Contract.

6.	You elect to terminate your Contract.

7.	Your Contract terminates as of the date of the Annuitant’s death.

Cancellation Benefit for California Contracts Only: Contracts subject to California law include a cancellation benefit for no additional charge. The cancellation benefit becomes payable only if we terminate your Contract prior to the Covered Event for either of the following reasons: (a) our agreement with your Financial Firm is terminated by us or your Financial Firm for any reason (and you do not or cannot exercise the portability option as discussed under “Portability” below); or (b) upon the Company providing notice of a breach in the target portfolio investment guidelines associated with your Account, your Financial Firm refuses to bring your Account within the guidelines before the end of the Cure Period. The cancellation benefit will not become payable for any other reason, and it will not become payable if the termination resulted from any action or inaction on your part. If the cancellation benefit becomes payable, the benefit will equal the Contract Fees paid under your Contract from the Issue Date through the date that we terminate your Contract. We will pay the cancellation benefit within 30 days of termination.

Examples

The following are hypothetical examples designed to help you understand how a Contract might perform in relation to your Account and choices you might make, such as making additional contributions to your Account or taking withdrawals. The hypotheticals below do not contemplate every possible combination of events and are included for illustrative purposes only. No representation regarding the performance of an Account is intended.

These hypotheticals show a minimum Income Amount. That is the lowest Income Amount that would apply on the Exercise Date, which is—the date of the first withdrawal after the Contract’s Vesting Period. The examples do not include Eligible Contributions or Excess Withdrawals before the Exercise Date unless indicated otherwise. Under these circumstances, the minimum Income Amount is 5% of the Account’s value on the Issue Date of the Contract.

HYPOTHETICAL 1—Account’s value on Exercise Date exceeds Issue Date value; Covered Event Occurs

Annuitant age on the Issue Date	58
Account’s value on the Issue Date	$100,000
Minimum Income Amount	$5,000 per year
Annuitant age on the Exercise Date	65
Account’s value on the Exercise Date	$200,000
Income Amount on the Exercise Date	$10,000 per year
Annuitant age when the Covered Event Occurs	83
Benefit Amount	$10,000 per year
Annuitant age at Death	95
Number of years the Benefit was paid	12
Total Benefit paid	$120,000

*

The minimum Income Amount shown in this example is the minimum initial Income Amount if there are no Eligible Contributions or Excess Withdrawals before the Exercise Date—the date of the first withdrawal after the Contract’s Vesting Period.

The above hypothetical shows a situation in which a Covered Event has occurred and the value of the Account on the Exercise Date exceeds the value of the Account as of the Issue Date of the Contract. In this hypothetical, the Benefit Amount received by the Annuitant would be $10,000 per year which is 5% of the Account’s value on the Exercise Date, which is larger than $5,000 per year which is 5% of the Account’s value on the Issue Date. As the Annuitant survived for twelve years following the occurrence of the Covered Event, the total Benefit Amount paid by us under the Contract would be $120,000 (which is 12 multiplied by the Benefit amount of $10,000).

HYPOTHETICAL 2—Annuitant dies with value remaining in the Account

Annuitant age on the Issue Date	62
Account’s value on the Issue Date	$100,000
Minimum Income Amount	$5,000 per year
Annuitant age on the Exercise Date	70
Account’s value on the Exercise Date	$200,000
Income Amount on the Exercise Date	$10,000 per year
Annuitant age at Death	83
Account’s remaining value at Financial Firm	$62,500
Total Benefit paid	$0

The above hypothetical shows a situation in which no Covered Event occurs because the Annuitant died prior to the reduction of the Account to zero. Because no Covered Event occurred prior to the Annuitant’s death, no Benefit Amounts are paid under this hypothetical.

HYPOTHETICAL 3—Account’s value on Exercise Date is below that on the Issue Date

Annuitant age on the Issue Date	62
Account’s value on the Issue Date	$100,000
Minimum Income Amount	$5,000 per year
Annuitant age on the Exercise Date	70
Account’s value on the Exercise Date	$90,000

HYPOTHETICAL 3—Account’s value on Exercise Date is below that on the Issue Date

Income Amount on the Exercise Date	$5,000 per year
Annuitant age when the Covered Event Occurs	85
Benefit Amount	$5,000 per year
Annuitant age at Death	92
Number of years the Benefit was paid	7
Total Benefit paid	$35,000

The above hypothetical shows a situation in which a Covered Event has occurred and the value of the Account on the Exercise Date is less than the value of the Account as of the Issue Date of the Contract. In this hypothetical, the Benefit Amount received by the Annuitant would be $5,000 per year which is 5% of the Account’s value on the Issue Date, as that amount is greater than $4,500 per year which is 5% of the Account’s value on the Exercise Date. As the Annuitant survived for seven years following the occurrence of the Covered Event, the total Benefit Amount paid by us under the Contract would be $35,000 (which is 7 multiplied by the Benefit amount of $5,000).

HYPOTHETICAL 4—Excess Withdrawal during Vesting Period

Annuitant age on the Issue Date	62
Account’s value on the Issue Date	$100,000
Minimum Income Amount	$5,000 per year
Excess Withdrawal is taken at age 64, before the end of the Vesting Period
Account’s value before the Excess Withdrawal	$120,000
Excess Withdrawal Amount	$12,000
New Minimum Income Amount (reduced proportionally by 10%)	$4,500 per year	*
Account’s value on the Exercise Date (before Excess Withdrawal) at age 65	$95,000
Income Amount based on the Exercise Date Account Value**	$4,275 per year
Income Amount on Exercise Date***	$4,500 per year
Annuitant age when the Covered Event Occurs	86
Benefit Amount	$4,500 per year
Annuitant age at Death	92
Number of years the Benefit was paid	6
Total Benefit paid	$27,000

*	Applying the proportional 10% adjustment due to the Excess Withdrawal reduces the payment by $500.
**	5% of $85,000 (reflects impacts of prior Excess Withdrawal)
***	The higher of $4,500 and $4,275

The above hypothetical shows a situation in which a withdrawal was made during the Vesting Period. All withdrawals during the Vesting Period are Excess Withdrawals. This Excess Withdrawal causes the minimum Income Amount to be recalculated. We determine the reduction to the Income Amount by calculating the proportion of the Excess Withdrawal to the value of the Account, and then reducing the Income Amount by that proportion. In this hypothetical, the Income Amount calculated on the Issue Date is $5,000 ($100,000 x 5%). It has been adjusted by the Excess Withdrawal (the withdrawal during the Vesting Period) by 10%, which is the proportion of the $12,000 Excess Withdrawal to the $120,000 value of the Account before the Excess Withdrawal occurred. The minimum Income Amount before the impact of the Excess Withdrawal is $5,000. Applying the 10% adjustment to the $5,000

Guaranteed Income Amount reduces the minimum Income Amount by $500, which means it is reduced in this hypothetical from $5,000 to $4,500. On the Exercise Date, the initial Income Amount is calculated based on the higher of the Account’s value on the Issue Date (reduced by the 10% impact of the Excess Withdrawal) and the Account’s value on the Exercise Date (also reduced by the 10% impact of the Excess Withdrawal). In this case, that results in the initial Income Amount of $4,500, which is the result when calculated at both the Issue Date, adjusted for the Excess Withdrawal, and the Exercise Date. Given that the Annuitant survives the hypothetical Covered Event in the above example by six years, this would result in a total Benefit Amount payment of $27,000 by us under the Contract (which is 6 multiplied by the Benefit amount of $4,500).

HYPOTHETICAL 5—Partial Excess Withdrawal after the Exercise Date

Annuitant age on the Issue Date	62
Account’s value on the Issue Date	$100,000
Minimum Income Amount	$5,000 per year
Annuitant age on the Exercise Date	65
Account’s value on the Exercise Date	$125,000
Income Amount on the Exercise Date	$6,250
Excess Withdrawal is taken at age 73, after the end of the Vesting Period
Account’s value at the time of the Total Withdrawal	$135,000
Total Withdrawal Amount	$10,000
Excess Withdrawal Amount (reduces Income Amount proportionally)	$3,750 (2.91%)
Ratio of Excess Withdrawal to Account’s value minus the Total Withdrawal (3,750/128,750)	2.91%
Reduction to Income Amount (2.91% of 6,250)	$182.04
Account’s value (after Total Withdrawal)	$125,000
New Income Amount (adjusted for Excess Withdrawal)	$6,067.96 per year
Annuitant age when the Covered Event Occurs	84
Benefit Amount	$6,067.96 per year
Annuitant age at Death	89
Number of years the Benefit was paid	5
Total Benefit paid	$30,339.80

The above hypothetical shows a situation in which an Excess Withdrawal is taken following the end of the Vesting Period. In this hypothetical, the Income Base calculated with respect to the Account’s value on the Issue Date is $100,000. The Income Amount based on that amount would be 5% of $100,000, which is $5,000. However, the Income Base calculated with respect to the Account’s value on the Exercise Date is $125,000. The Income Amount based on that amount would be 5% of $125,000, which is $6,250. Since the $6,250 is higher than the $5,000 amount, the initial Income Amount set on the Exercise Date is $6,250. This total withdrawal of $10,000 is composed of a withdrawal of $6,250, which is the amount withdrawn that is not in excess of the Income Amount in that Income Year, and a $3,750 Excess Withdrawal. The Account’s value before the Excess Withdrawal is $128,750, which reflects the subtraction of the amount withdrawn that was not in excess of the Income Amount. The ratio of the Excess Withdrawal of $3,750 to $128,750 is 2.91%. Reducing the Income Amount by 2.91% results in a new Income Amount of $6,067.96 going forward after the Excess Withdrawal. As in this example the Annuitant survives the Covered Event by five years, we would pay a total benefit of $30,339.80 under the Contract (which is 5 multiplied by the Benefit Amount of $6,067.96).

HYPOTHETICAL 6—Contribution to the Account after the Exercise Date

Annuitant age on the Issue Date	62
Account’s value on the Issue Date	$100,000
Minimum Income Amount	$5,000 per year
Annuitant age on the Exercise Date	70
Account’s value on the Exercise Date	$200,000
Income Amount on the Exercise Date	$10,000 per year
Additional contribution is made at Annuitant’s age 69
Additional Contribution amount	$300,000
Age when the Additional Contribution becomes an Eligible Contribution	71
Minimum Income Amount from the Additional Contribution at age 71	$15,000 per year
New Income Amount at age 71	$25,000 per year
Annuitant age when the Covered Event Occurs	83
Benefit Amount	$25,000 per year
Annuitant age at Death	90
Number of years the Benefit was paid	7
Total Benefit paid	$175,000

The above hypothetical shows a situation in which an additional contribution is made after the Exercise Date. This additional contribution results in an increase to the Income Amount when the additional contribution vests as an Eligible Contribution. Each contribution to the Account has its own two-year Vesting Period from the date of the additional contribution. In this hypothetical, the Eligible Contribution of $300,000 increases the Income Amount from $10,000 per year to $25,000 per year. As this hypothetical Annuitant survives a Covered Event by seven years, we would pay a total benefit of $175,000 under the Contract (which is 7 multiplied by $25,000).

Target Portfolio Investment Guidelines

The Contract we are offering is unusual in that the protection we provide is in relation to an Account you maintain at a Financial Firm that is wholly independent from us. We are not a party to your relationship with the Financial Firm, and we do not directly or indirectly manage your Account. However, we do require that the Financial Firm that manages your Account be approved by us. Moreover, as part of the process of approving an application for a Contract, we will review the specific investment guidelines associated with your Account. The specific investment guidelines for your Account must conform to the target portfolio investment guidelines described above under Overview, Target Portfolio Investment Guidelines.

While our agreement with your Financial Firm may delineate acceptable or unacceptable types of assets for use in your Account, we do not delineate specific assets in which you may or may not invest. Your Financial Firm has a fiduciary obligation to manage your Account in your best interest and in accordance with your investment goals and risk tolerance.

We will monitor your Account for compliance with the target portfolio investment guidelines not less frequently than monthly, and may do so more frequently. We will notify you—or confirm that your Financial Firm notifies you—if your Account no longer conforms to the target portfolio investment guidelines. In that case, we expect the breach to be cured within the Cure Period. Our notice about this to you will be electronic, unless you have elected to receive paper notices from us. We have the right to terminate your Contract if any such breach of the target portfolio investment guidelines is not resolved within the Cure Period.

Financial Firms

Approved Financial Firms will change from time to time. For a list of approved Financial Firms, please contact us at our toll-free number 833.637.4854.

Please consult with your Financial Firm to determine which model portfolios, custom portfolios, or both, your Financial Firm provides which are managed in compliance with the target portfolio investment guidelines. Depending on your Financial Firm, the service offerings that your Financial Firm provides may change from time to time and may include Accounts managed in accordance with model portfolios, custom portfolios or combinations of both. Once we have issued you a Contract, the investments held in your Account will not cause your Contract to be terminated so long as those holdings remain within the target portfolio investment guidelines discussed above.

Termination of our Agreement with your Financial Firm

It is possible that, at some time before a Covered Event, our agreement with your Financial Firm may end. We will notify you of the termination of our agreement and you have 30 days from the date of such notice to transfer your Account to a different Financial Firm that has an agreement with us to continue your Contract. If your Account is not moved to a different Financial Firm within such 30-day period, your Contract will be terminated as of the end of the Cure Period. If our agreement with your Financial Firm ends before a Covered Event, you may not be able to transfer your Account and continue your Contract (see “Portability” below). If such a transfer is not possible or if we are not informed in accordance with our requirements of your election to continue your Contract in relation to your Account at a new Financial Firm with which we have an agreement, we will terminate your Contract.

If a Covered Event has occurred and we are paying Benefit Amounts, the ending of our agreement with your Financial Firm has no impact on our continuing obligation to pay such Benefit Amounts.

Portability

If you move your Account to a Financial Firm with which we have an agreement in relation to this type of Contract, you may continue your Contract. Such transfer will not affect your Contract or any of your Contract’s features, such as the Vesting Period for the Contract, the Issue Date, or any contribution to your Account, the Income Base or the Income Amount; provided that the dollar value of your Account as of the date you open your Account at your new Financial Firm equals the dollar value of your Account as of the date that your account transferred from your prior Financial Firm.

The ownership and Annuitant designations of your Contract as of the date you close your Account at your prior Financial Firm both must be the same on the date you open your Account at your new Financial Firm. Also, we need to be informed by you or, on your behalf, your new Financial Firm that you are electing to continue your Contract in relation to the Account at the new Financial Firm. We must receive notice of your election to do so on or before the date you close your Account at your Financial Firm. The opening of your Account and your election to continue the Contract at the new Financial Firm must be completed within thirty days of closing your Account at your Financial Firm.

There are consequences to your Contract if the dollar value of your Account as of the date you open your Account at your new Financial Firm differs from the dollar value of your Account as of the date you close your Account at your prior Financial Firm, as follows:

a.

If the dollar value at the new Financial Firm is higher, we will treat the increase as a contribution to your Account, and a Vesting Period will apply to that contribution as it would to any other contribution to your Account.

b.	If the dollar value at the new Financial Firm is lower, we will treat the decrease as a withdrawal, which will have the same impact on your Income Amount and Benefit Amount as any other withdrawal.

If you do wish your Contract to continue after transferring your Account to a new Financial Firm, you and your Account must comply with the terms of our agreement with your new Financial Firm, a form of which is filed as an exhibit hereto. Other than as set forth above, the transfer of your Account to a new Financial Firm will have no effect on your Contract.

We cannot guarantee that at the time you wish to transfer your Account we will have an agreement in effect regarding this type of Contract with any other financial firm, that any financial firm with which we have an agreement will be willing to have you as its client or that you will find such other financial firm acceptable. If you transfer your Account to a financial firm with which we do not have an agreement, we will terminate your Contract.

A situation could arise, such as the termination of our agreement with your Financial Firm, where you would need to transfer your Account to a different financial firm within thirty (30) days in order to continue your Contract. We will notify you if this occurs. Our notice to you will include either a list of financial firms with which we have an operating agreement or a link to such a list, depending on whether you have elected electronic or paper communications. Again, we cannot guarantee that at such time we will have an agreement in effect regarding this type of Contract with any other financial firm, that any financial firm with which we have an agreement will be willing to have you as its client or which you find acceptable. Should continuation of your Account at your existing Financial Firm no longer be possible and a transfer of your Account to a different financial firm not be acceptable to you or be possible, for whatever reason, we will terminate your Contract.

Delivery of Payments

After the Covered Event we will deliver payments electronically to an account for the benefit of the Annuitant at the financial institution that you designate. We reserve the right to reduce each payment by a $20.00 payment processing fee if an alternate form of delivery is elected. Payments will be made monthly.

Age

The minimum age of the Annuitant for purchase of a Contract is 45. The maximum age of the Annuitant for purchase of a Contract is 85. We may require proof of the Annuitant’s age at any time.

Misstatement of Age

If the Annuitant’s age has been misstated: (a) we will adjust the Contract to what it would have been had we been provided the correct age as of the Issue Date; (b) we will recover all payments made in error if the Covered Event has occurred; and (c) we will adjust any other provision as needed to conform to the facts.

Electronic Delivery of Documents

Wherever permitted, we will provide the Contract and any reports electronically; however, you may elect to receive paper documents and reports. Information distributed through electronic means will comply with SEC guidance and the intended recipients will receive equivalent information as they would have received in paper form.

Death of the Owner

If the Owner who is the Annuitant dies, the Contract ends. If an Account owner who is not the Annuitant, such as the Annuitant’s spouse, dies, we require that the ownership designation of your Contract be changed to match the change to the ownership of your Account resulting from such death. Upon death of the Annuitant assets in the Account remain with your Financial Firm, and the inheritance of those assets is determined in accordance with any arrangements you have made for inheritance of the Account.

Our Right to Amend the Contract

The Contract is intended to be treated as an annuity under the Code and is not intended to affect the treatment of your Account under the Code. The provisions of this Contract are to be interpreted to maintain such treatments. If needed to maintain such treatments, we may amend your Contract. We will send you a copy of any such amendment. You must inform us in a form designated by us (which may include email, mail, phone, etc.) in the notice of the amendment if you refuse to accept such amendment. Any such refusal may result in adverse tax consequences. We also may amend your Contract to add or modify provisions required by any applicable state insurance department, legislation, judicial decree or regulatory order.

Non-Participating

The Contracts do not represent ownership interests in Merit; therefore, neither you nor the Annuitant share in the Company’s profit or surplus.

Distribution of the Contracts

We have engaged INTE Securities, LLC (“INTE”) to act as principal underwriter for the distribution of the Contracts. Some of our administrative office personnel who may sell these Contracts to clients of the Financial Firms may be registered representatives of the principal underwriter. INTE is organized as a corporation under Florida law. We agreed to pay INTE a fee of $100,000 for their services as principal underwriter, which was paid by us in 2021 – no other payments were made to INTE except a $556.00 payment in 2022. We have a best efforts arrangement under which INTE is required to take and to pay for only such securities as they may sell to the public.

INTE is registered as a broker-dealer under federal law with the SEC under the Securities Exchange Act of 1934, as amended, as well as with the securities commissions of the states in which it operates. It is a member of the Financial Industry Regulatory Authority (“FINRA”). More information about INTE is available through FINRA as www.finra.org or by calling 800-289-9999.

We do not compensate any Financial Firm or any of their personnel, including the financial advisors who work directly with clients, or any affiliate of a Financial Firm or any representatives of such affiliates, for making available Contracts and educating clients about the Contracts. We may compensate Financial Firms and other business partners for their role in administering Contracts, including: (a) providing us with the information we need to administer the Contracts; and (b) assessing our periodic Fees and forwarding them to us. Such compensation may include both a flat amount and a percentage of the value of the applicable Accounts.

Financial Strength

One important criterion state insurance departments use to assess the financial strength of the companies they regulate are risk-based capital (“RBC”) ratios. These measure the relationship of an insurer’s capital to the risks inherent in the types of liabilities it incurs based on the types of insurance on its books.

When such ratios fall below regulatorily stipulated levels, that provides an indication to insurance departments that an insurer in that circumstance may require enhanced regulatory review and, possibly, intervention.

Merit was purchased from its prior owners on December 31, 2019. Our RBC ratio reflects our capital in relation to the legacy policies on our books that we inherited from our prior owners, in relation to the Contracts and in relation to other business we may conduct subsequent to the effective date of this prospectus. We will strive to maintain strong RBC ratios primarily through additions to capital from future earnings.

In addition, we have been provided a capital maintenance agreement (“CMA”) by 777 Partners, LLC (“777”). 777 is a large, diversified investment firm, which owns 75% of the economic interest in Brickell, the direct parent of Merit. The CMA commits 777 to provide capital needed to maintain Merit’s RBC/CAL (company action level) ratio at 350%. Risk-Based Capital is the amount of statutory equity required to support the business of Merit, and is principally a function of four factors: (i) the quality of the assets invested to support insurance and annuity reserves; (ii) the mortality and other insurance- related risks; (iii) the interest-rate risk resulting from potential mismatching of assets and liability durations; and (iv) general business risks. Maintaining our RBC/CAL ratio at 350% is in excess of the required RBC/CAL ratio mandated by the state insurance departments in the states in which we do business.

Administration of the Contracts

We have entered into agreements with Financial Firms to provide the information we need to issue and administer the Contracts and collect our Fees. We also may have agreements with certain vendors that provide us with software support and programs that enable us to administer the Contracts. We compensate such vendors for their services.

Group Contracts

We may issue the protection described in this Prospectus pursuant to a group contract. If that is the case, we issue you a certificate outlining your rights and obligations as a certificate holder under the group contract rather than as an owner of an individual contract. Those rights and obligations are the same as those applicable to owners under an individual contract. Should the group contract be terminated for any reason, we will stop enrolling group members as new purchasers.

Notice to Us

Any required notice to us must be received at our Administrative Office 1900 South Blvd., Suite 300 Charlotte, NC 28203. We may accept written or electronic notice, which may be via the Internet or over the telephone. Our email address is customerservice@meritlifegroup.com. You also may contact us through our website –http://meritlifegroup.com. Notices must meet our applicable requirements, which includes the information we need to carry out the transaction requested and sufficient information to verify your identity.

Change of Designation and Transfer

You may not change the Annuitant designation of a Contract.

In the event that the ownership designation of your Contract is changed, we require such change to match any change to the ownership designation of your Account. However, we retain the right to terminate your Contract if such changed ownership designation does not meet our underwriting requirements or would violate applicable law or regulations.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of U.S. Federal income tax implications of the Contracts. It is based on our interpretation of current law and regulations. This discussion does not cover every possible situation or circumstance. In addition, we are not providing any discussion of potential tax implications under applicable state, local or other jurisdiction’s income tax laws. We are not providing any discussion of potential consequences of gift, estate or inheritance tax laws or any other potential tax consequences. Actual tax consequences depend on your particular circumstances. We also do not address the tax implications of your Account.

We can give no assurance that the Internal Revenue Service (“IRS”) will agree, whether now or in the future, with our interpretations of the income tax implications of the Contracts or the effect, if any, of the Contracts on the tax treatment of your Account. We can give no assurance that any court will agree with our interpretations or any interpretation provided by your Financial Firm should any such interpretation be challenged by the IRS.

Tax laws, regulations and interpretations may change over time and affect the tax treatment of your Contract and/or your Account.

You should consult your own qualified tax advisor regarding potential tax implications of owning a Contract in your particular circumstances.

We intend to treat Contracts as annuity contracts under Federal income tax law. In coming to this conclusion, we have reviewed various private letter rulings (“PLRs”) issued by the IRS.1 Similar to the facts in the PLRs, Merit will issue Contracts to purchasers who maintain their Account with Financial Firms with which Merit has an agreement. All Financial Firms will be unrelated to Merit. Contracts will be issued to each purchaser, evidencing Merit’s promise to pay a fixed stream of payments to the Annuitant for life if the value of the investment account is reduced to zero during the lifetime of the Annuitant (“Covered Event”) due to making certain withdrawals. The assets in the Account will be managed by your Financial Firm. The amount of the payments if a Covered Event occurs (“Benefit Amount”) depends upon the value of the investment account at the time of the first withdrawal from the Account. The contract provides that the owner will be able to annually withdraw up to 5% of the value of the Account (“Income Amount”). The Income Amount may subsequently increase due to additional contributions or may decrease due to Excess Withdrawals. If the owner takes Excess Withdrawals, the Income Amount and future Benefit Amounts which may be paid will be proportionately reduced. To the extent the investment account is reduced to zero due to withdrawals during the life of the Annuitant, Merit will pay Benefit Amounts to the Annuitant equal to the Income Amount at the time the value of the investment account becomes zero for reasons other than Excess Withdrawals. The way in which the Merit Contracts will operate are substantially similar to the facts in the PLRs issued with respect to other contingent deferred annuities. On this basis, we believe that the Merit Contracts will be treated as annuities within the meaning of Code Section 72.

Federal tax law may be interpreted by the IRS to require that some benefit amount be paid once the Annuitant reaches a certain age to be specified in the Contract for the Contract to be considered an annuity. Since we require that you take your first withdrawal not later than the Annuitant’s 95th birthday, we believe we are in compliance with such an interpretation.

The tax treatment of a Contract and certain transactions in relation to the Contract depend on whether the Contract is issued in conjunction with a “non-qualified” or a “qualified” Account. A non-qualified Account is one that is not being held as part of a tax preferred retirement plan such as Individual Retirement Account (“IRA”), a Roth IRA, a 403(b) plan, a 457 plan, a 401(k), etc. We issue Contracts in conjunction with non-qualified Accounts and in conjunction with IRAs and Roth IRAs.

1

See PLR 200949007 (July 30, 2009); PLR 200949036 (July 30, 2009); 201001016 (January 8, 2010); 201105004 (February 4, 2011); 201105005 (February 4, 2011); PLR 201117012 (April 29, 2011); 201117013 (April 29, 2011); 201128017 (July 15, 2011); 201129029 (July 22, 2011).

As to Contracts established in conjunction with non-qualified Accounts:

•	We treat your Contract as separate and apart from your Account for income tax purposes.

•

Your Contract must be owned by you, you and your spouse, or an entity, such as a trust, acting as agent for a natural person. We do not opine on whether an entity owner will be considered by the IRS to be acting as agent for a natural person.

•

We expect the fact of there being a Contract held in conjunction with your Account will not have any impact on the tax treatment of your Account or the treatment of any distributions, redemptions, dividends, dispositions of assets, holding periods or other potential transaction in or from your Account.

•	We expect that amounts taken from your Account to pay our Fees will be treated for income tax purposes the same as any other redemption or withdrawal from such Account.

•

We intend to report Benefit Amounts paid pursuant to Contracts held in conjunction with non-qualified Accounts as subject to annuity “exclusionary rules”. These rules treat a portion of each Benefit Amount payment as a return of the tax basis in the Contract (until all such tax basis is returned). That portion considered a return of tax basis is called the “exclusionary amount” and is treated as non-taxable. Your total tax basis in your Contract would be the sum of all Fees paid for the Contract. The portion of each Benefit Amount above the exclusionary amount will be reported as ordinary income. Once all the tax basis has been returned, the entire amount of each Benefit Amount will be reported as ordinary income.

As to Contracts issued in conjunction with qualified Accounts:

•

We consider your Contract to be held by the entity established as an IRA or Roth IRA. We will rely on the representations of your Financial Firm that such entity qualifies as an IRA or Roth IRA. We are not responsible for administering such entity in a fashion that complies with the requirements for an IRA or Roth IRA.

•	We expect that our Fees taken from your Account will not be treated as distributions from your IRA or Roth IRA for tax purposes.

•	Any amounts you withdraw to meet required minimum distributions for your Account will not be treated as Excess Withdrawals.

•	We expect to report all Benefit Amounts for Contracts issued in conjunction with qualified Accounts as ordinary income.

•

We cannot guarantee that any Financial Firm or other financial institution acting as trustee or custodian for the IRA trust or custodial account holding your Contract will continue to be able and/or willing to act in such role while your Contract is in effect. This may be the case if and when we begin to pay Benefit Amounts. Should you want or need to transfer your Contract held in an IRA or Roth IRA trust or custodial account to a different IRA or Roth IRA trust or custodial account in a manner that does not trigger then current taxation, such transfer should be accomplished pursuant to the law and the regulations of the Internal Revenue Service in effect at the time of the transfer. Currently, transfers that do not trigger a taxable event are either a “trustee-to-trustee” transfer or a rollover where your Contract is transferred to you and you transfer it to a new applicable trust or custodial account within a 60-day period.

Should you elect to use bank drafting to pay our Fee, the amounts you pay may be treated as contributions to your IRA or Roth IRA. If so, such contributions would be subject to rules as to your eligibility to make contributions at that time, and to the annual limits on contributions.

Tax Withholding. Before the occurrence of a Covered Event, taxes will typically be withheld by your Financial Firm. Following the occurrence of a Covered Event, we will withhold such tax payments. Generally, federal income tax is withheld from the taxable portion of withdrawals at a rate of 10%. Withholding on periodic payments as defined by the Code is at the same rate as wages. Typically, you may elect not to have income taxes withheld or to have withholding done at a different rate. Special withholding rules apply to United States citizens residing outside the United States and to nonresident aliens.

Required Minimum Distributions. Generally, qualified Accounts (except for Roth IRAs) are subject to lifetime required minimum distributions. For IRAs, you must begin receiving required minimum distributions by April 1 of the year following the year in which you reach age 73 (age 72 for individuals who reached age 72 between January 1, 2020 and before January 1, 2023; 70 1⁄2 for individuals who attained age 70 1⁄2 before January 1, 2020). There is a 25% penalty tax (which may be reduced to 10% if corrected during a two-year correction period) on the undistributed amount if you fail to take required minimum distributions.

The required minimum distribution rules require that the entire interest in the qualified Account generally must be distributed not later than the required beginning date or distributed, beginning not later than the required beginning date, over your life or the life expectancy of the owner, or the joint lives or joint life expectancy of you and your designated beneficiary. These requirements do not apply to a Roth IRA during the owner’s life. If you have more than one IRA, you must determine the required minimum distribution separately for each IRA based on the account balance and beneficiary of each IRA. Required minimum distributions may be taken from one or more of the other IRAs that you own, to the extent permitted under federal tax law. We calculate the required minimum distribution based solely on your qualified Account’s value for purposes of determining whether a withdrawal from your qualified Account is to be treated as an Excess Withdrawal.

Seek Tax Advice

The above description of federal income tax consequences of the different types of arrangements which may be covered by a Contract offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering the purchase of a Contract in connection with an arrangement described above should first consult a qualified tax advisor, with regard to the suitability of the Contract for such arrangement.

OTHER TAX MATTERS

Continuation upon the Death of an Owner

We permit naming spouses as joint owners of a nonqualified Contract; however one spouse must be designated as the Annuitant. If the spouse Account owner who is named as the Annuitant dies, your Contract ends. If the spouse Account owner who is not named as the Annuitant dies before the spouse Account owner who is the Annuitant, the Contract will continue. We require that the ownership designation of your Annuity be modified to match any change to the ownership designation of the Account subsequent to the death of the owner who was not named as Annuitant. The Contract does not have any cash or surrender value, or provide a death benefit.

All Contract provisions relating to a spouse are available only to a person who meets the definition of “spouse” under federal law. The U.S. Supreme Court has held that same-sex marriages must be permitted under state law and that marriages recognized under state law will be recognized for federal law purposes. Domestic partnerships and civil unions that are not recognized as legal marriages under state law, however, will not be treated as marriages under federal law. Consult a tax adviser for more information on this subject.

Medicare Tax

Distributions from nonqualified annuity contracts will be considered “investment income” for purposes of the Medicare tax on investment income. Thus, in certain circumstances, a 3.8% tax may be applied to some or the entire taxable portion of distributions (e.g., earnings) from a Contract to individuals whose income exceeds certain threshold amounts. We are required to report distributions made from nonqualified annuity policies as being potentially subject to this tax. While distributions from Qualified Accounts are not subject to the tax, such distributions may be includable in income for purposes of determining whether certain Medicare Tax thresholds have been met. Please consult a tax advisor for more information.

Changes to the Ownership Designation and/or the Tax Status

We require that the Contract’s ownership designation match that of the Account. Changing the ownership designation of the Account may result in tax consequences for you. However, we do not expect a change in ownership to change the tax treatment of your Contract, the payment of Fees or, after any Covered Event, of payment of the Benefit Amounts.

You may change the tax status of your Account from an IRA to a Roth IRA or a non-qualified account. There are tax and other implications in connection with such a change. This change most likely will require a change in the ownership designation of your Account (to reflect the changed tax status), and as a result, in the ownership designation of the Contract. This will require a matching change to the tax status of the Contract. The consequence of such a change for your Contract are that: (a) the potential expansion of the Income Amount in an Income Year to accommodate the required minimum distributions that apply if the Contract is held by an IRA would no longer apply; and (b) if a Covered Event were to subsequently occur, the taxation of the payment of Benefit Amounts would be in accordance with the tax status of the Contract when the Covered Event occurred.

Possible Tax Law Changes

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Contract could change by legislation or otherwise. Consult a tax advisor with respect to legislative developments and their effect on the Contract. We make no guarantee regarding the tax status of any Contract and do not intend the above discussion as tax advice.

MANAGEMENTS DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

Merit is a life and health insurance company and is licensed in 45 states, the District of Columbia, and the U.S. Virgin Islands. Merit was re-domesticated to Texas from Indiana on January 28, 2019. Merit is currently pursuing re-domestication from Texas to Oklahoma.

Merit was purchased by Brickell from Springleaf Finance Corporation in a transaction that closed on December 31, 2019. Brickell was formed in December 2018 by 777 for the purpose of making investments in insurance carriers. 777 is a diversified financial service holding company with a core focus on long term investments in the insurance industry. Steven W. Pasko, co-founder and co-managing partner at 777, is the sole managing member of Brickell through MTCP LLC, and is thus the controlling shareholder of Merit. See the organizational chart under “Business—Our Structure” below for an illustration of our ownership structure.

Prior to Brickell’s acquisition at the end of 2019, the Company was engaged in credit life, credit accident and health, and non-credit term products which was fully reinsured by American Health and Life Insurance Co. (AHL) and Triton Life Insurance Company (Triton). These blocks of business are administered by AHL and Triton under separate administrative agreements. There are a few group annuity contracts in run-off that were issued or assumed by the Company from American International Group, Inc. which remain with the Company.

In February 2020, in connection with the acquisition of Merit by Brickell, 777 entered into a Capital Maintenance Agreement with Merit. The Capital Maintenance Agreement provided by 777 stipulates that 777 will provide capital to Merit to ensure that its Risk Based Capital / Company Action Level ratio is at least 350%. As of the date of this prospectus, no payments have been made by 777 under the Capital Maintenance Agreement, as Merit’s Risk Based Capital / Company Action Level ratio has remained at least 350% at all times since entering into the agreement. No capital contributions have been made under this agreement to date. As discussed further below, apart from the Capital Maintenance Agreement, Brickell has made capital contributions to the Company primarily to fund the Company’s operating expenses and increase/maintain the Company’s capital and surplus.

We are in the process of expanding our business going forward to include issuance and administration of other annuity products, in addition to the issuance and administration of the Contracts. We may pay commissions and for marketing services in connection with the distribution of these other annuities.

The Contracts provide income protection on wealth management accounts and provide income protection for life. Merit does not pay commissions in connection with distribution of the Contracts. The fee for the Contracts is a fixed percentage of the value of the client’s Account at the Financial Firm and is assessed quarterly. This fee is fixed for the life of the Contract.

We began offering the Contracts to the public in 2021. To date, we have sold only a small number of Contracts, as we continue to establish our operations and brand. As of December 31, 2022, there was only one outstanding Contract. We continue to make efforts to significantly expand the distribution network for the Contracts. Merit is also pursuing new business activities, including the offering of other insurance products. It is uncertain whether any of these efforts will be successful.

All financial information presented in this prospectus has been prepared in accordance with Statutory Accounting Principles (“SAP”) developed by the National Association of Insurance Commissioners (“NAIC”) and adopted by the Texas Department of Insurance (“TDI”). These accounting principles differ from accounting principles generally accepted in the United States of America (“GAAP”), which are designed to measure a business on a going-concern basis. GAAP gives consideration to matching of revenue and expenses and, as a result, certain insurer expenses are capitalized when incurred and then amortized over the life of the associated policies. The valuation of assets and liabilities under GAAP is based in part upon best estimate assumptions made by the insurer. Stockholders’ equity under GAAP represents both amounts currently available and amounts expected to emerge over the life of the business. As a result, the values for assets, liabilities and equity reflected in financial statements prepared in accordance with GAAP may be different from those reflected in financial statements prepared under SAP.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based on our financial statements. The preparation of our statutory basis financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Management determined there were no critical accounting estimates.

Financial Position as of and for the years ended December 31, 2022 and 2021

Admitted Assets
(‘000s)	2022	2021	Change
Investments
Bonds, at amortized cost	$50,451	$51,042	$(591)
Common Stocks	696	1,333	(637)
Cash and Short-term Investments	1,076	2,303	(1,227)
Other Invested Assets	789	817	(28)

Total Cash and Investments	53,012	55,495	(2,483)
Accrued Investment Income	453	477	(24)
Guaranty Funds receivable	4	4	—
Other receivables and premium tax receivables	62	956	(894)

Total Admitted Assets	$53,531	$56,932	$(3,401)

Liabilities, Capital, and Surplus Funds
	2022	2021	Change
Aggregate policy and contract liabilities, life and annuity reserves and policy and contract claim reserves	$25,695	$28,494	$(2,799)
Accounts payable and accrued expenses	2,861	2,532	329
Interest Maintenance Reserve	119	244	(125)
Asset valuation reserve	516	646	(130)

Total Liabilities	29,191	31,916	(2,725)

Common Stock	2,500	2,500	—
Paid-in Surplus	41,259	35,058	6,201
Unassigned deficit	(19,419)	(12,542)	(6,877)

Surplus	21,840	22,516	(676)
Capital and Surplus	24,340	25,016	(676)

Liabilities, Capital, and Surplus	$53,531	$56,932	$(3,401)

Assets

At December 31, 2022, the Company had total net admitted assets of $53.5 million compared to total net admitted assets at December 31, 2021 of $56.9 million, a net decrease of $3.4 million.

Invested Assets

At December 31, 2022, cash and investments had a net decrease of approximately $2.5 million compared to the same period in 2021. Bonds and common stocks decreased by approximately $1.2 million during the year. Bonds and common stock purchased and sold resulted in net proceeds of approximately $364 thousand. The decrease also includes non-cash activity: a) unrealized market value and foreign exchange losses for common stock of approximately $555 thousand, b) net amortization reductions of approximately $185 thousand, and c) realized losses of $152 thousand on the sale of bonds. The unrealized market value and foreign exchange losses reduced surplus. Some of the investments were sold to partially fund the Company’s operations. Please see the “Cash Flow and Liquidity” under “Financial Position as of and for the years ended December 31, 2022, and 2021” for additional information.

Deferred Tax Assets

At December 31, 2022, and 2021, net deferred tax assets required a full valuation allowance because the criteria to maintain a net deferred tax asset were not met.

Other receivables and premium tax receivables

At December 31, 2022, the Company had approximately $62 thousand in admitted other than invested assets, which included premium tax receivables of $52 thousand and a rent deposit of $10 thousand. The largest variance from 2021 was the note receivable of $875 thousand due from Brickell, which was collected in 2022.

Liabilities

Aggregate policy and contract liabilities, life and annuity reserves and policy and contract claim reserves

The benefit reserves for Merit decreased by approximately $2.8 million from December 31, 2021, primarily due to benefit payments made to insureds partially offset by the unwinding of a discount embedded in the benefit reserves. The benefit reserves are not from current underwriting activities but rather represent legacy liabilities from the Company’s prior owners.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses increased by approximately $329 thousand from December 31, 2021, which was primarily related to a $571 thousand increase in general and administrative expenses incurred for the build out of operations, an increase of approximately $260 thousands in due to affiliates, partially offset by approximately $480 thousand decrease in unclaimed property payable.

Results of Operations

Merit’s operating results for the years ended December 31, 2022, and 2021 was as follows ($000s):

	2022	2021	Change
Net Investment Income	$1,526	$1,453	$73
Premiums and Other Income	4	17	(13)
Change in reserves and insurance expenses	(8,109)	(7,081)	(1,028)

Net Loss from Operations	(6,579)	(5,611)	(968)
Taxes	—	—	—

Net loss from Operations before net Realized losses	(6,579)	(5,611)	(968)
Net Realized (losses) gains, less capital gains tax	(32)	95	(127)

Net loss	$(6,611)	$(5,516)	$(1,095)

Merit has not underwritten significant new business since 2019. Since 2019, the Company has been focused on establishing its operations and making efforts to significantly expand its distribution network for the Contract. We expect that our primary business going forward will be the issuance and administration of the Contract, as well as any new annuity products that we sell in the future. We expect to begin selling a new annuity product in the third quarter of 2023. As a result of these efforts, premium and fee receipts (and commission payments and other expenses) are expected to increase, although there is no guarantee that our efforts will be successful. Capital contributions are also expected to support future growth and operations.

Cash Flow and Liquidity

Merit’s cash flows in 2022 were primarily used to fund its operations as it develops its current and future insurance product offerings. Funding for these expenses has come from capital contributions made by Brickell and the sale of invested assets.

Merit’s cash flow for the years ended December 31, 2022, and 2021 was as follows ($000s):

	2022	2021	Change
Net Investment Income Received	$1,774	$1,725	$49
Benefits Paid	(2,830)	(3,456)	626
Operating expenses	(6,814)	(5,781)	(1,033)

Net Cash used in operations	(7,870)	(7,512)	(358)

Proceeds from Investments	5,735	18,727	(12,992)
Cost of Investments	(5,371)	(17,641)	12,270
Capital and paid in Surplus	6,200	5,200	1,000
Other, Net	79	(893)	972

Net decrease in Cash and Short-Term Investments	$(1,227)	$(2,119)	$892

Cash from operating activities had a net decrease of approximately $358 thousand. The change is predominately due to the increase in general and administrative expenses paid of $1.0 million, offset by the decrease in legacy annuity benefits paid of $626 thousand. The increase in general and administrative expenses was primarily attributable to the expected launch of a new annuity product in the third quarter for 2023, as additional costs were incurred for the planning and building of a policy administration system and product development (e.g., hiring additional personnel, engaging consultants, acquiring new technologies). The decrease in the legacy annuity benefits paid was due to the continued run-off of the Group Annuities Closed Block.

During 2022, Brickell contributed $6.2 million in capital to the Company. Capital contributions were used to fund operating expenses throughout the year. Brickell issued a note receivable for capital of $780 thousand at December 31, 2022. That capital contribution was received on March 2, 2023, as such, the note receivable was a non-admitted asset as of December 31, 2022. During 2021, Brickell contributed $5.2 million in capital primarily to keep the Company’s capital and surplus levels above $25 million. Capital contributions received during 2021 were treated as admitted assets of the Company.

On March 2, 2023, Brickell made a $780,000 capital contribution to the Company. Brickell will continue to make additional capital contributions in 2023.

Brickell was not allowed to receive dividends without the prior approval of the TDI until after December 31, 2022, a period of three years after the purchase of Merit by Brickell. Dividend payments to Brickell are not expected in 2023.

Off Balance Sheet Arrangements

Other than the Capital Maintenance Agreement between the Company and 777, Merit does not have (and there have not been since 2020) transactions, arrangements or other relationships with entities or other persons that are reasonably likely to materially impact liquidity, or the availability of or the requirements to maintain capital resources.

High Yield Financing, High Risk Investments and Other Unusual Transactions

Merit does not participate or have holdings involving (and there not have been since 2020), high yield financings, high risk investments or unusual transactions that have had or are likely to have a material impact on the Company’s financial condition or summary of operations.

Results of Operations

Merit’s operating results for the years ended December 31, 2021, and 2020 were as follows ($000s):

	2021	2020	Change
Net Investment Income	$1,453	$1,562	$(110)
Premiums and Other Income	17	28	(11)
Change in reserves and insurance expenses	(7,081)	(7,284)	204

Net Loss from Operations	(5,611)	(5,694)	83
Taxes	—	—	—

Net Loss from Operations before net Realized Capital Gains (Losses)	(5,611)	(5,694)	83
Net Realized Gains (Losses), less capital gains tax	95	(1,975)	2,070

Net Loss	$(5,516)	$(7,669)	$2,153

Merit was not actively underwriting new business in either 2021 or 2020. Net loss improved by approximately $2.2 million. The change is predominately due to the increase in net realized gains (losses) of approximately $2.1 million, decrease in changes in reserves and insurance expenses of approximately $200,000, offset by a decrease in investment, premiums and other income of approximately $100,000.

Cash Flow and Liquidity

Merit’s cash flow for the years ended December 31, 2021, and 2020 were as follows ($000s):

	2021	2020	Change
Net Investment Income Received	$1,725	$1,574	$151
Benefits Paid	(3,456)	(3,849)	393
Operating Expenses	(5,781)	(4,856)	(925)
Federal Income Taxes Paid	—	(1,494)	1,494

Net Cash Used in Operations	(7,512)	(8,625)	1,113
Proceeds from Investments	18,727	13,114	5,613
Cost of Investments	(17,641)	(19,320)	1,679
Capital and Paid-in Surplus	5,200	12,154	(6,954)
Other, net	(893)	1,127	(2,020)

Net decrease in Cash and Short-Term Investments	$(2,119)	$(1,550)	$(569)

Operating cash flows improved by $1.1 million for the year ended December 31, 2021, as compared the year ended December 31, 2020, principally due to a federal tax payment made in 2020 (no taxes were paid in 2021) and lower benefits paid in the Group Annuities Closed Block, partially offset by an increase in operating expenses. Merit’s cash flows in 2021 were used primarily to fund its operations. Funding for these expenses came from capital contributions made by Brickell in 2021.

During 2021 and 2020, Brickell made capital contributions to the Company of $5.2 million and $12.4 million respectively, in each case to keep the Company’s capital and surplus levels above $25 million and to fund operating expenses.

Please see “Cash Flow and Liquidity” under “Financial Position as of and for the years ended December 31, 2022, and 2021” for additional information.

Quantitative and Qualitative Disclosures about Market Risk

In accordance with SAP developed by the NAIC and adopted by the TDI, the significant majority of our assets and liabilities are carried at amortized cost and not at fair value. As a result, the elements of market risk discussed below do not generally have a material impact on our financial position or results of operations.

Our primary market risk exposure results from interest rate fluctuations, equity price movements and changes in credit spreads.

Risk Management

Our Risk Management Framework contemplates a wide range of market risks and focuses on exposures and risk limits for the Company. Our integrated process is coordinated amongst our Risk Management, Investment, and Finance areas.

Our process utilizes a variety of risk mitigation tools including:

•	Sensitivity analysis (interest rates, equity markets)

•	Asset/liability management

•	Stress testing

•	Corporate governance

Market Risk—Fair Value Exposures

We have exposure to market risk through the Contracts and general account investment activities. We will have additional exposure to market risk through any new products we bring to market. We define market risk as changes in fair value resulting from changes in interest rates or equity market prices. We regularly analyze our exposures to interest rates and equity markets.

Interest Rates

Our market risk exposure to changes in interest rates principally arises from investments in fixed-income securities (primarily publicly traded corporate and government bonds and asset-backed securities) within our general account and underlying collateral supporting our annuity programs.

We manage interest rate risk as part of our asset and liability management strategies, which include maintaining an investment portfolio that has a weighted average duration approximately equal to the duration of our estimated liability cash flow profile. We also employ product design and pricing strategies to mitigate the potential effects of interest rate movements. These strategies include the use of mortality, withdrawals, lapses, and other critical elements in our products.

We analyze interest rate risk using models that forecast cash flows of the liabilities and their supporting investments. These projections involve evaluating the potential gain or loss on most of our in-force business under various increasing and decreasing interest rate environments. State insurance department regulations require that we perform some of these analyses annually as part of our review of the sufficiency of our regulatory reserves. We measure relative sensitivities of the value of our assets and liabilities to changes in key assumptions using internal models. These models reflect specific product characteristics and include assumptions based on current and anticipated experience regarding lapse, mortality, and interest crediting rates. In addition, these models include asset cash flow projections reflecting interest payments, sinking fund payments, principal payments, bond calls, prepayments and defaults.

Credit Risk

Credit risk is the risk the Company assumes if its debtors, customers, reinsurers and other counterparties may be unable or unwilling to pay their contractual obligations when they come due as a result of economic consequences, legal disputes, downgrades or a variety of situations. It is the Company’s practice to monitor credit risk and limit risk concentration whether in the investment portfolio, counterparty exposure or legal. Where possible, the Company secures its positions through various instruments.

Equity Markets

Our market risk exposure to changes in equity markets principally arises from the underlying covered investment portfolios used in association with our contingent deferred annuity product. The primary risk relates to lower equity returns relative to the assumptions used in our original pricing of the product. The Company has limited exposure to equity securities within its general account. Our market risk exposure to changes in interest rates will arise primarily in relation to the guarantees we provide under the Contracts and in any new products we are working to bring to market.

Contingent Deferred Annuity Market Risk

Our primary risk exposure under the Contracts relates to actual deviations from the original assumptions used in the pricing of the product, including capital market assumptions such as interest rates, market volatility and equity market returns, and actuarial assumptions. Specifically, sustained declines in equity markets increases the likelihood of Contract account values subsequently falling to zero over a shorter period of time in which our Company would be required to begin paying claims.

BUSINESS

Our History

Merit Life Insurance Co. was founded and incorporated as a stock company in Evansville, Indiana in 1957 to write credit life, credit disability, term life and disability income insurance. Brickell purchased Merit from Springleaf Finance Corporation, the predecessor parent company to Merit, on December 31, 2019 for the purpose of offering lifetime income guarantees. Thus far, the type of lifetime income guarantees offered has been the Contracts. We are pursuing the development of additional products.

As of May 1, 2023, we had approximately 16 employees all of whom are in the United States. Merit appreciates the importance of retention, growth and development of our employees. We aim to offer competitive compensation and benefits packages. Our leadership understands the importance of diversity, inclusion, and equity and is continually evaluating opportunities to strengthen Merit in these areas.

The Company is licensed in 45 states, the District of Columbia and the US Virgin Islands. It is in the process of seeking licenses in 4 more states, in order to be licensed in all states except New York. It is rated investment grade A- by AM Best. Brickell is a diversified insurance holding company. The Contract has been approved in 36 states, including the District of Columbia.

As described below, substantially all of the Company’s business prior to December 31, 2019 was reinsured out of the Company as part of our purchase by Brickell.

Our Structure

Note: Salt Lake Acquisition Corporation was dissolved on April 11, 2022.

*	MTCP LLC is a Florida vehicle holding investments for Steven W. Pasko.

2019 Stock Purchase Agreement and Related Agreements

In accordance with the terms of and subject to the conditions set forth in the Stock Purchase Agreement dated as of March 7, 2019 by and among Brickell Insurance Holdings, LLC and Springleaf Financial Corporation (“Springleaf”) (the “Stock Purchase Agreement”) pursuant to which Brickell acquired the Company from Springleaf, Springleaf took a number of actions (collectively, the “Reinsurance and Transfer Arrangements”). First, effective on or prior to the closing of the Stock Purchase Agreement, Springleaf caused Merit to enter into reinsurance agreements (the “Reinsurance Agreements”) with respect to all insurance policies and all certificates or other evidence of coverage that were written by the Merit on or prior to the closing of the Stock Purchase Agreement, with the exception of the Group Annuities Closed Block referenced below, with American Health and Life Insurance Company (“AHL”) and Triton Insurance Company (“Triton”), each a Texas-domiciled insurance company and affiliate of Springleaf. In addition, simultaneously with its entry into the Reinsurance Agreements, Merit entered into related administrative services agreements with each of AHL and Triton, pursuant to which each such company will assume the administration of all such policies ceded to it under the applicable Reinsurance Agreement (the “Administrative Services Agreements”). Prior to the Closing, each of AHL and Triton entered into trust agreements (the “Trust Agreements”) with a third-party trustee whereby AHL and Triton, as grantors, deposited assets with such trustee for the benefit of the Company in order to secure the grantors’ obligations to the Company under the Reinsurance Agreements.

Merit retains liabilities pertaining to a block of in-force group annuity contracts (the “Group Annuities Closed Block”) issued or assumed by the Company from American International Group, Inc.

Our Product

Our initial product is made available only to clients of Financial Firms registered as investment advisors.

We expect most of the clients that will be interested in the lifetime guarantees we offer will be pre-retirees starting at age 45 and retirees up to age 85.

The client’s assets will continue to be managed by her or his advisor at the Financial Firm. The only amount to be paid for our product is a quarterly Fee assessed as a percentage of the value of any Account in conjunction with which we are providing the guarantee. The Financial Firms will deduct the Fee on our behalf and forward it to us. This Fee is separate and apart from any fee the Financial Firm charges for its services to its clients.

We will not compensate the Financial Firms or their advisors in connection with their client’s election to purchase the Contract. You may transfer your Account covered by a Contract from one Financial Firm with which we have a relationship to another Financial Firm with which we have a relationship without effecting our obligations to you under the Contract.

Our Contract is designed to address the same risk that is addressed by a rider to deferred variable and deferred fixed index annuities. This rider is known as a guaranteed lifetime withdrawal benefit. The risk this rider addresses is the risk of outliving the income stream provided by withdrawals from an account. Our guarantee is similar to guaranteed lifetime withdrawal benefits in that the insurance company only has to provide income payments if and when the person(s) upon whose life the benefit is based—an annuitant—outlives an income stream drawn from the applicable assets. In the case of guaranteed lifetime withdrawal benefits, those assets are held by an insurance company as the account value of a deferred annuity. In the case of the Contract, the assets are those of the client’s account at his or her Financial Firm.

Our product creates a risk for us in connection with the investment performance of each client’s wealth management account. The risk is that, if the investment performance of the Account is lower than that assumed in our pricing, the assets in Accounts will be depleted by regular income distributions faster than assumed and we will have to pay more in claims as a result. In order to reduce that risk, we will enter into an agreement with each Financial Firm as to which of that Financial Firm’s model investment portfolios may be used in relation with our guarantee. We do not dictate or recommend to the Financial Firms how client assets should be invested within the parameters of these model portfolios. We expect most of the investments to be in investment companies—mutual funds, exchange traded funds (commonly referred to as “ETFs”) or other types of investment companies. Both we and the Financial Firms will monitor the activity in the clients’ accounts to ensure compliance with the parameters of the model portfolios.

We expect there will be some variations in our product to comply with differing laws, regulations and regulatory interpretations in the jurisdictions in which we offer the Contract.

We are not required by the federal securities laws, or by the rules of any stock exchange, to prepare annual or other periodic reports, and we do not intend to prepare or provide to contract holders any such reports. Other than the regulatory and financial information in this prospectus, which will be updated at least annually to the extent required by applicable law, financial and business information about the Company may be limited to the information made publicly available by the Texas Department of Insurance and other insurance departments. We will provide contract holders with all reports and statements regarding their contracts as required by applicable state law.

We are engaging INTE to act as principal underwriter for the distribution of this security. This firm is independent from us.

As reflected in the statutory financial information included in this prospectus, most of the liabilities of the Company incurred before December 31, 2019 have been reinsured on a 100% coinsurance basis. The Group Annuities Closed Block remains with the Company. An independent insurance company has been engaged to provide administrative services in relation to the Group Annuities Closed Block.

Financial Strength

One important criterion state insurance departments use to assess the financial strength of the companies they regulate are risk-based capital (“RBC”) ratios. These measure the relationship of an insurer’s capital to the risks inherent in the types of liabilities it incurs based on the types of insurance on its books.

When such ratios fall below regulatorily stipulated levels, that provides an indication to insurance departments that an insurer in that circumstance may require enhanced regulatory review and, possibly, intervention.

Merit was purchased from its prior owners on December 31, 2019. Our RBC ratio reflects our capital in relation to the risks inherit in our business.

We will strive to maintain strong RBC ratios primarily through additions to capital from future earnings.

In addition, we have been provided a capital maintenance agreement (“CMA”) by 777. 777 is a large, diversified investment firm, which owns 75% of the economic interest in Brickell, the direct parent of Merit. This CMA commits 777 to provide capital needed to maintain Merit’s RBC/CAL (company action level) ratio at 350%.

Competition

The Contracts are designed to provide a purchaser income payments for life in the event that his or her investment funds are depleted due to certain Covered Events. There are currently a small number of other products which provide a substantially equivalent alternative to the Contracts. In addition, there are other products which offer similar features and should be viewed as competitive in a broad sense. For example, purchasers may obtain similar lifetime income payments through purchasing a traditional annuity. Traditional annuities typically provide for a stream of income payments beginning when the annuitant achieves a stated age, and continuing until the death of the annuitant. This income stream is guaranteed to be provided to the annuitant. By contrast, the Contracts provide for such income payments only if a Covered Event occurs. As such, it is possible that an Annuitant of a Contract will not receive any payout on the Contract.

Unlike the Contracts, traditional annuities involve an insurance company managing the underlying assets of an account and paying the annuitants a fixed return. The Contracts allow the purchaser and the applicable Financial Firm to continue to manage the assets upon which the Contract is issued, which affords the purchaser the ability to enjoy any upside investment performance on the Account together with downside protection in the form of the contingent income stream which will be provided in the event that the Account is reduced to zero during the life of the purchaser through covered distributions.

Potential purchasers may also elect not to purchase a Contract to protect their Account from future depletion. In such event, the potential purchaser will not be restricted to maintain the Account with a Financial Firm with which we have a relationship and will not be subject to the target portfolio investment guidelines applicable to an account protected by a Contract. However, if a potential purchaser does not elect to purchase a Contract, the potential purchaser would not be entitled to any Benefit Amounts which would have been payable under a Contract in the event that the potential purchaser’s Account is reduced to zero.

Employees

The approximate number of current employees is 16.

Legal Proceedings

We are not a party to any material current or pending legal proceedings.

Administrative Platform

We have developed a proprietary platform—the Merit Operating Platform System (“MOPS”)—to support the administration of the Contracts.

Changes in and Disagreements with Accountants

BKD, LLP (“BKD”) had been engaged by the Company to act as auditors following the acquisition of the Company by Brickell on December 31, 2019. PriceWaterhouseCoopers LLP had previously served as the Company’s auditors prior to the acquisition by Brickell.

On March 12, 2021, the Company dismissed BKD and appointed Grant Thornton LLP (“GT”) to act as auditors of the Company for the year ended December 31, 2020. This change in auditor was approved by the board of the Company. For the fiscal years ended December 31, 2018 and 2019 and the subsequent period prior to engaging GT, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and BKD on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BKD’s satisfaction, would have caused BKD to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K. Other than the fact that BKD’s report was qualified as it related to the Company’s financial statements being presented on a statutory, and not GAAP, basis, there were no other qualifications or adverse opinions contained in the prior reports of BKD. BKD has acknowledged in the letter filed as Exhibit 16.1 to this Registration Statement that there were no disagreements between the Company and BKD over accounting issues and that the reason for the replacement is to use the same auditor for the Company as for other affiliates of Brickell.

For the two most recent fiscal years, and any subsequent interim period, prior to engaging GT, the Company did not consult with GT regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company, and GT did not provide either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Regulation

Our business is subject to a number of federal and state laws and regulations. Our operations as a life insurance company are subject to extensive laws and governmental regulations, including administrative determinations, court decisions and similar constraints. The purpose of the laws and regulations affecting our operations is primarily to protect our policyholders. Many of the laws and regulations to which we are subject are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect our operations. State insurance laws regulate most aspects of our insurance businesses, and we are regulated by the insurance departments of the states in which we sell insurance policies. The National Association of Insurance Commissioners (NAIC) assists the various state insurance regulators in the development, review and implementation of a wide range of financial and other regulations over the insurance industry.

Insurance Regulation

We are licensed to transact business in all states and jurisdictions in which we conduct an insurance business. We are a Texas-domiciled life insurance company licensed to transact business in 45 states as well as the US Virgin Islands and the District of Columbia. We currently are pursuing licenses in Alaska, Vermont, New Hampshire and Massachusetts. We are not licensed to transact business in Puerto Rico. State insurance laws regulate many aspects of our business. Such regulation is vested primarily in state agencies having broad administrative and in some instances discretionary power dealing with many aspects of our business, which may include, among other things, required reserve liability levels, permitted classes of investments, transactions among affiliates, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, mergers, and capital adequacy, and is concerned primarily with the protection of policyholders and other consumers rather than stockholders. We are subject to financial and market conduct examinations by insurance regulators from our domiciliary state and from other states in which we do business.

State laws and regulations governing the financial condition of insurers apply to Merit, including standards of solvency, risk-based capital requirements, types, quality and concentration of investments, establishment and maintenance of reserves, required methods of accounting, reinsurance and minimum capital and surplus requirements, and the business conduct of insurers, including sales and marketing practices, claim procedures and practices, and policy form content. In addition, state insurance laws require licensing of insurers. State insurance regulators have the power to grant, suspend and revoke licenses to transact business and to impose substantial fines and other penalties.

Financial Review

We are required to file detailed annual and quarterly financial reports with the insurance departments in the states in which we do business, and our business and accounts are subject to examination by such agencies at any time. These examinations generally are conducted under NAIC guidelines. Under the rules of these jurisdictions, insurance companies are examined periodically (generally every three to five years) by one or more of the supervisory agencies on behalf of the states in which they do business.

Market Conduct Regulation

The laws and regulations governing our insurance businesses include numerous provisions governing the marketplace activities of insurers including regulations governing the form and content of disclosures to consumers, advertising, product replacement, sales and underwriting practices, complaint handling, and claims handling. State insurance regulators enforce compliance, in part, through periodic market conduct examinations.

Policy and Contract Reserve Sufficiency

We are required under Texas law to conduct annual analyses of the sufficiency of our life insurance and annuity statutory reserves. In addition, other states in which we are licensed may have certain reserve requirements that differ from those of Texas. In each case, a qualified actuary must submit an opinion each year that states that the aggregate statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the affected insurer must set up additional reserves by moving funds from surplus. We have submitted these opinions without qualification as of December 31, 2022 to applicable insurance regulatory authorities.

Risk-Based Capital (RBC) Requirements

The NAIC has established a standard for assessing the solvency of insurance companies using a formula for determining each insurer’s RBC. The RBC model act provides that life insurance companies must submit an annual RBC report to state regulators reporting their RBC based upon four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirement is determined by applying factors to various asset, premium and reserve items, with the factor being higher for those items with greater underlying risk and lower for less risky items. The formula is intended to be used by insurance regulators as an early warning tool to identify under capitalized companies for purposes of initiating further regulatory action. Companies that do not maintain total adjusted risk-based capital in excess of 200% of the company’s authorized control level risk-based capital may be required to take specific actions at the direction of state insurance regulators. At December 31, 2022, Merit had statutory equity in excess of 10 times the Authorized Control Level RBC. Merit believes that its statutory equity is more than sufficient to satisfy its foreseeable financial obligations.

NAIC Ratios

The NAIC is a voluntary association of state insurance commissioners formed to discuss issues and formulate policy with respect to regulation, reporting and accounting of insurance companies. Although the NAIC has no legislative authority and insurance companies are at all times subject to the laws of their respective domiciliary states, and to a lesser extent, other states in which they conduct business, the NAIC is influential in determining the form in which such laws are enacted. Model insurance laws, regulations and guidelines have been promulgated by the NAIC as minimum standards by which state regulatory systems and regulations are measured.

The NAIC also has established a set of 12 financial ratios to assess the financial strength of insurance companies. The key financial ratios of the NAIC’s Insurance Regulatory Information System, or IRIS, which were developed to assist insurance departments in overseeing the financial condition of insurance companies, are reviewed by experienced financial examiners of the NAIC and state insurance departments to select those companies that merit highest priority in the allocation of the regulators’ resources. IRIS identifies these key financial ratios and specifies a range of “unusual values” for each ratio. The NAIC suggests that insurance companies that fall outside the “usual” range in four or more financial ratios are those most likely to require analysis by state regulators. However, according to the NAIC, it may not be unusual for a financially sound company to have several ratios outside the “usual” range.

Statutory Accounting Principles (SAP)

SAP is a basis of accounting developed by U.S. insurance regulators to monitor and regulate the solvency of insurance companies. In developing SAP, insurance regulators were primarily concerned with evaluating an insurer’s ability to pay all its current and future obligations to policyholders. As a result, statutory accounting focuses on conservatively valuing the assets and liabilities of insurers, generally in accordance with standards specified by the insurer’s domiciliary jurisdiction. Uniform statutory accounting practices are established by the NAIC and generally adopted by regulators in the various U.S. jurisdictions. These accounting principles differ somewhat from GAAP, which are designed to measure a business on a going-concern basis. GAAP gives consideration to matching of revenue and expenses and, as a result, certain insurer expenses are capitalized when incurred and then amortized over the life of the associated policies. The valuation of assets and liabilities under GAAP is based in part upon best estimate assumptions made by the insurer. Stockholders’ equity under GAAP represents both amounts currently available and amounts expected to emerge over the life of the business. As a result, the values for assets, liabilities and equity reflected in financial statements prepared in accordance with GAAP may be different from those reflected in financial statements prepared under SAP.

All of our liabilities prior to December 31, 2019 other than the Group Annuities Closed Block have been reinsured. The offering of the Contracts is a new business strategy that differs substantially from that previously conducted.

State insurance laws and regulations require us to file with state insurance departments publicly-available quarterly and annual financial statements, prepared in accordance with statutory guidelines that generally follow NAIC uniform standards. State insurance laws require that the annual statutory financial statements be audited by an independent public accountant and that the audited statements be filed with the insurance departments in states where the insurer transacts business.

State Insurance Guaranty Funds Laws

In most states, there is a requirement that life insurers doing business within the state participate in a guaranty association, which is organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the written premium in the state by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover such paid assessments through full or partial premium tax offsets.

Life insurance company insolvencies or failures may result in additional guaranty association assessments against us in the future. At this time, we are not aware of any material liabilities for guaranty fund assessments that apply to us with respect to impaired or insolvent insurers that are currently subject to insolvency proceedings.

Regulation of Investments

We are subject to state laws and regulations that require diversification of its investment portfolios and limit the amount of investments in certain asset categories, such as below-investment grade fixed-income securities, equity real estate, mortgages, other equity investments, foreign investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus, and, in most instances, require divestiture.

Federal and State Legislative and Regulatory Changes

From time to time, various regulatory and legislative changes have been proposed for the insurance industry. Among the proposals that have in the past been or are at present being considered are the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers and proposals in various state legislatures (some of which proposals have been enacted) to conform portions of their insurance laws and regulations to various model acts adopted by the NAIC. We are unable to predict whether any of these proposed laws and regulations will be adopted, the form in which any such laws and regulations would be adopted or the effect, if any, these developments would have on our business, financial condition and results of operations.

Other Laws and Regulations

USA Patriot Act and Similar Regulations

The USA Patriot Act of 2001, enacted in response to the terrorist attacks on September 11, 2001, contains anti-money laundering and financial transparency laws and mandates the implementation of various regulations applicable to investment advisors, broker-dealers and other financial services companies, including insurance companies. The Patriot Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, require the implementation and maintenance of internal practices, procedures and controls.

Cybersecurity, Privacy, and Data Collection

Cybersecurity and privacy is an important and evolving part of insurance company regulation. On October 24, 2017, the NAIC adopted the Insurance Data Security Model Law, which establishes standards for data security and for the investigation of cybersecurity events involving unauthorized access to, or the misuse of, certain nonpublic information. Additionally, states continue to adopt legislation or implement regulations addressing cybersecurity. For example, on January 1, 2020, the California Privacy Act Policy went into effect, which among other regulations, requires numerous privacy protections for California residents. A number of other states have subsequently adopted similar legislation.

We expect that cybersecurity, privacy, and data collection will remain an important issue for insurance regulators. We cannot predict what, if any, changes to laws and regulations may be enacted with regard to innovation and technology in the insurance sector. We expect that our costs of compliance with cybersecurity, privacy, and data regulations will increase in the future as we become subject to additional and more comprehensive regulation at the state and federal levels, although such costs cannot be predicted with certainty.

Federal Income Taxation

The U.S. Congress and state and local governments consider from time to time legislation that could increase or change the manner of taxing the products we sell and of calculating the amount of taxes paid by life insurance companies or other corporations. To the extent that any such legislation is enacted in the future, we could be adversely affected.

Environmental, Social, and Governance (“ESG”) Regulations

ESG regulation is an evolving part of insurance company regulation. Regulators, as well as market participants, may evaluate our business or other practices according to a variety of ESG standards, expectations, or metrics, all of which may evolve, may be subjective or underdeveloped in nature, and may reflect contrasting or conflicting values. Standard-setting organizations and regulators including, but not limited to, the NAIC, SEC, and state insurance regulators have proposed or adopted, or may propose or adopt, ESG rules or standards applicable to us. For example, the NAIC has generally modified the Insurer Climate Risk Disclosure Survey to align with aspects of the Financial Stability Board’s Task Force on Climate-Related Financial Disclosures framework, a recognized framework of recommendations that were developed to enhance climate-related disclosures. In addition, the SEC has proposed new disclosure rules that, if adopted, would generally require a wide range of registered companies to prepare extensive disclosures and financial information on climate-related risk. Final SEC rules have not yet been adopted as of the date of this prospectus. Some regulators are taking opposing positions on financial services companies’ consideration of ESG factors in carrying out their businesses. For instance, some states are prohibiting entities with state contracts from considering certain ESG factors, while others are encouraging consideration of such factors and promoting divestment from certain industries, especially carbon-based industries. Due to the sometimes conflicting, uncertain, and subjective ESG regulatory environment, any financial services company may be seen as acting inconsistently with ESG standards or values from the perspective of certain regulators.

MANAGEMENT

Directors and Executive Officers of Merit Life Insurance Co.

Name	Date of Birth	Title	Start Date
David M. Anderson	09/17/1961	President, Chief Executive Officer, and Director	10/04/2021

Steven W. Pasko	09/11/1948	Director	12/31/2019

Catherine Weatherford	01/26/1955	Independent Director	12/31/2019

Daniel L. Gray	09/14/1954	Independent Director	03/26/2020

Corwin Zass	11/12/1968	Director	12/31/2019

Lori Pitta	08/18/1961	Treasurer	06/26/2020

Gayle Levy	02/06/1961	Corporate Secretary	03/26/2020

N. David Kuperstock	10/24/1951	Vice President and Senior Advisor	12/31/2019

Martin Woll	12/13/1981	Chief Operating Officer	01/24/2022

Edward “Cliff” Merrill	06/30/1984	Chief Product and Distribution Officer	06/30/2022

Heather Gordon	02/22/1973	Chief Financial Officer and Chief Actuary	12/27/2022

Amy Pramer	04/10/1976	Chief Marketing Officer, Chief of Staff	10/26/2020

Directors

We believe our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. In this regard, we believe experience, qualifications or skills in the following areas are the most important: the life insurance industry; insurance company operations; legal/regulatory matters relating to life insurance companies; marketing; direct distribution and technology. We seek to select individuals who possess the personal and professional qualifications necessary for service on our board.

The following persons currently serve as members of our board of directors.

David M. Anderson

Mr. Anderson joined Merit at CEO in October of 2021. Prior to joining Merit, David was EVP/COO at National Guardian Life Insurance Co.(NGL) in Madison, WI, a mutual insurance company who is the recognized industry leader in Preneed insurance. At NGL, he led NGL’s Preneed business as well as IT, Operations and Strategic Planning. Prior to joining NGL, he served as President/CEO of InsPro Technologies, a provider of Administration Platform technology to the insurance industry where he drove a return to profitability of the organization. Prior to InsPro, Mr. Anderson served as SVP and Head of the US Life Reinsurance business for SCOR SE, a Tier 1 reinsurance company. From 2010 to 2016, he worked at TIAA where he served as President and Chief Executive Officer of TIAA Life Insurance Company, a wholly owned subsidiary of TIAA. In this role, he led the dramatic growth of TIAA Life from 2012-2016, highlighted by a three-fold increase in life insurance premiums. He also served as interim head of TIAA’s Human Resources area, where he had responsibility for talent development strategy and succession planning, as well as organizational and cultural change programs. Mr. Anderson had a 27-year career at Thrivent prior to joining TIAA.

10/2021 – Present: Merit Life Insurance Co., President & CEO

03/2019 – 09/2021: National Guardian Life Insurance Co., EVP/COO

09/2017 – 11/2018: InsPro Technologies, President

01/2017 – 05/2017: SCOR SE, SVP

08/2010 – 10/2016: TIAA, President, Life subsidiary

Steven W. Pasko

Steve Pasko co-founded 777 Partners in 2015 as part of the management buyout of SuttonPark Capital from PennantPark. Prior to founding SuttonPark in 2010, he held Managing Director positions at Natixis Capital Markets and Bankers Trust (now part of Deutsche Bank) where he was responsible for asset securitizations, investment banking and interest rate products. Mr. Pasko also held leadership positions pioneering specialty finance at Salomon Brothers and Drexel Burnham Lambert. Mr. Pasko also serves on the Boards of several Merit affiliates. He has a B.A. in Business Administration from Rutgers College and an M.B.A. from the Wharton School of the University of Pennsylvania.

09/2015 – Present: 777 Partners LLC, Co-Managing Partner

07/2010 – 09/2015: SuttonPark Capital, LLC.

Catherine Weatherford

Catherine Weatherford brings a career of regulatory service including CEO of the NAIC which provides Merit with deep regulatory insight and guidance. Ms. Weatherford is former President and CEO of the Insured Retirement Institute, the leading association for the retirement income industry. She also served as CEO of the National Association of Insurance Commissioners (NAIC). As the longest serving executive at the NAIC, she managed a staff of 450 and was responsible for a budget of $80 million. While at the NAIC, Ms. Weatherford was elected to serve as the Secretary-Treasurer of the National Insurance Producer Registry. In addition, she received numerous national awards and recognitions for providing extensive employee-friendly programs and benefits. She is the first woman to serve as Oklahoma’s Insurance Commissioner, a position she held from 1991 to 1995. She is passionate about educating and empowering women to reach their financial best. In 2016, InvestmentNews selected Ms. Weatherford for its annual Women to Watch list, honoring female financial advisers and industry executives who exemplify the definition of true leaders and role models.

07/2008 – 01/2019: Insured Retirement Institute, Chief Executive Officer

07/1996 – 07/2008: National Association of Insurance Commissioners, Chief Executive Officer

Daniel L. Gray

Mr. Gray has over 44 years of experience in the life insurance industry. He spent 22 years with AXA Equitable where he served, among other roles, as Division President of Midwestern Operations and as SVP Corporate Strategy where he helped with the company’s restructuring and strategic planning during its historic demutualization and IPO. For the last 22 years Mr. Gray has served as the Chairman and CEO of Northstar Companies, Inc. which has been actively engaged in life and reinsurance company M&A and advisory transactions as principal or advisor for the past 12 years. Through transactions related to Northstar, Mr. Gray has established extensive global relationships with Family Offices as well as with the insurance, reinsurance, private banking, investment-banking, private-equity and hedge fund communities. Since 2014 he has devoted a portion of his time to Emerging Markets microinsurance initiatives, having acted as a Senior Advisor to Leapfrog Investments and Women’s World Banking. He has a B.A. from Millikin University in Decatur, IL and also holds a Series 79, Investment Banking Representative designation with FINRA. He currently serves on the Boards of Merit Life, Northstar Group (Bermuda) Limited, Providence Life Assurance Company (Bermuda) Ltd. and Alpha International Life Assurance Company (Guernsey) Ltd., and Zamo Capital, LLC. He will be joining the Board of Alacrity Solutions in February 2023. He has served over the years on the Boards of 777 Re Ltd., Helen Keller International, the Cancer Research Institute in NYC and was actively involved with the National Federation of the Blind in Baltimore, MD. Over the years, he has been a frequent guest lecturer at the Fletcher School of Law and Diplomacy at Tufts University.

11/2000 – Present: Northstar Companies, Inc., Founder, Chairman and CEO

4/1976 – 10/1998: AXA Equitable, Division President of Midwestern Operations and Senior Vice President Corporate Strategy

Corwin Zass

Mr. Zass, a credentialed actuary in good standing, is the founder and principal of ARM, an independent member of the BDO Alliance USA since 2006. For 5 years, he served as an executive and chief actuary in a home office setting for a life and annuity carrier prior to leveraging his hands-on insurance operational knowledge to the consulting arena for the last 20 years. Prior to that, he was a senior consulting actuary aiding numerous U.S. and global insurers on product management, capital strategy and management of financial reporting paradigms. Mr. Zass serves on the Board of one of Merit’s affiliates, 777 Re Ltd. His perspective ranges from roles as: chief actuary for $2 Billion asset life/health insurer; appointed actuary to various insurers; auditing actuary for three Top 8 accounting firms; regulating (state) senior actuary on the examination of actuarial balance sheets of four Top 30 insurance companies; and consulting actuary.

07/2007 – Present: Actuarial Risk Management, Ltd., Founder and Principal

Executive Officers

Merit’s management team consists of seasoned, successful and now integrated business, product, technical and product distribution professionals. Although new to Merit, the team was built on management who were successful in related fields and could provide their individual business experience to build and round-out the management team responsible for our product development and go-to-market strategy and execution. Set forth below is biographical information for our executive officers (except for Mr. Anderson and Mr. Zass, whose biographical information is set forth above):

Lori Pitta

Ms. Pitta has over 30 years of experience in the insurance industry in a public accounting firm focused on insurance industry clients and then for three different insurance companies. She brings extensive knowledge of statutory and GAAP insurance accounting as well as operations and internal controls. She earned an M.B.A from Pace University with a concentration in Accounting.

06/2020 – Present – Merit Life Insurance Co., Treasurer

09/2020 – 12/27/22 – Merit Life Insurance Co., Chief Financial Officer and Treasurer

08/2017 – 06/2020 – AmTrust Financial Services, Inc. Vice President – Finance

10/2005—06/2017 – Assured Guaranty, Controller

N. David Kuperstock

Mr. Kuperstock has nearly 40 years of experience working in the insurance industry. He is a former Vice President at Prudential Annuities, and has also worked in Prudential’s life insurance and international businesses in both legal and product innovation roles. In addition, David is a named inventor on a number of industry patents. David received his A.B. from the University of Chicago, and a JD from the DePaul University College of Law.

01/2022 – Present: Merit Life Insurance Co., Vice President and Senior Advisor

12/2019 – 01/2022: Merit Life Insurance Co., Chief Operating Officer

11/2017 – Present: Clear Capital LLC, Regulatory Advisor

12/2014 – 11/2017: Retired

01/2010 – 12/2014: Prudential Financial, Vice President, Innovations (Annuities, domestic and international life insurance)

Martin Woll

Mr. Woll joined Merit Life Insurance Co. in January 2022 as Chief Operating Officer. He has worked in a variety of finance and insurance related roles for the entirety of his professional career, most recently at Equitable (formerly AXA Group’s U.S. based subsidiary) as Chief Operating Officer for their Individual Retirement Business. Mr. Woll currently holds multiple FINRA licenses and received his BA from Indiana University.

Gayle P. Levy

Gayle Levy joined Brickell in 2019 as General Counsel and Chief Compliance Officer for the insurance vertical. Ms. Levy serves as Corporate Secretary for Merit Life Insurance Co. and as Senior Counsel for 777 Partners LLC. Ms. Levy has over 30 years of experience in the regulatory and corporate aspects of insurance industry transactions. Ms. Levy was previously a partner in the corporate insurance practice of several prominent international law firms, including Dewey Ballantine, Edwards Angell, and Dentons, and was General Counsel of Companion Property and Casualty Insurance Company which was acquired by Enstar (US) Inc. Ms. Levy earned undergraduate degrees from both the College of Arts and Sciences and the Wharton School at the University of Pennsylvania, and a J.D. from the University of Chicago Law School.

03/2020 – Present: Merit Life Insurance Co., Secretary

09/2019 – Present: Brickell Insurance Holdings LLC, General Counsel and Chief Compliance Officer

05/2019 – Present: 777 Partners LLC, Senior Counsel

01/2015 – 05/2019: Enstar (US) Inc., Vice President and Corporate Counsel

09/2013 – 01/2015: Companion Property and Casualty Insurance Company, General Counsel

Edward “Cliff” Merrill, CFA

Edward “Cliff” Merrill joined Merit Life Insurance as Chief Distribution & Product Officer in June 2022. Prior to joining Merit, Mr. Merrill spent 16 years at Prudential Financial in various investment and distribution roles. During his time at Prudential, Mr. Merrill oversaw the firm’s $180 billion annuity & life investment platform, employed data analytics to drive fund profitability and led the design of the firm’s new retirement income products that blend insurance and investment solutions. Cliff has an MBA from Columbia University and undergraduate degrees in Economics and History from Colgate University. Cliff earned his CFA designation and is a member of the Stamford, CT CFA Society.

07/22 – Present: Merit Life Insurance Co., Chief Distribution and Product Officer

06/06 – 06/22: Prudential Financial, Vice President

Heather Gordon

Heather Gordon joined Merit Life Insurance as Chief Financial Officer and Chief Actuary in December 2022. Prior to Merit, Heather has accumulated over 25 years of experience with a variety of life and annuity products at organizations in the insurance industry including Ohio National, AIG, Forethought and Nationwide. Heather holds a Bachelor of Science degree, majoring in Actuarial Science, from The Ohio State University and is a Fellow of the Society of Actuaries, Chartered Enterprise Risk Analyst and Member of the American Academy of Actuaries.

Amy Pramer

Amy Pramer is Chief Marketing Officer and Chief of Staff as of February 2023 and previously served as Merit’s Chief of Staff and Head of Marketing at Merit Life Insurance Co. She has over 20 years of experience in Senior Marketing and Communications roles for asset management companies including Legg Mason and Morgan Stanley. Ms. Pramer holds an MBA from the University of Connecticut and a Bachelor of Science from Southern Connecticut State University as well as Series 6 and 63 licenses.

02/23 – Present: Merit Life Insurance Co., Chief Marketing Officer, Chief of Staff

10/20 – 02/23: Merit Life Insurance Co., Chief of Staff and Head of Marketing

10/16 – 12/19: Chestnut Advisory Group, Director of Marketing

02/13-04/16: Morgan Stanley, Vice President, Communications

03/05 -09/12: Legg Mason, Vice President, Channel Manager

Corporate Governance

We use the New York Stock Exchange and SEC standards for determining the independence of our independent directors. Based upon these standards, our board has determined that Catherine Weatherford and Daniel Gray are our only independent directors.

No executive officer or director noted above has, within the last five years, served as a director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

During the past ten years no event has occurred in the lives of the executive officers and directors of Merit that would impinge on the integrity of these persons or their ability to perform their duties.

Control Persons

Brickell acquired Merit on December 31, 2019. MTCP LLC (“MTCP”) holds 100% of the voting interest of Brickell. Steven W. Pasko holds 100% of the voting interest of MTCP, therefore, Steven W. Pasko holds the ultimate majority voting and investment control of Merit. There is no expectation of a change of control of Merit.

EXECUTIVE COMPENSATION

Named Executive Officers. This section provides information about all compensation awarded to, earned by, or paid to our Chief Executive Officer and our two other most highly paid executive officers as of December 31, 2022. These individuals are collectively referred to as the “Named Executive Officers” or “NEOs.” The NEOs are:

•	David M. Anderson – President and Chief Executive Officer (Principal Executive Officer)

•	Martin Woll – Chief Operating Officer

•	Edward “Cliff” Merrill – Chief Product and Distribution Officer

Summary Compensation Table. The following table includes the NEOs’ respective compensation for the fiscal years ended December 31, 2022 and 2021, as applicable.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
David M. Anderson President and Chief Executive Officer	2022 2021	400,000 99,999	50,000 0	450,000 99,999
Edward “Cliff” Merrill Chief Product and Distribution Officer	2022	77,692.20	100,000	177,692.20
Martin Woll Chief Operating Officer	2022	139,134.54	120,000	259,134.54

The Company has entered into a written employment contract with each of its NEOs. Under their respective employment contracts, Mr. Anderson is paid an annual salary and is eligible for an annual discretionary bonus of up to 50% of his annual salary; Mr. Merrill is paid an annual salary, is eligible for an annual discretionary bonus of up to 50% of his annual salary, and receives sales incentive bonuses equal to 0.03% of qualifying new assets invested in the Company’s annuity products; and Mr. Woll is paid an annual salary and is eligible for an annual discretionary bonus of up to 40% of his annual salary.

Discretionary bonuses for all the Company’s executive officers are determined by Brickell, who reviews executive officer compensation annually and makes recommendations to the Company’s Board of Directors for approval. Brickell may consider a variety of factors when assessing whether to grant a discretionary bonus, including individual performance, as well as short- and long-term financial performance of the Company.

The Company does not have a plan for its executive officers that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement. The Company does not have an agreement or arrangement with any executive officer that provides for payments at, following, or in connection with any resignation, retirement, or other termination or change in control. None of the NEOs’ employment contracts provide for any severance compensation.

Furthermore, the Company offers a 401(k) plan to provide all employees with the opportunity to save for retirement on a tax-advantaged basis. To maintain QACA safe harbor status, the Company may make a safe harbor matching contribution equal to 100% of their salary deferrals that do not exceed 1% of their compensation plus 50% of their salary deferrals between 1% and 6% of their compensation.

Director Compensation

The following table provides information about all compensation paid to our Directors, during the fiscal year ended December 31, 2022, for their services as Directors of the Company. Please note that only our Independent Directors are compensated for serving as Directors. Independent Directors receive a flat fee annually pursuant to the Company’s independent director compensation plan.

Name	Fees Earned or Paid in Cash ($)	Total ($)
David M. Anderson	0	0
Steven W. Pasko	0	0
Catherine Weatherford	40,000	40,000
Daniel L. Gray	40,000	40,000
Corwin Zass	0	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1) Title Of Class	(2) Name And Address Of Beneficial Owner	(3) Amount And Nature Of Beneficial Ownership	(4) Percent Of Class
Common Stock	Brickell Insurance Holdings LLC*	Direct	100	*

*

MTCP LLC (“MTCP”) holds 100% of the voting interest of Brickell. Steven W. Pasko holds 100% of the voting interest of MTCP, therefore, Steven W. Pasko holds the ultimate majority voting and investment control of Merit.

RELATED PARTY TRANSACTIONS

We have implemented policies and procedures that set forth standards for ensuring that intercompany and other related party transactions are done on an arms’-length basis and otherwise in compliance with management’s objectives, applicable accounting principles and applicable laws. This Policy outlines the procedures to be followed when initiating, accounting for and settling intercompany transactions that arise in the ordinary course of day-to-day business.

Our legal and compliance team, in close coordination with management, is primarily responsible for developing and implementing processes to obtain the necessary information and for determining, based on the facts and circumstances, whether a party should be considered a related party for purposes of our policies and procedures. Related party transactions may be subject to regulatory approval as well as approval of the Board of Directors. The Board will approve or ratify the transaction only if certain criteria are met. Among other criteria, the Board may consider whether such transactions are on terms that are no less favorable to the Company than those that could reasonably be obtained in a comparable arms’-length transaction with a person other than the related party. Such review also considers established conflict of interest guidelines with respect to the Company and its affiliates.

Provided below is a brief description of related party transactions involving the Company since December 31, 2020, as well as existing agreements or arrangements of the Company that may involve related party transactions in the future:

•

On February 6, 2020, 777 entered into a Capital Maintenance Agreement with Merit, the purpose of which is to ensure Company Action Level Risk Based Capital of 350%. 777 owns 75 percent of Brickell. The amount that 777 may need to provide pursuant to this agreement is dependent on all of the factors that may affect the capital level of Merit, including business volume, interest rates, the investment performance of the Accounts of purchasers of Contracts, the investment performance of the general account of Merit, and others. As of December 2022, Brickell contributed capital of $6,200,000 to Merit. In March 2023, Brickell contributed capital of $780,000 to Merit.

•

The Company has a services agreement with Brickell. We receive human resources, legal, compliance, accounting and administrative services and support pursuant to this agreement. In 2020, the Company paid approximately $420,000. In 2021, the Company paid approximately $793,992. In 2022, the Company paid approximately $594,000. We do not expect a material increase in the amounts payable for these services in 2023.

•

Mr. Zass, Director and Appointed Actuary, head of Actuarial Risk Management LTD, provides to Merit actuarial services that cost approximately $1,122,000 in 2022, $1,100,000 in 2021, and $1,257,645 in 2020.

LEGAL MATTERS

The legality of the Contract has been passed upon for us by Gayle P. Levy, Esq., General Counsel of Brickell.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

The Company prepares financial information in conformity with statutory accounting standards prescribed by the Texas Department of Insurance. Companies domiciled in the State of Texas prepare their statutory basis financial statements in accordance with guidance promulgated by the NAIC, subject to any deviations prescribed or permitted by Texas.

Additional information about Merit, is available on our website at http://meritlifegroup.com. The information on our website in neither part of nor incorporated into this prospectus or other filings with the SEC. The Company’s SEC filings may be obtained on the SEC’s website at www.sec.gov.

STATUS PURSUANT TO SECURITIES

EXCHANGE ACT OF 1934

Merit hereby relies on the exemption provided by Rule 12h-7 under the Exchange Act. In reliance on that exemption, Merit does not file periodic or current reports that it would otherwise be required to file pursuant to Section 15(d) of the Exchange Act.

Merit Life Insurance Co.

Financial Statements – Statutory Basis of

Accounting and Report of Independent Certified

Public Accountants

Years ended December 31, 2022, 2021 and 2020

Merit Life Insurance Co.

Contents

Years Ended December 31, 2022, 2021 and 2020

GRANT THORNTON LLP 90 State House Square, 10th Floor Hartford, CT 06103-3702 D +1 860 781 6700 F +1 860 240 4360

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Audit Committee

Merit Life Insurance Co.

Opinions

We have audited the statutory financial statements of Merit Life Insurance Co., which comprise the statutory statements of admitted assets, liabilities, and capital and surplus as of December 31, 2022 and 2021, and the related statutory statements of operations, changes in capital and surplus, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes to the financial statements.

Unmodified opinion on regulatory basis of accounting

In our opinion, the accompanying financial statements present fairly, in all material respects, the admitted assets, liabilities, and capital and surplus of Merit Life Insurance Co. as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in accordance with the basis of accounting described in Note 1.

Adverse opinion on US generally accepted accounting principles

In our opinion, because of the significance of the matter discussed in the Basis for Adverse Opinion on US Generally Accepted Accounting Principles section of our report, the financial statements do not present fairly, in accordance with accounting principles generally accepted in the United States of America, the financial position of Merit Life Insurance Co. as of December 31, 2022 and 2021, or the results of its operations or its cash flows thereof for each of the three years in the period ended December 31, 2022.

Basis for opinions

We conducted our audits of the financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Merit Life Insurance Co. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Basis for adverse opinion on US generally accepted accounting principles

As described in Note 1 of the financial statements, the financial statements are prepared using accounting practices prescribed or permitted by the Texas Department of Insurance, which is a basis of accounting other than accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between these statutory accounting practices described in Note 1 and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material and pervasive.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting practices prescribed or permitted by the Texas Department of Insurance. Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Merit Life Insurance Co.’s ability to continue as a going concern for one year after the date the financial statements are issued.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•  Exercise professional judgment and maintain professional skepticism throughout the audit.

•  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Merit Life Insurance Co.’s internal control. Accordingly, no such opinion is expressed.

•  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Merit Life Insurance Co.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the statutory financial statements as a whole. The supplemental schedule of assets and liabilities, supplemental schedule of investment risks interrogatories and the supplemental summary of investments as of and for the year ended December 31, 2022 are presented for the purpose of additional analysis and are not a required part of the statutory financial statements. Such supplementary information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the statutory financial statements. The information has been subjected to the auditing procedures applied in the audit of the statutory financial statements and certain additional procedures. These additional procedures included comparing and reconciling the information directly to the underlying accounting and other records used to prepare the statutory financial statements or to the statutory financial statements themselves, and other additional procedures in accordance with US GAAS. In our opinion, the supplementary information is fairly stated in all material respects, in relation to the statutory financial statements as a whole.

/s/ GRANT THORNTON LLP

Hartford, Connecticut

April 27, 2023

Merit Life Insurance Co.

Statements of Admitted Assets, Liabilities, and Capital and Surplus–Statutory

Basis of Accounting

December 31, 2022 and 2021

(in thousands)

	2022	2021
Admitted assets
Bonds	$50,451	$51,042
Common stocks	696	1,333
Cash, cash equivalents and short-term investments	1,076	2,303
Other invested assets and receivables	789	817

Total cash and investments	53,012	55,495
Accrued investment income	453	477
Guaranty funds receivable	4	4
Other receivables	11	876
Premium tax receivable	51	80

Total admitted assets	$53,531	$56,932

See Notes to Statutory Basis Financial Statements

Merit Life Insurance Co.

Statements of Admitted Assets, Liabilities, and Capital and Surplus–Statutory

Basis of Accounting - continued

December 31, 2022 and 2021

(in thousands, except share data)

	2022	2021
Liabilities, capital and surplus
Liabilities
Policy and contract liabilities
Life and annuity reserves	$20,295	$23,022
Policy and contract claim reserves	5,400	5,472

Total policy and contract liabilities	25,695	28,494
Interest maintenance reserve	119	244
Accounts payable and accrued expenses	2,861	2,532
Asset valuation reserve	516	646

Total liabilities	29,191	31,916

Capital and surplus
Common stock, $100 par value; 30,000 shares authorized; 25,000 shares issued and outstanding	2,500	2,500
Paid-in surplus	41,258	35,058
Unassigned deficit	(19,418)	(12,542)

Total capital and surplus	24,340	25,016

Total liabilities, capital and surplus	$53,531	$56,932

See Notes to Statutory Basis Financial Statements

Merit Life Insurance Co.

Statements of Operations–Statutory Basis of Accounting

Years Ended December 31, 2022, 2021 and 2020

(in thousands)

	2022	2021	2020
Premiums and other revenues
Life and accident and health contracts	$(1)	$1	$—
Net investment income	1,526	1,453	1,562
Amortization of the interest maintenance reserve	4	9	12
Other Income	1	7	16

Total premiums and other revenues	1,530	1,470	1,590

Benefits and reserve changes
Annuity benefits	2,808	3,560	3,985
Change in aggregate reserves	(2,799)	(2,752)	(2,310)

Total benefits and reserve changes	9	808	1,675

Insurance expenses
Commissions and expense allowances on reinsurance assumed	109	101	105
General expenses	7,907	5,523	5,399
Insurance taxes, licenses and fees	84	649	105

Total insurance expenses	8,100	6,273	5,609

Net loss from operations before federal income taxes and net realized losses	(6,579)	(5,611)	(5,694)
Federal income tax expense	—	—	—

Net loss from operations before net realized losses	(6,579)	(5,611)	(5,694)
Net realized (losses) gains, less capital gains tax of $0, $0 and $3 (excluding tax expense of $0, $40 and $1 transferred to IMR) in 2022, 2021 and 2020, respectively	(32)	95	(1,975)

Net loss	$(6,611)	$(5,516)	$(7,669)

See Notes to Statutory Basis Financial Statements

Merit Life Insurance Co.

Statements of Changes in Capital and Surplus–Statutory Basis of Accounting

Years Ended December 31, 2022, 2021 and 2020

(in thousands)

	Common Stock	Paid-in Surplus	Unassigned Deficit	Total Capital and Surplus
Balances, December 31, 2019	$2,500	$16,568	$1,126	$20,194
Net loss	—	—	(7,669)	(7,669)
Change in net unrealized investment gains	—	—	73	73
Change in net deferred tax	—	—	2,063	2,063
Change in non-admitted assets	—	—	(2,103)	(2,103)
Change in asset valuation reserve	—	—	(27)	(27)
Change in foreign exchange gain	—	—	55	55
Surplus contribution	—	12,415	—	12,415

Balances, December 31, 2020	2,500	28,983	(6,482)	25,001
Net loss	—	—	(5,516)	(5,516)
Change in net unrealized investment loss	—	—	(30)	(30)
Change in net deferred tax	—	—	(3,173)	(3,173)
Change in non-admitted assets	—	—	2,798	2,798
Change in asset valuation reserve	—	—	(90)	(90)
Change in foreign exchange loss	—	—	(49)	(49)
Surplus contribution	—	6,075	—	6,075

Balances, December 31, 2021	2,500	35,058	(12,542)	25,016
Net loss	—	—	(6,611)	(6,611)
Change in net unrealized investment loss	—	—	(388)	(388)
Change in non-admitted assets	—	—	160	160
Change in asset valuation reserve	—	—	130	130
Change in foreign exchange loss	—	—	(167)	(167)
Surplus contribution	—	6,200	—	6,200

Balances, December 31, 2022	$2,500	$41,258	$(19,418)	$24,340

See Notes to Statutory Basis Financial Statements

Merit Life Insurance Co.

Statements of Cash Flows–Statutory Basis of Accounting

Years Ended December 31, 2022, 2021 and 2020

(in thousands)

	Years Ended December 31,
	2022	2021	2020
Operating activities
Premiums and annuity considerations (refunded) received	$—	$—	$—
Net investment income received	1,774	1,725	1,574
Benefits paid	(2,830)	(3,456)	(3,849)
Insurance expenses (paid)/recovered	(6,814)	(5,781)	(4,856)
Federal income taxes paid	—	—	(1,494)

Net cash used in operating activities	(7,870)	(7,512)	(8,625)

Investing activities
Proceeds from sales, maturities, and repayments of investments
Bonds	5,649	17,846	9,465
Other invested assets	—	—	1,430
Common stock/other	86	776	2,219
Purchases of investments
Bonds	(5,368)	(17,641)	(14,677)
Common stocks	(3)	—	(521)
Other invested assets/policy loans	—	105	(4,122)

Net cash provided by (used in) investing activities	364	1,086	(6,206)

Financing and miscellaneous activities
Capital and paid in surplus	6,200	5,200	12,154
Dividends to stockholders	—	—	—
Other cash applied	79	(893)	1,127

Net cash provided by in financing and miscellaneous activities	6,279	4,307	13,281

Net change in cash, cash equivalents and short-term investments	(1,227)	(2,119)	(1,550)
Cash, cash equivalents and short-term investments at beginning of year	2,303	4,422	5,972

Cash, cash equivalents and short-term investments at end of year	$1,076	$2,303	$4,422

See Notes to Statutory Basis Financial Statements

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

1.	Organization, Nature of Operations and Significant Accounting Policies

Organization

Merit Life Insurance Co. (the Company), domiciled in Texas, is a wholly owned subsidiary of Brickell Insurance Holdings, LLC (Brickell). Brickell is 25% owned by MTCP Capital LLC (MTCP) and MTCP has 100% voting interest in Brickell. The remaining 75% non-voting interests in Brickell are owned by 777 Partners LLC.

Brickell, through its wholly owned subsidiaries, 777 Re LTD and the Company, engages in reinsurance and life insurance. Other affiliates of the Company are Brickell PC Insurance Holdings, LLC, and its wholly owned and indirect subsidiaries.

Nature of Operations

The Company is licensed in 45 states, the District of Columbia, and the U.S. Virgin Islands. The Company began offering contingent deferred annuity contracts (Contracts) in 2021 and as of December 31, 2022, there was only one outstanding Contract. The Company continues to make efforts to significantly expand the distribution network for the Contracts and is also pursuing new business activities, including the offering of other insurance products.

Prior to Brickell’s acquisition at the end of 2019, the Company was engaged in credit life, credit accident and health, and non-credit term products which was fully reinsured by American Health and Life Insurance Co. (AHL) and Triton Life Insurance Company (Triton). These blocks of business are administered by AHL and Triton under separate administrative agreements.

The reinsured direct business, which is run off, may have negative premiums and commissions. This business is 100% ceded to AHL and Triton.

The legacy group annuity business remaining with the Company is in run-off. As group annuity payments are made, and number of annuitants decline, the related reserves have declined.

Management’s Estimates

The Company makes estimates and assumptions that affect amounts reported in the financial statements and disclosures of contingent assets and liabilities. Actual results may differ from those estimates.

Risks and Uncertainties

There are risks and uncertainties the Company may be exposed to, such as the following:

•	investment securities risks, such as interest rate, market and credit;

•	insurance claims that exceed our expectations or insurance losses that exceed our reserves;

•	changes in tax policies and practices and the application of such new policies and practices; and,

•

changes in federal, state or local laws, regulations, or regulatory policies and practices that adversely affect our ability to conduct business or the manner in which we are permitted to conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the insurance industry, our use of third party vendors, and financial institutions or changes in income tax laws or regulations.

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

Basis of Presentation

The Company prepared its financial statements using accounting practices prescribed or permitted by the Texas Department of Insurance (TDOI), which are based on the Accounting Practices and Procedures Manual of the National Association of Insurance Commissioners (NAIC). Such practices vary from accounting principles generally accepted in the United States of America (GAAP). Significant variances, although not reasonably determinable, are presumed to be material as follows:

Investments

Investments in bonds are carried in accordance with valuation methods established by the NAIC. Under GAAP, investments in debt securities are classified as held to maturity, available for sale or trading securities and the accounting treatment is dependent upon each category.

Reinsurance

Assets and liabilities are presented net of the effects of reinsurance. Under GAAP assets and liabilities are presented before reinsurance unless the ceding entity is relieved of its legal obligation to its policyholder.

Valuation Reserves

Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses attributable to changes in the general level of interest rates on sales of fixed income investments, principally bonds. The Company amortizes amounts deferred over the remaining period to maturity based on groupings in five-year bands of the individual securities sold. The Company reports the net amount deferred in the statements of admitted assets, liabilities, and capital and surplus as interest maintenance reserve (IMR). The Company deducts federal income taxes and transfers to the IMR from realized capital gains and losses and reports the net amount in income in the statements of operations. Under GAAP, realized capital gains and losses are reported pretax in the statements of operations in the period that the assets are sold.

The asset valuation reserve (AVR) is a valuation allowance for invested assets. The Company determines the amount of AVR using a NAIC prescribed formula and charges or credits unassigned deficit for changes in the AVR. This reserve is not required under GAAP.

Policy Acquisition Costs

The Company expenses costs of acquiring or renewing business when incurred. Under GAAP, policy acquisition costs are deferred and amortized over the terms of the related policies.

Non-admitted Assets

The Company excludes from the statements of admitted assets, liabilities, and capital and surplus non-admitted assets (principally intangible assets, data processing equipment and software, furniture and equipment, prepaid expenses, balances due greater than 90 days old, and certain deferred tax assets) and charges it directly to unassigned deficit. Under GAAP, these assets are included in the statements of assets, liabilities, and shareholder’s equity and evaluated for recoverability.

Benefit Reserves

The Company calculates certain policy reserves using statutorily required interest and mortality assumptions. Under GAAP, these reserve balances are calculated using expected experience.

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

Deferred Income Taxes

The Company establishes a valuation allowance for deferred tax assets that the Company does not expect to realize, and limits deferred tax assets to the sum of:

•

the amount of federal income taxes the Company paid in prior years that it can recover through loss carrybacks for existing capital temporary differences that reverse by the end of the subsequent calendar year, plus

•	the lesser of:

•	the remaining gross deferred tax assets the Company expects to realize within three years of the balance sheet date, or

•	15% of capital and surplus excluding any net deferred tax assets, data processing equipment and operating software and any net positive goodwill, plus

•	the amount of remaining gross deferred tax assets that the Company can offset against existing gross deferred tax liabilities.

The Company classifies the remaining deferred tax assets as non-admitted. Deferred income taxes for state jurisdictions are not permitted. Under GAAP, the following practice is followed:

•	include state taxes in the computation of deferred tax assets,

•	record a deferred tax asset for the amount that is expected to be realized in future years,

•	establish a valuation allowance for deferred tax assets that are not expected to be realized, and

•	record the change in deferred income taxes for changes other than unrealized investment gains (losses) in the statements of operations as a component of the total tax provision.

Leases

The Company records the rental expense over the lease term, without the recognition of a right-to-use asset or liability. Under GAAP, lease accounting requires all leases longer than 12 months to be recorded as assets and liabilities on the balance sheet.

Policyholder Dividends

The Company recognizes policyholder dividends when declared rather than over the term of the related policies as would be required for GAAP.

Other significant accounting practices are as follows:

Investments

The Company reports bonds, common stocks, and short-term investments and cash equivalents at stated values prescribed by the NAIC, as follows:

The Company reports bonds not backed by other loans at amortized cost, except for those with NAIC designation of 6. If the decline in fair value of a bond is other than temporary, the cost basis is written down to fair value and the amount of the write-down is recognized as a realized loss. The Company amortizes the discount or premium on bonds using the constant yield method.

The Company reports loan-backed securities at amortized cost, except for those with a NAIC designation of 6. The Company carries loan-backed securities with a NAIC 6 rating at the lower of amortized cost or fair value. Provisions made for impairment are recorded as realized investment losses when declines in fair value are determined to be other than temporary. Income recognition for loan-backed bonds and structured securities is determined using the constant yield method

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

based on estimated prepayments of the underlying collateral. Prepayment assumptions for single-class and multi-class mortgage-backed and asset-backed securities were obtained from an outside vendor. The Company uses independent pricing services in determining the market value of its loan-backed securities. Significant changes in estimated cash flows from the original purchase assumptions are recorded using the prospective adjustment method.

The Company reports common stocks at fair value. Provisions made for impairment are recorded as realized investment losses when declines in fair value are determined to be other than temporary.

The Company reports short-term investments at amortized cost, which approximates fair value, and have original maturities of greater than three months and less than one year at the date of acquisition. The Company classifies such highly liquid investments with original maturities of three months or less at the date of acquisition as cash equivalents.

The Company recognizes realized capital gains and losses using the lowest cost method.

The Company recognizes bond and other interest revenue on the accrual basis. The Company records dividends to revenue on ex-dividend dates. The Company follows NAIC guidelines to determine the admitted or non-admitted status of accrued revenue amounts. Due and accrued income is excluded from investment income for bonds and other invested assets when collection of interest is overdue by more than 90 days or is uncertain and for mortgage loans when loans are foreclosed or delinquent in payment for greater than 90 days or where collection of interest is uncertain. The Company did not exclude any interest on securities from investment income in 2022, 2021, and 2020.

The Company regularly evaluates its investments for other-than-temporary impairments (OTTI) in value. The determination that a security has incurred an OTTI in value and the amount of any loss recognition requires the judgment of the Company’s management and a continual review of its investments.

The Company did not recognize impairments of bonds in 2022, 2021, and 2020.

Premiums

Premiums on credit life and credit accident and health policies are recognized as revenue when due from policyholders under the terms of the insurance contract. Credit policies may be cancelled at any time during the contract period for a refund of unearned premium and would be recorded as an offset to net premiums written. The Company recognizes non-credit life and accident and health premiums as revenue when due. Premium revenue is reported net of ceded reinsurance.

Benefits

The Company develops life, annuity, and accident and health policy reserves using statutorily prescribed interest rates, mortality tables, and valuation methods that provide, in total, reserves that are equal to or greater than the guaranteed policy cash values and the minimum amounts required by the TDOI. The Company waives deduction of deferred fractional premiums on the death of a life and annuity policy insured and returns any premiums beyond the date of death. Surrender values on policies do not exceed the corresponding benefit reserves. The Company establishes additional reserves when:

•	cash flow testing under various interest rate scenarios indicates the need, or

•	net premium exceeds gross premium on any insurance in force.

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

The Company bases total reserves for life policies and contracts on statutory mortality and interest requirements and does not consider withdrawals. The Company’s actuaries primarily use the net level premium basis and the following CSO Mortality Tables and interest rates:

Line of Business	Reserve Basis
Life Insurance	1958, 1980, and 2001 CSO Mortality Tables, with interest rates ranging from 3.5% to 5.5%
Credit Life Insurance	1980 CSO Mortality Table and 3.5% interest
Group Annuities	1983 Group Annuity Mortality Table and 7.0% interest

For policies carrying a temporary extra premium or a flat extra premium because of occupation, habitat, aviation or a substandard extra premium based on a substandard mortality table, the valuation reserve consists of the standard policy reserve plus 50% of such extra premium.

The Company determines tabular interest, tabular less actual reserves released, and tabular cost by formula.

The Company uses the mean of the pro rata and Rule of 78 methods to calculate unearned premium reserves for future policy benefits on credit accident and health insurance policies. These reserves are 100% ceded as discussed in the reinsurance footnote.

None of the Company’s annuity reserves are subject to discretionary withdrawals.

Claims and Claim Adjustment Expenses

Liabilities for unpaid claims represent the estimated ultimate net cost of all unpaid reported and unreported claims incurred. The Company estimated liabilities for unpaid claims using individual case-basis valuations and statistical analyses including trends in claim severity and frequency. The Company continually reviews and adjusts the estimates, as necessary, as experience develops, or as new information is learned. The Company records changes in liabilities for unpaid claims in the statements of operations.

Reinsurance

The Company accounts for reinsurance premiums and benefits paid or provided on bases consistent with those used to account for the original policies and the terms of the reinsurance contracts.

Accounting Changes

There were no new accounting standards that were effective during the periods covered by this statement that had a material impact on the operations of the Company.

2.	Permitted Statutory Accounting Practices

The Company presented its financial statements using accounting practices prescribed or permitted by the TDOI.

The TDOI recognizes only statutory accounting practices prescribed or permitted by the State of Texas for determining and reporting the financial condition and results of operations of an

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

insurance company, and for determining its solvency under the Texas Insurance Law. Texas has adopted the NAIC’s Accounting Practices and Procedures Manual, as amended from time to time, as a component of prescribed or permitted practices. The Company does not employ any permitted practices that differ from NAIC statutory accounting practices.

3.	Investments

Bonds

The book/adjusted carrying value, gross unrealized gains, gross unrealized losses and fair value of bonds were as follows:

Balances, December 31, 2022	Book/Adjusted Carrying Value	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
		(in thousands)
U.S. Government	$3,783	$5	$(467)	$3,321
All other governments	884	—	(85)	799
States & Political Subdivisions	752	—	(25)	727
Special revenue & assessments	7,069	—	(1,473)	5,596
Industrial & miscellaneous	37,963	—	(6,138)	31,825

	$50,451	$5	$(8,188)	$42,268

Balances, December 31, 2021	Book/Adjusted Carrying Value	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
		(in thousands)
U.S. Government	$3,863	$168	$(130)	$3,901
All other governments	3,808	212	(257)	3,763
States & Political Subdivisions	753	51	—	804
Special revenue & assessments	3,338	10	(95)	3,253
Industrial & miscellaneous	39,280	2,258	(409)	41,129

	$51,042	$2,699	$(891)	$52,850

Included in bonds are loan-backed securities. The book/adjusted carrying value, gross unrealized gains, gross unrealized losses and fair value of loan-backed securities were as follows:

	Carrying Value	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
		(in thousands)
Balances, December 31, 2022
Special revenue & assessments	$3,730	$—	$(713)	$3,017
Industrial & miscellaneous	4,860	—	(294)	4,566

Loan-backed	$8,590	$—	$(1,007)	$7,583

Balances, December 31, 2021
Special revenue & assessments	$4,264	$—	$(101)	$4,163
Industrial & miscellaneous	4,893	117	(18)	4,992

Loan-backed	$9,157	$117	$(118)	$9,155

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

Book/adjusted carrying value and fair value of the Company’s investment in bonds at December 31, 2022, and 2021, by contractual maturity, were as follows:

	2022				2021
	Carrying Value	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value	Carrying Value	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value

	(in thousands)
Years to Maturity
1 Year or Less	$—	$—	$—	$—	$—	$—	$—	$—
Over 1 year to 5 Years	8,165	—	(888)	7,277	8,425	124	(24)	8,525
Over 5 years through 10 years	15,280	5	(2,660)	12,625	13,692	440	(382)	13,750
Over 10 years through 20 years	7,561	—	(1,146)	6,415	8,692	817	(66)	9,443
Over 20 years	10,855	—	(2,487)	8,368	11,076	1,201	(300)	11,977
Mortgage-backed Securities	8,590	—	(1,007)	7,583	9,157	117	(119)	9,155

Total	$50,451	$5	$(8,188)	$42,268	$51,042	$2,699	$(891)	$52,850

Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of bonds, realized gains and realized losses were as follows:

	2022	2021	2020

	(in thousands)
Total Proceeds	$5,649	$17,846	$9,465
Realized gains	—	274	3
Realized losses	(152)	(25)	(1,671)

No realized losses for OTTI of bonds were recorded in 2022, 2021, and 2020.

The Company did not have any prepayment penalty and acceleration fees at December 31, 2022, 2021, and 2020.

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

Investments in an Unrealized Loss Position that are Not Other Than Temporarily Impaired

The Company held impaired securities (fair value is less than cost or amortized cost) for which an OTTI had not been recognized in earnings as a realized loss. Declines in market value are predominately attributable to interest rates. The Company monitors securities on the credit watch list for OTTI. No OTTI impairments have been recognized as of December 31, 2022, 2021 and 2020. The aggregate amount of unrealized losses and fair values for such securities, segregated between those securities that have been in a continuous unrealized loss position for less than 12 months and greater than 12 months, respectively, were as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

	(in thousands)
As of December 31, 2022
Fixed Income Securities	$20,428	$(1,980)	$21,767	$(6,208)	$42,195	$(8,188)
As of December 31, 2021
Fixed Income Securities	$14,150	$(316)	$9,137	$(575)	$23,287	$(891)

The Company considers several factors when evaluating individual investments with unrealized losses of durations of twelve months or longer for OTTI. The key considerations that determine the Company’s assessment that no OTTI existed are current interest rates, the lack of adverse credit conditions of the issuer, lack of significant negative performance of the underlying collateral of the loan-backed and structured securities, and the Company’s ability and intent to hold the investment to recovery. The Company has the intent and ability to hold all bonds in an unrealized loss position until maturity. There are no credit issues associated with the securities in the table above.

Preferred and Common Stocks

Cost or amortized cost, gross unrealized gains, gross unrealized losses and fair value of common stocks were as follows:

	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value

	(in thousands)
As of December 31, 2022
Common Stock	$1,203	$—	$(507)	$696
As of December 31, 2021
Common Stock	$1,287	$46	$—	$1,333

In 2022, 2021, and 2020 proceeds received from the sale of common stock were $86,400, $775,595 and $2,219,176, respectively.

The Company is a member of the Federal Home Loan Bank of Boston (FHLB). The Company became a member of the FHLB to provide an additional source of liquidity. The Company has Class B membership with FHLB- Boston.

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

In 2022 and 2021, the Company held $438,400 and $521,300, respectively of Class B membership capital stock that is not eligible for voluntary redemption.

On February 24, 2022, FHLB-Boston repurchased a portion of the Company’s FHLB common stock. In order to reduce FHLB Boston’s regulatory capital, stock was repurchased from its members. FHLB calculated the repurchase on a pro rata basis according to each shareholder’s excess stock holdings as of January 31, 2022. FHLB redeemed the common stock at $100 per share on a last in first out (LIFO) basis. 864 shares were repurchased by FHLB, accordingly, the Company received $86,400 in proceeds. In April 2022, the Company was required to purchase an additional 35 shares of FHLB Boston common stock, at a cost of $3,500.

Realized Gains and Losses

Net realized gains and losses, net of federal income taxes and amounts transferred to the IMR, were as follows:

	2022	2021	2020

	(in thousands)
Realized (losses) gains, net	$(152)	$248	$(1,972)
Less amounts transferred to IMR (net of tax)	120	(153)	(3)
Less federal incomes taxes	—	—	—

Net realized (losses) gains	$(32)	$95	$(1,975)

Concentrations of Credit Risk

The Company limits credit risk by diversifying its investment portfolio among public bonds, private placement securities, preferred stocks, common stocks, and other invested assets. The Company further diversifies its portfolios between and within industry sectors by geography and property type.

No significant concentrations of credit risk exist, except for bonds as discussed in the following paragraph.

At December 31, 2022, and 2021, the Company held a long term other invested asset with an NAIC rating of 5B (Schedule BA asset). As December 31, 2022, the book value and market value of this bond was $789,476 and $374,638, respectively. At December 31, 2021, the book value and market value of was $817,665, and $659,684, respectively.

Restricted Assets

Restricted assets were as follows:

	December 31,
	2022	2021

	(in thousands)
FHLB capital stock	$438	$521
On Deposit with States	3,783	3,808

	$4,221	$4,329

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

4.	Fair Value of Financial Instruments

The Company applies the provisions of Statement of Statutory Accounting Principles (“SSAP”) No. 100R, Fair Value Measurements (SSAP 100R), for its disclosures. SSAP 100R defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SSAP 100R also establishes a fair value hierarchy, which requires the Company to maximize the use of observable inputs when measuring fair value. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.

In accordance with SSAP 100R, the two types of inputs have created the following fair value hierarchy:

Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets that the Company’s pricing sources have the ability to access. Since the valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant amount or degree of judgment.

Level 2 – Valuations based upon quoted prices for similar assets in active markets, quoted prices for identical or similar assets in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, prepayment speeds, default rates, loss severities) or can be corroborated by observable market data.

Level 3 – Valuations that are derived from techniques in which one or more of the significant inputs are unobservable, including broker quotes, which are nonbinding.

Fair Value Measurements at Reporting Date:

Bonds and Stocks

Bonds with NAIC 6 ratings and preferred stocks with NAIC 4, 5 or 6 ratings are carried at the lower of amortized cost or fair value. Common stocks are carried at fair value. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Whenever available, the Company obtains quoted prices in active markets for identical assets at the balance sheet date to measure at fair value. Market price data generally is obtained from exchange or dealer markets.

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

The Company estimates the fair value of securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations, a matrix pricing methodology, discounted cash flow analyses or internal valuation models. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, prepayment rates and other relevant factors. For these securities that are not traded in active markets or that are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments generally are based on available market evidence. In the absence of such criteria, the valuation provider will analyze available broker and analyst information for thinly traded or illiquid issues.

Fair Value Measurements in Level 3 of the Fair Value Hierarchy:

At December 31, 2022, and 2021, the assets measured and reported at fair value in Level 3 were not material.

Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. As a result, the unrealized gains (losses) on instruments held at December 31, 2022, and 2021 may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable inputs (e.g., changes in unobservable long-dated volatilities).

The Company recognizes transfers in and out of Level 3 at the end of the reporting period, consistent with the date of the determination of fair value.

Fair Value of Financial Instruments:

The following estimated fair value disclosures are limited to reasonable estimates of the fair value of only the Company’s financial instruments. The disclosures do not address the value of the Company’s recognized and unrecognized nonfinancial assets and liabilities or the value of anticipated future business. The Company does not plan to sell most of its assets or settle most of its liabilities at these estimated fair values.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Selling expenses and potential taxes are not included. The estimated fair value amounts were determined using available market information, current pricing information and various valuation methodologies. If quoted market prices were not readily available for a financial instrument, management determined an estimated fair value. Accordingly, the estimates may not be indicative of the amounts for which the financial instruments could be exchanged in a current or future market transaction.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Bonds

Fair value is based primarily on values from independent pricing services.

Common and Preferred Stocks

Fair value is based primarily on values from independent pricing services.

Cash, Cash Equivalents, and Short-Term Investments

Carrying value is considered to be a reasonable estimate of fair value.

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

The Company is not required to disclose the fair values of liabilities for insurance contracts other than investment-type contracts. However, the Company considers the fair values of liabilities under all contracts in the overall management of interest rate risk. The Company minimizes its exposure to changing interest rates by matching investment maturities with amounts due under insurance contracts.

The estimated fair values of the financial instruments by Levels 1, 2, and 3, and their statement values were as follows:

Type of Financial Instrument	Admitted Assets	Aggregate Fair Value	Level 1	Level 2	Level 3

	(in thousands)
December 31, 2022
Bonds	$50,451	$42,268	$—	$42,268	$—
Common Stocks	696	696	258	—	438
Cash and Cash Equivalents	1,076	1,076	1,076	—	—
Other Invested Assets	789	375	—	375	—

	$53,012	$44,415	$1,334	$42,643	$438

December 31, 2021
Bonds	$51,042	$52,850	$—	$52,850	$—
Common Stocks	1,333	1,333	812	—	521
Cash and Cash Equivalents	2,303	2,303	2,303	—	—
Other Invested Assets	817	660	—	660	—

	$55,495	$57,146	$3,115	$53,510	$521

5.	Reinsurance

The Company assumes certain premiums and benefits from nonaffiliated companies under various reinsurance agreements. The Company has also entered into reinsurance agreements with nonaffiliated companies to limit the net loss arising from large risks and maintain its exposure to loss within its capital resources. The ceding of risk does not discharge the Company from its primary obligations to policyholders. To the extent that the assuming companies become unable to meet their obligations under reinsurance contracts, the Company remains contingently liable. Each reinsurer is reviewed to evaluate its financial stability before entering into each reinsurance contract and throughout the period that the reinsurance contract is in place.

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

Following is a summary of the effects of reinsurance activity on the Company’s financial statements:

	As of and for the Years
	Ended December 31,
	2022	2021

	(in thousands)
Assumed
Premiums and annuity considerations	$—	$—
Benefits incurred	2,238	2,406
Commissions and expense allowances	109	101
Policy and contract liabilities	5,400	5,472
Ceded
Premiums and annuity considerations	$440	$173
Benefits incurred	2,029	3,536
Commissions and expense allowances	7	6
Policy and contract liabilities	374	880

Effective April 1, 2019, the Company entered into 100% coinsurance agreements with AHL and Triton. The Company also entered into administrative services agreements with AHL and Triton effective on the same date, to administer the ceded business. Under these agreements, the Company ceded 100% of the inforce credit and non-credit business excluding group annuity contracts. The agreements were reviewed in accordance with the provisions of the Texas Insurance Code and Texas Administrative Code as of April 26, 2019.

AHL provided collateral in the form of a trust of $19,890,893, which is in excess of the reserves ceded of $19,028,029. Similarly, Triton provided collateral in the form of a trust of $81,302,951, which is in excess of the reserves ceded of $76,260,280.

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

6.	Federal Income Taxes

The net deferred tax asset/(liability) at December 31, 2022 and 2021 and the change is comprised of the following:

	December 31, 2022
	Ordinary	Capital	Total

	(in thousands)
Total gross deferred tax assets	$4,884	$927	$5,811
Valuation Allowance Adjustment	(4,847)	(927)	(5,774)

Adjusted gross deferred tax assets	37	—	37
Total Deferred tax assets nonadmitted	—	—	—

Subtotal Net deferred tax assets	37	—	37
Total gross deferred tax liabilities	(37)	—	(37)

Net admitted deferred tax assets	$—	$—	$—

	December 31, 2021
	Ordinary	Capital	Total

	(in thousands)
Total gross deferred tax assets	$3,496	$890	$4,386
Valuation Allowance Adjustment	(3,463)	(878)	(4,341)

Adjusted gross deferred tax assets	33	12	45
Total Deferred tax assets nonadmitted	—	—	—

Subtotal Net deferred tax assets	33	12	45
Total gross deferred tax liabilities	(33)	(12)	(45)

Net admitted deferred tax assets	$—	$—	$—

	Change
	Ordinary	Capital	Total

	(in thousands)
Total gross deferred tax assets	$1,388	$37	$1,425
Valuation Allowance Adjustment	(1,384)	(49)	(1,433)

Adjusted gross deferred tax assets	4	(12)	(8)
Total Deferred tax assets nonadmitted	—	—	—

Subtotal Net deferred tax assets	4	(12)	(8)
Total gross deferred tax liabilities	(4)	12	8

Net admitted deferred tax assets	$—	—	$—

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

The amount of adjusted gross deferred tax assets admitted under each component of SSAP No. 101, Income Taxes, are as follows:

	December 31, 2022
	Ordinary	Capital	Total

	(in thousands)
(a) Federal income taxes paid in prior years recoverable through loss carrybacks	—	—	—
(b) Adjusted gross deferred tax assets expected to be realized excluding the amount of deferred tax assets from (a) above after application of the threshold limitation	—	—	—
(the lesser of (b)1 and b(2) below	—	—	—

1) adjusted gross deferred tax assets expected to be realized following the balance sheet date	—	—	3,393
2) Adjusted gross deferred tax assets allowed per limitation threshold	—	—	—

(c) adjusted gross deferred tax assets (excluding amount of deferred tax assets from (a) and (b) above, offset by gross deferred tax liabilities	37	—	37

(d) Deferred tax assets admitted as a result of application of SSAP 101 total ((a)+(b) (c))	37	—	37

	December 31, 2021
	Ordinary	Capital	Total

	(in thousands)
(a) Federal income taxes paid in prior years recoverable through loss carrybacks	—	—	—
(b) Adjusted gross deferred tax assets expected to be realized excluding the amount of deferred tax assets from (a) above after application of the threshold limitation	—	—	—
(the lesser of (b)1 and b(2) below	—	—	—

1) adjusted gross deferred tax assets expected to be realized following the balance sheet date	—	—	3,752
2) Adjusted gross deferred tax assets allowed per limitation threshold	—	—	—

(c) adjusted gross deferred tax assets (excluding amount of deferred tax assets	—	—	—
from (a) and (b) above, offset by gross deferred tax liabilities	33	12	45

(d) Deferred tax assets admitted as a result of application of SSAP 101 total ((a)+(b) (c))	33	12	45

Change
	Ordinary	Capital	Total

(in thousands)
(a) Federal income taxes paid in prior years recoverable through loss carrybacks	—	—	—
(b) Adjusted gross deferred tax assets expected to be realized excluding the amount of deferred tax assets from (a) above after application of the threshold limitation	—	—	—
(the lesser of (b)1 and b(2) below	—	—	—

1) adjusted gross deferred tax assets expected to be realized following the balance sheet date	—	—	(359)
2) Adjusted gross deferred tax assets allowed per limitation threshold	—	—	—

(c) adjusted gross deferred tax assets (excluding amount of deferred tax assets	—	—	—
from (a) and (b) above, offset by gross deferred tax liabilities
(d) Deferred tax assets admitted as a result of application of SSAP 101 total ((a)+(b) (c))	4	(12)	(8)

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

The Company’s deferred tax asset threshold limitation and adjusted risk-based capital (RBC) percentage used to determine recovery period and threshold limitation amounts were $24,855,356 and 2,204% and $25,662,404 and 1,948% as of December 31, 2022, and 2021, respectively.

The Company did not utilize any tax planning strategies which would have resulted in an increase of the Company’s adjusted gross deferred tax assets or net admitted deferred tax assets.

The change in deferred income taxes reported in unassigned deficit before considerations of non-admitted assets is comprised of the following:

	December 31
	2022	2021	Change

	(in thousands)
Adjusted gross deferred tax assets	$5,811	$4,386	$1,425
Valuation Allowance Adjustment Adjusted	(5,774)	(4,341)	(1,433)
Gross deferred tax liabilities	37	45	(8)

Net Deferred Tax Assets	—	—	—

Change in net unrealized losses			—
Other			—

Change in net deferred income tax			$—

The Company is not aware of any significant deferred tax liabilities that are not recognized in the current period financial statements.

Current income taxes incurred consist of the following major components:

	December 31,
	2022	2021	Change

	(in thousands)
Federal income tax expense on net (loss) gains from operations	$—	$—	$—
Federal Income tax expense on capital gains	—	52	(52)
Deferral of Capital (Loss) Gains Carryforwards	—	(52)	52
Other	—	—	—

Federal income taxes incurred	$—	$—	$—

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

	December 31,
	2021	2020	Change

	(in thousands)
Federal income tax expense on net (loss) gains from operations	$—	$(383)	$383
Federal Income tax expense on capital gains	52	—	52
Deferral of Capital (Loss) Gains Carryforwards	(52)	383	(435)
Other		(1)	1

Federal income taxes incurred	$—	$(1)	$1

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

		December 31,
		2022	2021	Change

		(in thousands)
Deferred tax assets
(a)	Ordinary:
	Policyholder reserves	$253	$286	$(33)
	Asset Adequacy reserve	735	851	(116)
	Net operating loss carry-forward	3,737	2,301	1,436
	Compensation accrual	119	—	119
	Other	40	58	(18)

(d)	Total gross ordinary deferred tax assets	$4,884	$3,496	$1,388

(e)	Non-admitted ordinary deferred tax assets	—	—	—

(f)	Admitted ordinary deferred tax assets	$4,884	$3,496	$1,388

(c)	Valuation Allowance Adjustment	(4,847)	(3,463)	(1,384)

(i)	Total admitted gross deferred tax assets	$37	$33	$4

(e)	Capital:
	Other	927	890	37

(d)	Total gross capital deferred tax assets	927	890	37
(c)	Valuation Allowance Adjustment	(927)	(878)	(49)
(g)	Nonadmitted deferred taxes-capital	—	—	—

(f)	Admitted capital deferred tax assets	—	12	(12)

(i)	Total admitted deferred tax assets	$37	$45	$(8)

Deferred tax liabilities
(g)	Ordinary:
	Investments	$37	$33	$4
	Unrealized losses	—	—	—
	Other	—	—	—

(h)	Total gross ordinary deferred tax liabilities	37	33	4

(g)	Capital:
	Other	—	12	(12)

(h)	Total gross capital deferred tax liabilities	—	12	(12)

	Total deferred tax liabilities	$37	$45	$(8)

	Net deferred tax assets	—	—	—

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

The valuation allowance adjustment to gross deferred tax assets as of December 31, 2022, 2021 and 2020 was $5,774,022, $4,340,827, and $0, respectively. The net change in the valuation allowance adjustments for the years ended December 31, 2022, 2021, and 2020 was $1,433,195, $4,340,827, and $0, respectively.

The provision for incurred federal taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The significant items causing this difference were as follows:

	December 31,
	2022	2021	2020

	(in thousands)
Current income tax incurred	$—	$—	$—
Change in net deferred income tax	—	3,172	(2,063)

Total income tax	$—	$3,172	$(2,063)

Net loss	$(6,611)	$(5,516)	$(7,669)
	21%	21%	21%

Provision computed at staturoy rate	$(1,388)	$(1,158)	$(1,610)

Meals & entertainment	1	1	1
Amortization of IMR	6	30	(3)
Change in deferred taxes on non-admitted assets	33	(43)	—
Change in Valuation Allowance	1,317	4,341	—
Other	32	1	(451)

Total income tax	$—	$3,172	$(2,063)

As of December 31, 2022, the Company has approximately $17,794,392 in net operating loss carryforwards and capital loss carryforwards of approximately $1,574,152.

As of December 31, 2021, the Company has approximately $10,958,195 in net operating loss carryforwards and capital loss carryforwards of approximately $1,574,152. The Company utilized capital loss carryforwards in 2021 of $248,036.

The Company had no aggregate amount of deposits admitted under Section 6603 of the Internal Revenue Service Code for the years ended December 31, 2022 or 2021.

The Company has no tax loss contingencies for which it is more likely than not that the total liability will significantly increase within twelve months of the reporting date.

The Company classifies all interest and penalties related to tax contingencies as income tax expense. Tax years 2019 through 2022 are open under the statute of limitations and remain subject to examination by the IRS.

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

7.	Annuity Actuarial Reserves and Deposit Liabilities Stopped

Withdrawal characteristics of annuity actuarial reserves and deposit-type contract funds and other liabilities without life or disability contingencies were as follows:

	December 31,
	2022	2021
	(in thousands)
Not subject to discretionary withdrawal	$20,295	$23,022

8.	Unpaid Claims

In 2022 and 2021 the unpaid accident and health claim liabilities, net of reinsurance, is zero.

9.	Capital and Surplus

The NAIC requires life and health insurance companies to maintain RBC, based on the various risk factors related to RBC, as specified by the NAIC. At December 31, 2022 and 2021, the Company met the RBC requirements.

The State Insurance Commissioner restricts the maximum dividend that Texas domiciled life insurance companies may pay in a twelve-month period without prior approval to the greater of 10% of policyholders’ surplus as of the prior year-end, or net gain from operations as of the prior year-end. In addition, the State Insurance Commission restricts the Company from paying dividends for a period of three years from the date of ownership change in connection with its approval of Brickell’s acquisition of the Company. Accordingly, no dividends have been paid to BIH.

10.	Related-Party Transactions

The Company records intercompany activity in accordance with the applicable intercompany agreement. As of December 31, 2022, the Company had a $780,000 note receivable due from Brickell, which was non-admitted. In addition, the Company also had an intercompany payable of $260,063 for direct expenses incurred under the shared services agreement. As of December 31, 2021, the Company recorded a receivable from Brickell of $875,000, and $1,085 from affiliates. In 2022 and 2021, the Company paid $594,000 and $794,000, respectively, in management fees under the management services agreement with Brickell.

11.	Contingencies

In the normal course of its business operations, the Company is involved in litigation from time to time with claimants, beneficiaries, and others. Ultimate liability, if any, of lawsuits pending at December 31, 2022, in the opinion of the Company, would not have a material adverse effect upon the Company.

The Company is subject to guaranty fund and other assessments by the states in which it writes business. Guaranty fund assessments should be accrued at the time of insolvencies. Other assessments should be accrued either at the time of assessment or, in the case of premium based assessments, at the time the premiums were written, or in the case of loss-based assessments, at the time the losses are incurred.

Merit Life Insurance Co.

Notes to Statutory Basis Financial Statements

December 31, 2022, 2021, and 2020

In accounts payable and accrued expenses, the Company accrued a liability for the guaranty fund, other assessments, premium tax payable and filing fees of approximately $77,899 and $153,374 as of December 31, 2022, and December 31, 2021, respectively. The Company has a guaranty fund assessment receivable of $4,229 in both 2022 and 2021. The Company has not received any notifications of insolvencies that could result in future guaranty fund or other assessments. This represents management’s best estimate based on information received from the states in which the Company has written business.

In 2021, the Company wrote-off $479,535 in the guaranty fund assessment receivable, as these were deemed to be unrecoverable. The charge was recorded to insurance taxes, licenses and fees in the statements of operations.

12.	Leases

The Company leases office equipment and office space under various non-cancelable lease agreements that expire through July 2025. Office equipment rent expenses were $2,745, $1,695, and $0 in 2022, 2021 and 2020, respectively. Office rent expenses in 2022, 2021, and 2020 were approximately $151,025, $69,412, and $71,116 respectively.

Year Ending	Amount
2023	$195,228
2024	130,533
2025	77,879

Total minimum future rental payments	$403,640

13.	Subsequent Events

The Company evaluated subsequent events through April 27, 2023, the date the statutory basis financial statements were available for issuance. There were no significant subsequent events that require adjustment to or disclosure in the accompanying statutory basis financial statements, except as noted below.

On March 2, 2023, Brickell made a capital contribution of $780,000 to satisfy the note receivable which was non-admitted as of December 31, 2022.

Supplemental Financial Information

See Report of Independent Certified Public Accountants on Supplemental Financial Information

Merit Life Insurance Co.

Supplemental Schedule of Assets and Liabilities

Statutory Basis of Accounting

As of December 31, 2022

Earned During the Year
Investment income earned
U.S. Government bonds	$42,721
Other bonds (unaffiliated)	1,586,064
Common Stocks (unafilliated)	4,961
Cash equivalents and short-term investments	5,659
Other invested assets	37,306

Gross investment income	$1,676,711

Bonds, cash equivalents and short-term bonds by contractual maturity and class

Bonds, cash equivalents and short-term bonds by contractual maturity (statement value)

Due within one year or less	$63,221
Over 1 year through 5 years	8,165,217
Over 5 years through 10 years	15,280,624
After 10 years	18,415,528
Loan-backed securities	8,589,713

Total by contractural maturity	$50,514,303

Bonds, cash equivalets and short-term bonds by class (statement value)

Class 1	$25,610,816
Class 2	21,465,408
Class 3	3,438,079
Class 4	—
Class 5	—
Class 6	—

Total by class	$50,514,303

Total bonds and cash equivalents publicly traded	$44,441,028

Total bonds and cash equivalents privately placed	$6,073,275

Cash on deposit	$1,012,331

Merit Life Insurance Co.

Supplemental Schedule of Assets and Liabilities

Statutory Basis of Accounting

As of December 31, 2022

2022
Life Insurance In Force
Ordinary	$106,236,000
Credit Life	$993,000
Amount of accidential death insurance in force under ordinary	$22,543,000

Annuities - Group
Amount of income payable	$3,487,000

Full-paid account balance	$—

Claim payments 2022
Other accident and health 2022	$—
2021	$—

2020	$—

2019	$—

2018	$—

Prior	$—

Credit accident and health 2022	$—
2021	$—

2020	$—

2019	$—

2018	$—

Prior	$—

Merit Life Insurance Co.

Supplemental Risk Interrogatories

Statutory Basis of Accounting

As of December 31, 2022

Investment Risk Interrogatories

1. The Company’s total admitted assets as reported on page two of the Annual Statement are $53,530,937

2. Following are the ten largest exposures to a single issuer/borrower/investment:

		Amount	Percentage of Total Admitted Assets
DBCCRE 14ARCP A SR SEQ FIX	Long Term Bonds	$4,192,774	7.7%
KRAFT HEINZ FOODS COMPANY	Long Term Bonds	$2,371,251	4.4%
HESS CORPORATION	Long Term Bonds	$2,145,126	3.9%
MEXICAN PETROLEUM	Long Term Bonds	$1,996,697	3.7%
LAZARD GROUP LLC	Long Term Bonds	$1,988,460	3.7%
CONSOLIDATED EDISON COMPANY OF NEW YORK	Long Term Bonds	$1,911,695	3.5%
BP CAPITAL MARKETS AMERICA INC.	Long Term Bonds	$1,500,000	2.8%
WELLS FARGO & COMPANY	Long Term Bonds	$1,448,682	2.7%
VALIDUS HOLDINGS LTD.	Long Term Bonds	$1,306,867	2.4%
BANK OF AMERICA CORPORATION	Long Term Bonds	$1,250,000	2.3%

3. Amounts and percentages of the Company’s total admitted assets held in bonds and preferred stocks, by NAIC designation, are:

NAIC 1	$25,547,596	47.0%	3.07	NAIC 1	$	0.0%
NAIC 2	$21,465,408	39.5%	3.08	NAIC 2	$	0.0%
NAIC 3	$3,438,077	6.3%	3.09	NAIC 3	$	0.0%
NAIC 4	$0	0.0%	3.10	NAIC 4	$	0.0%
NAIC 5	$0	0.0%	3.11	NAIC 5	$	0.0%
NAIC 6	$0	0.0%	3.12	NAIC 6	$	0.0%

Merit Life Insurance Co.

Supplemental Risk Interrogatories

Statutory Basis of Accounting

As of December 31, 2022

4. Following are the Company’s total admitted assets held in foreign investments:

Total Admitted Assets held in foreign investments: $6,204,796

Percentage of Admitted assets 11.5%

5. Aggregate foreign investment exposure categorized by NAIC sovereign designation:

	Amount	Percentage of Total Admitted Assets
Countries designated NAIC-1	$3,279,275	6.1%
Countries designated NAIC-2	$1,996,697	3.7%
Countries designated NAIC-3 or below	$928,824	1.7%

6. Two largest foreign investment exposures in a single country, categorized by the country’s NAIC sovereign designation:

	Amount		Percentage of Total Admitted Assets
Countries designated NAIC - 1:
Country 1: BERMUDA		$1,306,867	2.4%
Country 2: SAUDI ARABIA		$884,117	1.7%
Countries designated NAIC - 2:
Country 1: MEXICO		$1,996,697	3.7%
Country 2:	$		%
Countries designated NAIC - 3 or below:
Country 1: COLOMBIA		$928,824	1.7%
6.06 Country 2:	$		%

7. Aggregate unhedged foreign currency exposure:

	Amount	Percentage of Total Admitted Assets
Aggregate unhedged foreign currency exposure	$257,280	0.5%

8. Aggregate unhedged foreign currency exposure categorized by NAIC sovereign designation:

	Amount	Percentage of Total Admitted Assets
Countries designated NAIC-1	$		%
Countries designated NAIC-2	$		%
Countries designated NAIC-3 or below	$		%

Merit Life Insurance Co.

Supplemental Risk Interrogatories

Statutory Basis of Accounting

As of December 31, 2022

9. Two largest unhedged foreign currency exposures to a single country, categorized by the country’s NAIC sovereign designation: Merit held none.

Countries designated NAIC - 1:
Country 1: BERMUDA		$257,280	0.5%
Country 2:	$		%
Countries designated NAIC - 2:
Country 1:	$		%
Country 2:	$		%
Countries designated NAIC - 3 or below:
Country 1:	$		%
Country 2:	$		%

10. Ten largest non-sovereign (i.e. non-governmental) foreign issue)::

MEXICAN PETROLEUM	3.C FE	$1,996,697	3.7%
VALIDUS HOLDINGS LTD.	2.B FE	$1,306,867	2.4%
ECOPETROL S.A.	3.A FE	$928,824	1.7%
HALSEY 1 SUB SUB AVAILFUNDS VA	5.B GI	$789,476	1.5%
AERCAP IRELAND CAPITAL DESIGNATED ACTIVI	2.C FE	$298,814	0.6%
R&Q INSURANCE HOLDINGS LTD	6A	$257,280	0.5%

11. Amounts and percentages of the reporting entity’s total admitted assets held in Canadian investments and unhedged Canadian currency exposure: Merit’s investments are less than 2.5% of admitted assets. Merit held none.

12. Report aggregate amounts and percentages of the reporting entity’s total admitted assets held in investments with contractual sales restrictions: Merit held none.

13. Amounts and percentages of admitted assets held in the ten largest equity interests: Merit’s investments are less than 2.5% of admitted assets.

14. Amounts and percentages of the reporting entity’s total admitted assets held in nonaffiliated, privately placed equities: Merit held none.

15. Amounts and percentages of reporting entity’s total admitted assets held in general partnership interests: Merit held none.

16. Amounts and percentages of the reporting entity’s total admitted assets held in mortgage loans: Merit held none.

17. Aggregate mortgage loans loan-to-value ratios as determined from the most current appraisal as of the annual statement date: Merit held none.

18. Assets held in each of the five largest investments in one parcel or group of contiguous parcels of real estate reported in Schedule A. Merit held none.

19. Report aggregate amounts and percentages of the reporting entity’s total admitted assets held in investments held in mezzanine real estate loans: Merit held none.

Merit Life Insurance Co.

Supplemental Summary of Investments

Statutory Basis of Accounting

As of December 31, 2022

			Admitted Assets as
			Reported in the
	Gross Investment Holdings*		Annual Statement
		Percentage		Percentage
		of Total		of Total
		Invested		Invested
Investment Categories	Amount	Assets	Amount	Assets
Bonds:
U.S. treasury securities	$3,782,919	7.136%	$3,782,919	7.136%
Other Countries	884,117	1.668%	884,117	1.668%
US States, Territories	751,943	1.418%	751,943	1.418%
US Special Revenue & Special Assessment Obligations	3,339,319	6.299%	3,339,319	6.299%
Industrial and misc. US	33,103,071	62.445%	33,103,071	62.445%
Loan Backed Securities	8,589,713	16.203%	8,589,713	16.203%
Other Invested Asset	789,476	1.489%	789,476	1.489%
Equity interests:
Common Stocks, US	438,400	0.827%	438,400	0.827%
Common Stocks, Other countries	257,280	0.485%	257,280	0.485%
Cash and Equivalents	1,075,553	2.030%	1,075,553	2.030%

Total invested assets	$53,011,791	100.00%	$53,011,791	100.00%

*	Gross investment holdings as valued in compliance with NAIC Accounting Practices and Procedures Manual.

You should rely only on the information contained in this prospectus. We have not, and the principal underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the principal underwriter is not, making an offer to sell these Contracts to any person in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our web site is not part of this prospectus.

The table of contents is located on the inside of the front cover of this prospectus.

MERIT LIFE INSURANCE CO.

PROSPECTUS

All dealers effecting transactions in the Contracts are required to deliver a prospectus.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The Company will be offering the Contracts described in this prospectus to clients of wealth management firms that enter into an operating agreement with us. No commissions or other compensation will be provided to these firms, their advisors, or any affiliate of these firms or their advisors. Clients who wish to purchase a Contract will be able to apply directly, primarily through electronic means. Unless otherwise indicated by clients, prospectuses, contracts and reports all will be provided electronically.

The estimated expenses for the issuance and distribution of the Contracts described in this prospectus, other than any underwriting discounts and commissions, are as follows:

SEC Registrations Fees	$2,400.20
Estimated Printing and Filing Fees	$33,000
Estimated Accounting Fees and Expenses	$153,252
Estimated Legal Fees and Expenses	$130,000

Item 14.	Indemnification of Directors and Officers.

Our charter, as it is in effect upon the offering of your Contract, provides that we will indemnify our directors, officers, and employees, to the fullest extent permitted by Texas law.

We will also maintain director and officer liability insurance and have purchased a one (1) year Directors and Officers Insurance Policy provided by Volante International Ltd. and Talbot Underwriting Ltd. (“D&O Insurance”). The D&O Insurance covers up to $5 million in each claim for Directors and Officers Liability as well as $5 million in each claim for Professional Liability (for a total of $10 million combined coverage under each claim).

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit	Description

1	Underwriting and Servicing Agreement by and between Merit Life Insurance Company and INTE Securities LLC*

2.	Not Applicable

3.1	Amended and Restated Articles of Incorporation of Merit Life Insurance Co.*

3.2	Bylaws of Merit Life Insurance Co.*

4.1	Form of Fixed Contingent Annuity Contract*

4.2	Form of Fixed Contingent Annuity Contract Application*

4.3	Form of Group Fixed Contingent Annuity Contract****

5	Legal Opinion and Consent of Counsel, filed herewith

10.1	Stock Purchase Agreement between Springleaf Finance Corporation and Brickell Insurance Holdings LLC dated as of March 7, 2019*

10.2	Amendment No. 1 dated November 29, 2019 to the Stock Purchase Agreement between Springleaf Finance Corporation and Brickell Insurance Holdings LLC dated as of March 7, 2019*

10.3	Administrative Services Agreement by and between Merit Life Insurance Co. and American Health and Life Insurance Company dated as of April 1, 2019*

10.4	Administrative Services Agreement by and between Merit Life Insurance Co. and Triton Insurance Company dated as of April 1, 2019*

10.5	Reinsurance Agreement by and between Merit Life Insurance Co. and American Health and Life Insurance Company dated as of April 1, 2019*

10.6	Reinsurance Agreement by and between Merit Life Insurance Co. and Triton Insurance Company dated as of April 1, 2019*

10.7	Reinsurance Trust Agreement by and between American Health and Life Insurance Company, Merit Life Insurance Co., and JPMorgan Chase Bank, N.A. dated as of June 2, 2019*

10.8	Reinsurance Trust Agreement by and between Triton Insurance Company, Merit Life Insurance Co., and JPMorgan Chase Bank, N.A. dated as of June 2, 2019*

10.9	Capital Maintenance Agreement by and between 777 Partners LLC and Merit Life Insurance Co. dated as of February 6, 2020*

10.10	Intercompany Services Agreement by and between Merit Life Insurance Co. and Brickell Insurance Holdings LLC dated as of January 1, 2020*

10.11	Form of Operating Agreement with Wealth Management Firms*

10.12	NLT Annuity Administration Service Agreement**

10.13	Master Services Agreement by and between RadialSpark, LLC and Clear Capital*

16.1	Letter from BKD LLP regarding change in certifying accountant**

21	The registrant has no subsidiaries.

23	Consent of Grant Thornton LLP, Independent Certified Public Accountants, filed herewith

24.1	Powers of Attorney for Lori Pitta, Steven W. Pasko, Catherine Weatherford, Corwin Zass, and Dan Gray***

24.2	Power of Attorney for David M. Anderson****

24.3	Resolution of Board of Directors authorizing Chief Executive Officer to sign on Merit Life Insurance Co.’s behalf pursuant to power of attorney*****

24.4	Power of Attorney for Heather Gordon******

107	Not Applicable. See the facing sheet for Pre-Effective Amendment No. 3 to this Registration Statement filed with the SEC on April 27, 2021 for the Calculation of Registration Fee table.

*	Incorporated by reference to Pre-Effective Amendment No. 1 to this Registration Statement filed with the SEC on October 2, 2020.
**	Incorporated by reference to Pre-Effective Amendment No. 3 to this Registration Statement filed with the SEC on April 27, 2021.
***	Incorporated by reference to the signature page of Pre-Effective Amendment No. 3 to this Registration Statement filed with the SEC on April 27, 2021.
****	Incorporated by reference to Post-Effective Amendment No. 1 to this Registration Statement filed with the SEC on March 11, 2022.
*****	Incorporated by reference to Post-Effective Amendment No. 2 to this Registration Statement filed with the SEC on April 25, 2022.
******	Incorporated by reference to Post-Effective Amendment No. 3 to this Registration Statement filed with the SEC on March 22, 2023.

(a)

Financial Statement Schedules. The following financial statement schedules are filed as a part of this registration statement beginning on page F-1 of the prospectus: the statutory statements of admitted assets, liabilities, and capital and surplus as of December 31, 2022, 2021, and 2020 and the related statutory statements of operations and changes in capital and surplus, and cash flows for the years then ended, and the related notes to the statutory financial statements, as well as the supplemental schedule of assets and liabilities, the supplemental schedule of investment risk interrogatories, and the supplemental summary of investments.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(2)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering;

(4)

that, for purposes of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5)

that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing materials or information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser; and

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

5	Legal Opinion and Consent of Counsel

23	Consent of Grant Thornton LLP, Independent Certified Public Accountants

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Shelton, State of Connecticut, on April 28, 2023.

MERIT LIFE INSURANCE CO.

By:	/s/ David M. Anderson*
David M. Anderson
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David M. Anderson* David M. Anderson	President, Chief Executive Officer, and Director (Principal Executive Officer)	April 28, 2023

/s/ Heather Gordon* Heather Gordon	Chief Financial Officer and Chief Actuary (Principal Financial Officer)	April 28, 2023

/s/ Lori Pitta* Lori Pitta	Treasurer (Principal Accounting Officer)	April 28, 2023

/s/ Steven W. Pasko* Steven W. Pasko	Director	April 28, 2023

/s/ Catherine Weatherford* Catherine Weatherford	Director	April 28, 2023

/s/ Daniel L. Gray* Daniel L. Gray	Director	April 28, 2023

/s/ Corwin Zass* Corwin Zass	Director	April 28, 2023

*By: /s/ Gayle P. Levy		April 28, 2023
Executed by Gayle P. Levy, Esq., Attorney In Fact, on behalf of those indicated pursuant to powers of attorney.